EXHIBIT 99.1

SELECT ITEMS FROM LIVE NATION, INC.’S ANNUAL REPORT ON FORM 10-K

FOR THE YEAR ENDED DECEMBER 21, 2006

PART I

“Live Nation” (which may be referred to as the “Company”, “we”, “us” or “our”) means Live Nation, Inc. and its subsidiaries, or one of our segments or subsidiaries, as the context requires.

Special Note About Forward-Looking Statements

Certain statements contained in this Form 10-K (or otherwise made by us or on our behalf from time to time in other reports, filings with the Securities and Exchange Commission, news releases, conferences, internet postings or otherwise) that are not statements of historical fact constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, notwithstanding that such statements are not specifically identified. Forward-looking statements include, but are not limited to, statements about our financial position, business strategy, competitive position, potential growth opportunities, potential operating performance improvements, the effects of competition, the effects of future legislation or regulations and plans and objectives of our management for future operations. We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. Use of the words “may,” “should,” “continue,” “plan,” “potential,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “outlook,” “could,” “target,” “project,” “seek,” “predict,” or variations of such words and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, those set forth under Item 1A.—Risk Factors as well as other factors described herein or in our annual, quarterly and other reports we file with the Securities and Exchange Commission (collectively, “cautionary statements”). Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We do not intend to update these forward-looking statements, except as required by applicable law.

Item 1.	Business

Our Company

We are the world’s largest live music company. Our mission is to inspire passion for live music around the world. We are the largest promoter of live concerts in the world, the second-largest entertainment venue management company and have a rapidly growing online presence. We strive to create superior experiences for artists and fans, regularly promoting and/or producing tours for artists such as The Rolling Stones, Barbra Streisand, Madonna, U2 and Coldplay. Globally, we own, operate, have booking rights for and/or have an equity interest in more than 160 venues, including House of Blues® music venues and prestigious locations such as The Fillmore in San Francisco, Nikon at Jones Beach Theater in New York and London’s Wembley Arena. Our websites collectively are the second most popular entertainment/event websites in the United States, according to Nielsen//NetRatings. In addition, we also produce, promote or host theatrical, specialized motor sports and other live entertainment events. In 2006, we connected nearly 60 million fans with their favorite performers at approximately 26,000 events in 18 countries around the world.

Our principal executive offices are located at 9348 Civic Center Drive, Beverly Hills, California 90210 (telephone: 310-867-7000). Our principal website is www.livenation.com. Live Nation is listed on the New York Stock Exchange, trading under the symbol “LYV”.

Our Strategy

Our strategy is to streamline our business assets to focus on live music. We believe that this focus will enable us to increase shareholder value by developing new ancillary revenue streams around the live music event. We have begun, and will continue, to execute on this strategy through pursuing the objectives listed below.

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Divest Non-Core Assets. We are focused on building our live music business and ancillary services in major music markets around the world. As a result, we expect, where it is economically justifiable, to divest non-live music related business assets and/or underperforming live music business assets and use the net proceeds to re-invest in our core live music business, repay outstanding indebtedness or for general corporate purposes.

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Increase Our North American Platform. We believe the markets with the greatest live music profit potential in North America are markets within the top 25 designated market areas, or DMAs®, and those where we operate venues which can service artists with audiences of all sizes. Our North American venue expansion strategy includes, where economically feasible, to own and/or operate (i) a large capacity venue such as an amphitheater with a capacity up to 30,000, (ii) a mid-sized music venue with a capacity of up to 5,000 and (iii) a small-sized venue with a capacity of 2,000 or less. In addition, we believe that multi-day music festivals, often located outside of major metropolitan markets, such as our Jamboree in the Hills annual festival located in Morristown, OH, are a growing segment of the market in which we expect to increasingly participate. Festivals are already a significant part of our international business where we own, operate and/or have an equity interest in over 20 festivals. Finally, our focus in North America is on increasing our venue presence as the owner/operator of the venue generally has the right to sell the ticket.

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Increase Our International Platform. We plan to expand our international promoter presence to include the top music markets and population centers around the world and to selectively expand our international venue presence. We currently have operations in eight of the top ten recorded music markets globally. By extending our global presence, we benefit through the diversification of our operations to include local acts, generating synergies from the promotion of our global artists and capitalizing on multi-national sponsorships. In addition, our focus internationally is on increasing our promoter presence as the promoter of the concert/performance generally has the right to sell the ticket.

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Improve the Profitability of Our Existing Core Business. We continue to be focused on improving the profitability of our existing core live music operations by implementing strategies to improve promoter profit, to increase ancillary sales per fan at our venues, to capitalize on opportunities to reduce variable costs when renewing third-party vendor contracts and to limit fixed cost growth. For example, during 2006, one of our key focuses was to improve food and beverage sales per fan at our North American venues. We were able to accomplish 9.6% growth in food and beverage sales per fan by implementing such initiatives as value and simplified pricing, increased food and beverage selections, hawking and improved signage.

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Extend Relationships with Artists, Fans and Sponsors. We seek to develop deeper relationships with the artists, fans and sponsors with whom we work. We believe that we should be able to expand the business lines related to the live music event, such as the sale of tour merchandise and live concert DVDs as well as providing other products and services to fans and artists both before and after the concert, including the development of artist fan clubs and websites.

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Develop Online and Ancillary Services. Our goal is to be the leading online live music destination website. Our website, www.livenation.com, has been the second most popular entertainment/event site in North America since September 2006 according to Nielsen//NetRatings. During 2007 we will be rolling out local versions of www.livenation.com to our international operations. Currently, our website offers comprehensive information about live concerts throughout the United States regardless of whether they are Live Nation promoted events or not, and access to tickets and artist merchandise. Our aim is to continue to drive the popularity of our website by expanding our online offering thereby driving more traffic to our website and generating incremental revenue from additional ticket sales, merchandise sales, online advertising and other goods and services.

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Cultivate Brand Awareness. We believe that brands help drive audiences to our venues and events and are important to our overall success in the live music industry. In connection with our debut as a public company in December 2005, we established the Live Nation brand. In addition, we have a number of well-recognized live music brands around the world including House of Blues (ten small-sized music venues as of December 31, 2006 located in the United States) and The Fillmore (two mid-sized music venues as of December 31, 2006 located in the United States) which we expect to utilize with respect to our small- and mid-sized music venue growth strategy.

In order to achieve our objectives and successfully implement our strategies, we have made, and expect to continue to pursue, investments, acquisitions and divestitures that contribute to the above goals where the valuations, returns and growth potential are consistent with our long-term goal of increasing shareholder value. We believe that significant opportunities exist both in North American and international markets to expand our distribution network. However, our ability to make acquisitions and divestitures in the near term may be constrained by the limitations imposed by our senior secured credit facility, market conditions and our tax matters agreement with Clear Channel Communications (see below Our Relationship with Clear Channel — Tax Matters Agreement).

Our Assets

We believe we have a portfolio of assets that is unmatched in the live music industry.

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Distribution Network. We believe that our extensive global distribution network of promoters, venues and festivals provides us with a premier position in the live music industry. We believe we have one of the largest global networks of music promoters in the world, with offices in 23 cities in North America and a total of 17 countries worldwide. In addition, we own, operate, have booking rights and/or have an equity interest in over 160 venues located across six countries at December 31, 2006, making us, we believe, the second largest operator of entertainment venues in the world. We also believe that we produce one of the largest networks of music festivals in the world with over 20 festivals globally.

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Fans. During 2006, our events and venues were attended by nearly 60 million fans. Our database includes contact information for 21 million fans, providing us with the means to efficiently market our shows to these fans as well as offer them other music related products and services. This database is an invaluable asset that we are able to use to service our artists and corporate clients.

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Artists. We have extensive relationships with artists ranging from those acts that are just beginning their careers to superstars. In 2006, we promoted shows or tours for over 1,300 artists globally. We believe our artist relationships are a competitive advantage and will help us pursue our strategy to develop additional ancillary revenue streams around the live music event.

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Sponsors. We employed a sales force of approximately 275 people that worked with over 375 major sponsors during 2006, through a combination of local venue related deals and national deals, both in North America and internationally. Our sponsors include some of the most well-recognized national and global brands including Verizon, American Express, Ford and Nokia.

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Employees. At December 31, 2006, we employed approximately 4,400 full-time employees who are all dedicated to providing a first class service to our artists, fans and corporate sponsors. Many of our employees have decades of experience in promoting and producing live concerts, as well as operating live entertainment venues.

Our History

We were formed through acquisitions of various entertainment businesses and assets by our predecessors. On August 1, 2000, Clear Channel Communications, Inc. (“Clear Channel”) acquired our live entertainment business, which was initially formed in 1997. On August 2, 2005, we were incorporated in our current form as a Delaware corporation to own substantially all of the entertainment business of Clear Channel. In December 2005, the separation of the business previously conducted by Clear Channel’s live entertainment segment and sports representation business, now comprising our business, and the distribution by Clear Channel of all of our common stock to its shareholders, was completed in a tax free spin-off (the “Distribution,” the “Separation” or the “spin-off”). Following our separation from Clear Channel, we became a separate publicly traded company on the New York Stock Exchange trading under the symbol “LYV”.

Live Music Industry

The live music industry includes concert promotion and/or production. According to Pollstar, North American gross concert revenues increased from $2.8 billion in 2004 to $3.6 billion in 2006, a compound annual growth rate of approximately 13%. In the 2004 to 2006 period, our North American Music, International Music and Global Artists revenues, comprised of gross concert revenues, increased from $2.2 billion to $3.1 billion, a compound annual growth rate of 18%. We believe this growth was primarily due to increasing ticket prices for top-grossing acts and the continued desire of these acts such as Madonna, The Rolling Stones and U2, to continue touring.

Typically, to initiate live entertainment events or tours, booking agents directly contract with performers to represent them for defined periods. Booking agents then contact promoters, who will contract with them or directly with performers to arrange events. Booking agents generally receive fixed or percentage fees from performers for their services. Promoters earn revenues primarily from the sale of tickets. Performers are paid by the promoter under one of several different formulas, which may include fixed guarantees and/or a percentage of ticket sales or event profits. In addition, promoters may also reimburse performers for certain costs of production, such as sound and lights. Under guaranteed payment formulas, promoters assume the risks of unprofitable events. Promoters may renegotiate lower guarantees or cancel events because of insufficient ticket sales in order to reduce their losses. Promoters can also reduce the risk of losses by entering into global or national touring agreements with performers and including the right to offset lower ticket revenue shows with higher performing shows on the tour in the determination of overall artist fees.

For musical tours, one to four months typically elapse between booking performers and the first performances. Promoters, in conjunction with performers, managers and booking agents, set ticket prices and advertise events to cover expenses. Promoters market events, sell tickets, rent or otherwise provide venues (if not provided by booking agents) and arrange for local production services, such as stages and sets.

Venue operators typically contract with promoters to rent their venues for specific events on specific dates. Venue operators provide services such as concessions, parking, security, ushering and ticket-taking, and receive some or all of the revenues from concessions, merchandise, sponsorships, parking and premium seats. For the events they host, venue operators typically receive fixed fees or percentages of ticket sales, as well as percentages of total concession sales from the vendors and percentages of total merchandise sales from the merchandisers.

Theatrical Industry

The theatrical industry includes groups engaged in promoting, which is generally referred to in the theatrical industry as “presenting,” and producing live theatrical presentations. According to data from members of The League of American Theatres and Producers, Inc., gross ticket sales for the North American theatrical industry of touring Broadway theatrical performances has increased from $714 million during the 2003-04 season to $915 million during the 2005-06 season, a compounded annual growth rate of 13%. In the 2004 to 2006 period, our global theatrical revenues increased from $337.0 million to $388.4 million, a compounded annual growth rate of 7%.

Live theater consists mainly of productions of existing musicals and dramatic works and the development of new works. While musicals require greater investments of time and capital than dramatic productions, they are more likely to become touring theatrical shows. Producers of touring theatrical shows first acquire the rights to works from their owners, who typically receive royalty payments in return. Producers then assemble casts, hire directors and arrange for the design and construction of sets and costumes. Producers also arrange transportation and schedule shows with local presenters. Local presenters, who generally operate or have relationships with venues, provide all local services such as selling tickets, hiring local personnel, buying advertising and paying fixed guarantees to producers. Presenters then have the right to recover the guarantees plus their local costs from ticket revenues. Presenters and producers typically share any remaining ticket revenues. In order to secure exclusive touring rights, investors may take equity positions in Broadway (New York) or West End (London) shows. Touring rights are generally granted to investors for three to four years.

Other

Specialized Motor Sports Industry

The specialized motor sports industry includes promoters and producers of specialized motor sports events. Typical events include motorcycle road racing, supercross racing, monster truck shows, freestyle motocross events and other similar events. In general, most markets where we operate host one to four motor sports events each year, with larger markets hosting more events. Venue operators of stadiums and arenas typically work with producers and promoters to schedule individual events or full seasons of events. Corporate sponsorships and television exposure are important financial components that contribute to the success of a single event or a season of events.

Specialized motor sports events make up a growing segment of the live entertainment industry. This growth has resulted from additional demand in existing markets and new demand in markets, including Europe, where arenas and stadiums have been built. The increasing popularity of specialized motor sports over the last several years has coincided with the increased popularity of other professional motor sports events, such as professional auto racing, including the National Association for Stock Car Auto Racing, or NASCAR and the Indy Racing League, or IRL. A number of events are also broadcast domestically and internationally.

Our Business

We operate in five reportable business segments: North American Music, International Music, Global Artists, Global Digital and Global Theater. In addition, we operate in the specialized motor sports, sports representation and other businesses, which are included under “other.”

Information related to these operating segments and other operations for 2006, 2005 and 2004 is included in Note P – Segment Data in the Notes to Consolidated and Combined Financial Statements in Item 8.

North American Music. Our North American Music business principally involves the promotion of live music shows in our owned and/or operated venues and in rented third-party venues. For the year ended December 31, 2006, our North American Music business generated approximately $1.6 billion, or 44%, of our total revenues. We promoted over 7,000 live music events in 2006, including artists such as Dave Matthews Band and Toby Keith.

International Music. Our International Music business principally involves the promotion of live music shows in our owned and/or operated venues and in rented third-party venues and the production of music festivals. For the year ended December 31, 2006, our International Music business generated approximately $867.4 million, or 23%, of our total revenues. We promoted or produced over 2,000 live music events in 2006, including several large festivals in Europe, including Rock Werchter in Belgium, Lowlands Festival in Holland, and the Reading Festival and the Leeds Festival, both in the United Kingdom.

Global Artists. Our Global Artists business principally involves the production and/or promotion of global music tours as well as providing various services to artists. For the year ended December 31, 2006, our Global Artists business generated approximately $623.1 million, or 17%, of our total revenues. We produced or promoted over 100 live music events in 2006, including tours for artists such as the Rolling Stones, Madonna, and Barbra Streisand.

Global Digital. Our Global Digital business principally involves the management of our in-house ticketing operations and online and wireless distribution activities, including the development of our website. For the year ended December 31, 2006, our Global Digital business generated approximately $8.9 million, or 0.2%, of our total revenues. Our websites collectively are ranked as the second most popular entertainment/event websites in the United States, according to Nielsen//NetRatings.

Global Theater. Our Global Theater business principally involves the promotion and/or production of theatrical performances in our owned and/or operated venues and in rented third-party venues. For the year ended December 31, 2006, our Global Theater business generated approximately $388.4 million, or 10%, of our total revenues. In 2006, we presented and/or produced over 5,000 theatrical performances such as our production of Phantom of the Opera in Las Vegas, tours of Cats, Starlight Express and Chicago in the United Kingdom, our North American family show tours of Dora The Explorer Live and Dora’s Pirate Adventure, as well as North American touring productions of Wicked, The Lion King, Mamma Mia!, Spamalot, and Phantom of the Opera.

Other. We promote and/or produce specialized motor sports events in rented third-party venues. For the year ended December 31, 2006, we held over 500 specialized motor sports events in 2006 in stadiums, arenas and other venues including monster truck shows, supercross races, motocross races, freestyle motocross events, motorcycle road racing and dirt track motorcycle racing. We also provide integrated sports marketing and management services, primarily for professional athletes. Our marketing and management services generally involve the negotiation of player contracts with professional sports teams and endorsement contracts with major brands. We also provide ancillary services, such as financial advisory or management services to our clients. As of December 31, 2006, we had divested the majority of our sports representation business assets. For the year ended December 31, 2006, businesses included under “other” generated approximately $205.3 million, or 6%, of our total revenues.

Recent Acquisitions

Historic Theatre Group. In January 2006, we acquired a 51.0% interest in Historic Theatre Group which operates three theaters in the Minneapolis, Minnesota area that primarily host theatrical performances.

Angel Festivals. In May 2006, we acquired a 50.1% interest in Angel Festivals Limited, located in the United Kingdom, which owns various intellectual property rights related to dance festivals including Global Gathering.

Concert Productions International. In May 2006, we acquired a 50.1% interest in the touring business of a commonly owned group of companies operating under the name of Concert Productions International, or CPI, and a 50.0% interest in several entities in the non-touring business of CPI. Founded and led by entertainment industry veteran Michael Cohl, CPI provides full service global touring, having produced tours for top acts such as the Rolling Stones, Pink Floyd and U2. CPI has also developed additional revenue streams around the tours that it produces, such as VIP ticketing, fan clubs, merchandising and DVDs. Mr. Cohl also joined our board of directors in May 2006 in connection with this acquisition.

TRUNK, Ltd. In June 2006, we acquired a 51.0% interest in Cinq Group, LLC, which operates as TRUNK, Ltd (“Trunk”). Trunk is a specialty merchandise company located in the United States, that acquires licenses primarily from music artists to design, manufacture and sell merchandise through various distribution channels. This acquisition expands our artist merchandising services, further extending the live experience beyond the two-hour show.

Musictoday. In September 2006, we acquired a 51.0% interest in Musictoday, LLC (“Musictoday”), a leader in connecting artists directly to their fans through online fan clubs, artist e-commerce and fulfillment and artist fan club ticketing located in the United States. We believe this is another important step in our ongoing efforts to add complementary product lines to our live music and venue businesses.

House of Blues. In November 2006, we acquired HOB Entertainment, Inc. (“HOB” or “House of Blues”) which owns and/or operates ten branded clubs in Los Angeles, Anaheim, San Diego, Las Vegas, New Orleans, Chicago, Cleveland, Orlando, Myrtle Beach and Atlantic City; The Commodore Ballroom, a small-sized music venue in Vancouver; and eight amphitheaters in Seattle, Los Angeles, San Diego, Denver, Dallas, Atlanta, Cleveland and Toronto. The House of Blues® brand is one of the most highly recognizable names in live music and we are excited about the strong foothold House of Blues provides us in the small-sized music venue market. In addition, this acquisition also extends our music venue portfolio into Canada and amphitheater presence into key markets in the western United States, complementing our already strong East coast venues.

Gamerco. In December 2006, we acquired Gamerco, S.A., one of the largest concert promoters in Spain. Gamerco complements our existing global promotion portfolio and moves us closer to our goal to be in all of the top music markets worldwide.

Recent Divestitures

Consistent with our strategy to focus on our core live music business, we made several divestitures of non-music assets during 2006.

Sports Representation. During the first quarter of 2006, we sold a portion of our sports representation business assets in Los Angeles. In the second quarter of 2006 we sold substantially all of the golf related assets of our sports representation business. During the third quarter of 2006, we sold additional portions of our North American sports representation business assets including football, tennis, media and baseball. In the fourth quarter of 2006 we sold SFX Sports Group, Europe located in the United Kingdom. Our remaining sports representation business primarily specializes in the negotiation of professional sports contracts for the National Basketball Association and endorsement contracts for those clients.

Theatrical Assets. In April 2006, we sold our interest in a venue project, and a portion of certain prepaid production assets, theatrical productions and investments in nonconsolidated affiliates, all located in North America, and were reimbursed for certain expenses related to these assets. These assets were sold to an entity that is managed by two of our former officers.

Teatro Mayor and Teatro Calderon. In August 2006, we disposed of our interest in the Mayor and Calderon theaters in Spain.

Operating Segments

North American Music

Our North American Music segment principally involves the promotion of live music events in our owned and/or operated venues and in rented third-party venues.

As a promoter, we typically book performers, arrange performances and tours, secure venues, provide for third-party production services, sell tickets and advertise events to attract audiences. We earn revenues primarily from the sale of tickets and pay performers under one of several formulas, including a fixed guaranteed amount and/or a percentage of ticket sales or event profits. For each event, we either use a venue we own and/or operate, or rent a third-party venue. Revenues are generally related to the number of events, volume of ticket sales and ticket prices. Event costs such as artist and production service expenses are included in direct operating expenses and are typically substantial in relation to the revenues. As a result, significant increases or decreases in promotion revenue do not typically result in comparable changes to operating income.

As a venue operator, we contract with promoters to rent our venues for events and provide related services such as concessions, merchandising, parking, security, ushering and ticket-taking. We generate revenues primarily from the sale of food and beverages, parking, premium seating, venue sponsorships and ticket rebates earned on tickets sold through phone, outlet and internet by third-parties under our ticketing agreements for events we promote. In our amphitheaters, the sale of food and beverage is outsourced and we receive a share of the net revenues from the concessionaire which is recorded in revenue with no significant direct operating expenses associated with it. Revenues generated from venue operations typically have a higher margin than promotion revenues and therefore typically have a more direct relationship to operating income.

We actively pursue the sale of national and local sponsorships and placement of advertising, including signage and promotional programs. Many of our venues also have venue naming rights sponsorship programs. We believe national sponsorships allow us to maximize our network of venues and to arrange multi-venue branding opportunities for advertisers. Our national sponsorship programs have included companies such as American Express, Anheuser Busch and Verizon. Our local and venue-focused sponsorships include venue signage, promotional programs, on-site activation, hospitality and tickets, and are derived from a variety of companies across various industry categories.

International Music

Our International Music segment principally involves the promotion of live music events in our owned and/or operated venues and in rented third-party venues and the production of music festivals.

As a promoter, we typically book performers, arrange performances and tours, secure venues, provide for third-party production services, sell tickets and advertise events to attract audiences. We earn revenues primarily from the sale of tickets and pay performers under one of several formulas, including a fixed guaranteed amount and/or a percentage of ticket sales or event profits. For each event, we either use a venue we own and/or operate, or rent a third-party venue. Revenues are generally related to the number of events, volume of ticket sales and ticket prices. Event costs such as artist and production service expenses are included in direct operating expenses and are typically substantial in relation to the revenues. As a result, significant increases or decreases in promotion revenue do not typically result in comparable changes to operating income.

As a venue operator, we contract with promoters to rent our venues for events and provide related services such as concessions, merchandising, security, ushering and ticket-taking. We generate revenues primarily from rental income, the sale of food and beverages, venue sponsorships and ticket rebates earned on tickets sold through phone, outlet and internet by third-parties under our ticketing agreements for events we promote. Revenues generated from venue operations typically have a higher margin than promotion revenues and therefore typically have a more direct relationship to operating income.

Global Artists

Our Global Artists segment principally involves the production and/or promotion of global music tours as well as providing various services to artists.

As a producer, we generally hire artistic talent, develop sets and coordinate the actual performances of the events. We usually produce tours on a global basis. We generate revenues by sharing in a percentage of event or tour profits primarily related to the sale of tickets, merchandise and event and tour sponsorships. These production revenues are generally related to the size and profitability of the music tour. Artist and production costs, included in direct operating expenses, are typically substantial in relation to the revenues. As a result, significant increases or decreases in production revenue do not typically result in comparable changes to operating income.

In addition to global touring services, our Global Artist segment includes our newly formed Artist Nation division. Artist Nation was formed to partner with artists to manage their diverse rights, grow their fan bases and provide a direct connection to fans through our global distribution platform and marketing proficiencies. The division is comprised of recorded music and music publishing, merchandise, artist fan sites and ticketing, broadcast/digital media rights, and sponsorship and marketing services. Artist Nation currently generates revenue primarily through the sale of fan club memberships, artist and special event ticketing and merchandise. Direct operating expenses include the artist’s share of profits and cost of goods sold.

Global Digital

Within our Global Digital segment, we are engaged in managing our in-house ticketing operations and online and wireless distribution activities, including the development of our website. This segment derives the majority of its revenues from service charges earned on tickets sold through our in-house centralized ticketing operations and sponsorships. The tickets sold by this segment are the tickets that we are allowed to sell directly to customers in North America under our agreements with outside ticketing agencies. For these tickets, Global Digital pays our North American Music and Global Theater segments a ticket rebate equivalent to the amount that they would have received has the ticket been sold by an outside ticketing agency. The remainder of the service charge is retained by Global Digital.

Global Theater

Our Global Theater segment principally involves the presentation and production of touring and other theatrical performances, owning and/or operating theatrical venues and selling sponsorships and advertising.

As a presenter, we typically book touring theatrical performances of revivals of previous commercial successes and new productions of theatrical performances playing on Broadway in New York or the West End in London. We pre-sell tickets for our touring and other theatrical performances through one of the largest subscription series, Broadway Across America, in the United States and Canada (with 265,000 subscribers in the 2006-2007 season). We present these subscription series in approximately 44 touring markets in North America. Frequently, we invest in shows or productions to obtain touring rights and favorable scheduling to distribute them across our presentation network. In 2006, productions in which we had investments included The Producers, Guys and Dolls, The Sound of Music and Spamalot. Revenues are generally related to the number of events, volume of ticket sales and ticket prices. Event costs such as touring company and production service expenses are included in direct operating expenses and are typically substantial in relation to the revenues. As a result, significant increases or decreases in presentation revenue do not typically result in comparable changes to operating income.

We derive revenues from our theater venue operations primarily from rental income, sponsorships, concessions, merchandise and ticket rebates earned on tickets sold through phone, outlet and internet by third-parties under our ticketing agreements for events we present. For each theatrical event we host, we typically receive a fixed fee for the use of the venue, as well as fees representing a percentage of total concession sales from the vendors and total merchandise sales from the performer or tour producer. Revenues generated from theater venue operations typically have a higher margin than presentation revenues and therefore typically have a more direct relationship to operating income.

Other

Our specialized motor sports events are primarily held in stadiums and arenas and include monster truck shows, supercross races, motocross races, freestyle motocross events, motorcycle road racing and dirt track motorcycle racing. Other events included in this division are thrill acts and other motor sports concepts and events. Our specialized motor sports activities consist principally of the promotion and production of specialized motor sports events, which generate revenues primarily from ticket sales and sponsorships, as well as merchandising and video rights.

Our sports representation business specializes in the negotiation of professional sports contracts and endorsement contracts for clients. Our clients have endorsed numerous products, both domestically and internationally, for many high-profile companies. The amount of endorsement and other revenues that our clients generate is a function of, among other things, the clients’ professional performances and public appeal.

Within our sports representation business, we are engaged in talent representation, financial advisory services, consulting services, marketing and client endorsements and sponsorship sales. The terms of client representation agreements vary by sport, but on average are for a period of three years with automatic renewal options. In addition, we are generally entitled to the revenue streams generated during the remaining term of any contract we negotiate, even if our representation agreement expires or is terminated. The sports representation business primarily earns revenue ratably over the year or contract life.

As of December 31, 2006, we had sold the majority of our sports representation business assets.

Live Nation Venue Details

In the live entertainment industry, venues generally consist of:

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Stadiums — Stadiums are multi-purpose facilities, often housing local sports teams. Stadiums typically have 30,000 or more seats. Although they are the largest venues available for live music, they are not specifically designed for live music. At December 31, 2006, we did not own or lease any stadiums, although on occasion we may rent them for certain events.

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Amphitheaters — Amphitheaters are generally outdoor venues with between 5,000 and 30,000 seats that are used primarily in the summer season. We believe they are popular because they are designed specifically for concert events, with premium seat packages and better lines of sight and acoustics. At December 31, 2006, we owned 11, leased 28, operated five, had booking rights for seven and an equity interest in two amphitheaters located in North America.

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Arenas — Arenas are indoor venues that are used as multi-purpose facilities, often housing local sports teams. Arenas typically have between 5,000 and 20,000 seats. Because they are indoors, they are able to offer amenities other similar-sized outdoor venues cannot such as luxury suites and premium club memberships. As a result, we believe they have become increasingly popular for higher-priced concerts aimed at audiences willing to pay for these amenities. At December 31, 2006, we owned one, leased two, operated two and had booking rights for four arenas located in the United Kingdom and Ireland.

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Mid-Sized Music Venues — Mid-sized music venues are indoor venues that are built primarily for musical events. These venues typically have a capacity between 1,000 and 5,000. Because these venues have a smaller capacity than an amphitheater, they do not offer as much economic upside on a per show basis. However, because mid-sized music venues can be used year-round, unlike most amphitheaters, they can generate annual profits similar to those of an amphitheater. Mid-sized music venues represent less risk to concert promoters because they have lower fixed costs associated with hosting a concert and may provide a more appropriately sized venue for developing artists. At December 31, 2006, we owned six, leased 15, operated two, had booking rights for seven and an equity interest in one mid-sized music venues located in North America, the United Kingdom and Sweden.

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Small-Sized Music Venues — Small-sized music venues are indoor venues that are built primarily for musical events but may also include comedy clubs. These venues typically have a capacity of less than 1,000 and often without full fixed seating. Because of their small size, they do not offer as much economic upside, but they also represent less risk to a concert promoter because they have lower fixed costs associated with hosting a concert and also may provide a more appropriate size venue for developing artists. Small-sized music venues can also be used year-round and can therefore generate higher profits for the year, even though per show profits are lower. At December 31, 2006, we owned two, leased 11, operated one, had booking rights for seven and had an equity interest in three small-sized music venues in North America and the United Kingdom.

•

Small-Sized Music Venues – House of Blues — House of Blues venues are indoor venues that offer customers an integrated live music and dining experience. The live music halls are specially designed to provide optimum acoustics and typically can accommodate between 1,000 to 2,000 guests. A full-service restaurant and bar serving lunch, dinner and late night snacks seven days a week is located adjacent to the live music hall. We believe that the high quality of the food, service and atmosphere in our restaurants attracts customers to these venues independently from an entertainment event, and generates a significant amount of repeat business from local customers. At December 31, 2006, we leased ten House of Blues venues located in North America.

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Festival Sites — Festival sites are outdoor locations used primarily in the summer season to stage day-long or multi-day concert events featuring several performers. Depending on the location, festival site capacities can range from 10,000 to 120,000. We believe they are popular because of the value provided to the fan by packaging several performers for a day-long or multi-day event. While festival sites only host a few events each year, they can provide higher operating income because they have lower costs associated with producing the event and maintaining the site. The operating results from our festivals are recorded in our North American Music and International Music segments. At December 31, 2006, we owned two festival sites located in North America and the United Kingdom.

•

Theatrical Theaters — Theatrical theaters are generally indoor venues that are built specifically for theatrical events, with substantial aesthetic and acoustic consideration. These venues typically have less than 5,000 seats. Additionally, given their size, they are able to host events aimed at niche audiences. At December 31, 2006, we owned 11, leased nine, operated 13 and had an equity interest in three theatrical theaters located in North America, the United Kingdom and Spain.

At December 31, 2006, we owned, operated, had booking rights for and/or had an equity interest in the following domestic and international venues primarily used for music events:

Market and Venue	DMA® Region Rank (1)	Type of Venue	Live Nation’s Interest	Estimated Seating Capacity
NEW YORK, NY	1
PNC Bank Arts Center		Amphitheater	22-year lease that expires October 31, 2017	17,500
Nikon at Jones Beach Theater		Amphitheater	20-year license agreement that expires
			December 31, 2019	14,400
Randall’s Island		Amphitheater	Booking agreement	20,000
North Fork Theatre at Westbury		Mid-Sized	43-year lease that expires December 31, 2034	2,800
Irving Plaza		Small-Sized	10-year lease that expires October 31, 2016	1,000
Hammerstein Ballroom		Mid-Sized	Booking agreement	3,600
Gramercy Theatre		Small-Sized	10-year lease that expires December 31, 2016	600
Roseland Ballroom		Small-Sized	Booking agreement	3,700
LOS ANGELES, CA	2
Hyundai Pavilion at Glen Helen		Amphitheater	25-year lease that expires June 30, 2018	65,000
Verizon Wireless Amphitheater		Amphitheater	20-year lease that expires February 28, 2017	16,300
Gibson Amphitheatre		Amphitheater	15-year lease that expires September 9, 2014	6,185
Long Beach Arena		Arena	Booking agreement	13,500
The Wiltern		Mid-Sized	5-year lease that expires June 30, 2010	2,300
Avalon Hollywood		Small-Sized	Booking agreement	1,400
House of Blues — Sunset Strip		House of Blues	10-year lease that expires April 30, 2012	1,000
House of Blues — Anaheim		House of Blues	10-year lease that expires January 8, 2011	950
CHICAGO, IL	3
First Midwest Bank Amphitheatre		Amphitheater	Owned	28,600
Charter One Pavilion at Northerly Island		Amphitheater	3-year lease that expires December 31, 2007	8,500
Allstate Arena		Arena	Booking agreement	19,000
Rosemont Theater		Mid-Sized	Booking agreement	4,400
House of Blues — Chicago		House of Blues	20-year lease that expires November 23, 2016	1,300
PHILADELPHIA, PA	4
Tweeter Center at the Waterfront		Amphitheater	31-year lease that expires September 29, 2025	25,000
Tower Theater		Mid-Sized	Owned	3,050
Theater of the Living Arts		Small-Sized	Owned	810
Electric Factory		Small-Sized	Booking agreement	2,250
House of Blues — Atlantic City		House of Blues	15-year lease that expires June 30, 2020	2,300
SAN FRANCISCO — OAKLAND — SAN JOSE, CA	5
Shoreline Amphitheater at Mountain View		Amphitheater	20-year lease that expires December 31, 2025	22,000
Sleep Train Pavilion at Concord		Amphitheater	5-year management agreement that expires December 31, 2011	12,500
Mountain Winery		Amphitheater	Booking agreement	1,700
The Warfield		Mid-Sized	10-year lease that expires May 31, 2008	2,250
The Fillmore		Mid-Sized	10-year lease that expires August 31, 2007	1,200
Cobb’s Comedy Club		Small-Sized	10-year lease that expires November 1, 2015	150
Punch Line Comedy Club — San Francisco		Small-Sized	5-year lease that expires September 15, 2011	500
DALLAS — FORT WORTH, TX	6
Smirnoff Music Center		Amphitheater	20-year lease that expires December 31, 2008	20,100
BOSTON, MA	7
Tweeter Center for the Performing Arts		Amphitheater	Owned	19,900
Bank of America Pavilion		Amphitheater	Indefinite license agreement that expires 18 months after notification that pier is to be occupied for water dependent use	4,900
Orpheum Theatre		Mid-Sized	5-year operating agreement that expires December 31, 2010	2,700
Avalon		Small-Sized	Booking agreement	1,920
Paradise Rock Club		Small-Sized	Booking agreement	650
WASHINGTON, DC	8
Nissan Pavilion		Amphitheater	Owned	22,500
ATLANTA, GA	9

Market and Venue	DMA® Region Rank (1)	Type of Venue	Live Nation’s Interest	Estimated Seating Capacity
HiFi Buys Amphitheatre		Amphitheater	35-year lease that expires December 31, 2033	19,000
Chastain Park Amphitheatre		Amphitheater	10-year lease that expires December 31, 2010	6,400
The Tabernacle		Mid-Sized	10-year lease that expires January 31, 2008	2,500
Coca-Cola Roxy Theatre		Small-Sized	3-year lease that expires March 31, 2007	1,200
HOUSTON, TX	10
Cynthia Woods Mitchell Pavilion		Amphitheater	Booking agreement	16,400
Verizon Wireless Theater		Mid-Sized	10-year lease that expires December 31, 2007	2,900
DETROIT, MI	11
State Theatre		Mid-Sized	15-year lease that expires February 28, 2018	2,900
St. Andrews Hall		Small-Sized	Owned	820
TAMPA — ST. PETERSBURG - SARASOTA, FL	12
Ford Amphitheatre at the Florida
State Fairgrounds		Amphitheater	15-year lease that expires December 31, 2018	20,000
PHOENIX, AZ	13
Cricket Pavilion		Amphitheater	60-year lease that expires June 30, 2049	20,000
SEATTLE — TACOMA, WA	14
White River Amphitheatre		Amphitheater	25-year management agreement that expires October 31, 2028	20,000
MIAMI — FT. LAUDERDALE, FL	16
Revolution		Small-Sized	Booking agreement	1,000
CLEVELAND — AKRON, OH	17
Blossom Music Center		Amphitheater	15-year lease that expires October 31, 2014	19,550
Tower City Amphitheater		Amphitheater	6-year lease that expires April 30, 2011	5,500
Plain Dealer Pavilion		Amphitheater	3-year management agreement that expires December 31, 2008	5,000
Odeon		Small-Sized	Currently not in operation	900
House of Blues — Cleveland		House of Blues	20-year lease that expires November 19, 2024	1,200
DENVER, CO	18
Coors Amphitheatre		Amphitheater	15-year lease that expires December 31, 2007	16,820
City Lights Pavilion		Amphitheater	50% equity interest	5,000
The Fillmore Auditorium		Mid-Sized	Owned	3,600
Paramount Theatre		Mid-Sized	Booking agreement	1,850
ORLANDO — DAYTONA BEACH - MELBOURNE, FL	19
House of Blues — Orlando		House of Blues	15-year lease that expires September 1, 2012	2,100
SACRAMENTO — STOCKTON - MODESTO, CA	20
Sleep Train Amphitheatre		Amphitheater	Owned	18,500
Punch Line Comedy Club – Sacramento		Small-Sized	5-year lease that expires December 31, 2010	100
ST. LOUIS, MO	21
Verizon Wireless Amphitheater St. Louis		Amphitheater	Owned	21,000
The Pageant		Mid-Sized	50% equity interest	2,300
PITTSBURGH, PA	22
Post Gazette Pavilion		Amphitheater	45-year lease that expires December 31, 2034	23,100
INDIANAPOLIS, IN	25
Verizon Wireless Music Center		Amphitheater	Owned	24,400
The Lawn at White River State Park		Amphitheater	Booking agreement	6,000
The Murat Center		Mid-Sized	50-year lease that expires August 31, 2045	2,500
CHARLOTTE, NC	26
Verizon Wireless Amphitheater		Amphitheater	Owned	18,800
SAN DIEGO, CA	27
Coors Amphitheatre — San Diego		Amphitheater	20-year lease that expires October 31, 2023	19,490
Open Air Theater		Amphitheater	Booking agreement	4,790
Cox Arena		Arena	Booking agreement	12,500

Market and Venue	DMA® Region Rank (1)	Type of Venue	Live Nation’s Interest	Estimated Seating Capacity
4th and B		Small-Sized	3-year management agreement that expires September 30, 2009	1,500
House of Blues — San Diego		House of Blues	15-year lease that expires May 31, 2020	1,100
HARTFORD — NEW HAVEN, CT	28
New England Dodge Music Center		Amphitheater	40-year lease that expires June 30, 2035	24,200
Mohegan Sun Arena		Arena	Booking agreement	9,000
Chevrolet Theatre		Mid-Sized	Owned	4,560
RALEIGH — DURHAM, NC	29
Alltel Pavilion at Walnut Creek		Amphitheater	40-year lease that expires October 31, 2030	20,000
NASHVILLE, TN	30
Starwood Amphitheater		Amphitheater	Owned	17,500
KANSAS CITY, MO	31
Verizon Wireless Amphitheater		Amphitheater	5-year lease that expires December 31, 2007	18,000
Memorial Hall		Mid-Sized	2-year lease that expires December 31, 2007	3,200
COLUMBUS, OH	32
Germain Amphitheater		Amphitheater	Owned	20,000
CINCINNATI, OH	33
Riverbend Music Center		Amphitheater	Booking agreement	20,500
Taft Theatre		Mid-Sized	5-year lease that expires July 31, 2010	2,500
Bogart’s club		Small-Sized	5-year lease that expires September 30, 2007	1,470
MILWAUKEE, WI	34
Alpine Valley Music Theatre		Amphitheater	21-year management agreement that expires December 31, 2019	35,300
Marcus Amphitheater		Amphitheater	Booking agreement	23,000
SAN ANTONIO, TX	37
Verizon Wireless Amphitheater		Amphitheater	Owned	19,300
WEST PALM BEACH — FORT PIERCE, FL	38
Sound Advice Amphitheatre		Amphitheater	10-year lease that expires December 31, 2015	19,300
BIRMINGHAM, AL	40
Verizon Wireless Music Center – Birmingham		Amphitheater	Owned	10,550
NORFOLK — PORTSMOUTH — NEWPORT NEWS, VA	42
Verizon Wireless Virginia Beach Amphitheater		Amphitheater	30-year lease that expires December 31, 2026	20,000
LAS VEGAS, NV	43
House of Blues — Las Vegas		House of Blues	15-year lease that expires March 15, 2014	1,800
ALBUQUERQUE — SANTA FE, NM	45
Journal Pavilion		Amphitheater	20-year lease that expires April 16, 2021	12,000
Sandia Casino		Mid-Sized	Booking agreement	2,200
LOUISVILLE, KY	48
Palace Theatre		Mid-Sized	Owned	2,700
BUFFALO, NY	49
Darien Lake Performing Arts Center		Amphitheater	25-year lease that expires October 15, 2020	21,800
Dome Theatre		Small-Sized	Booking agreement	2,450
WILKES BARRE — SCRANTON, PA	53
Toyota Pavilion at Montage Mountain		Amphitheater	10-year lease that expires December 31, 2011	17,500
NEW ORLEANS, LA	54
House of Blues — New Orleans		House of Blues	35-year lease that expires October 14, 2027	1,000
ALBANY — SCHNECTADY — TROY, NY	56
Saratoga Performing Arts Center		Amphitheater	10-year license agreement that expires September 7, 2009	25,200
PORTLAND — AUBURN, ME	74
Portland Sports Complex		Mid-Sized	Booking agreement	3,500

Market and Venue	DMA® Region Rank (1)	Type of Venue	Live Nation’s Interest	Estimated Seating Capacity
State Theater		Mid-Sized	Booking agreement	1,750
BATON ROUGE, LA	93
Cypress Bayou Casino		Mid-Sized	Booking agreement	1,860
FLORENCE — MYRTLE BEACH, SC	105
House of Blues — Myrtle Beach		House of Blues	27-year lease that expires May 31, 2025	2,000
YAKIMA — PASCO — RICHLAND - KENNEWICK, WA	125
The Gorge Amphitheater		Amphitheater	20-year lease that expires October 31, 2023	20,000
WHEELING, WV STEUBENVILLE, OH	155
Capitol Music Hall		Mid-Sized	Owned	2,490
Jamboree in the Hills		Festival Site	Owned	35,000
TORONTO, CANADA	N/A
Molson Amphitheater		Amphitheater	50% equity interest	16,000
Koolhaus		Small-Sized	50% equity interest	2,400
The Guvernment		Small-Sized	50% equity interest	1,200
VANCOUVER, CANADA	N/A
Commodore Ballroom		Small-Sized	50% equity interest	1,100
LEICESTERSHIRE, ENGLAND	N/A
Donington Park (2)		Arena	24-year lease that expires December 31, 2021	100,000
LONDON, ENGLAND	N/A
Wembley Arena		Arena	15-year management agreement that expires March 31, 2021	12,750
Hammersmith Apollo		Mid-Sized	125-year lease that expires March 24, 2089	5,035
Forum		Mid-Sized	15-year lease that expires March 24, 2020	1,350
Astoria		Mid-Sized	15-year lease that expires December 31, 2008	1,800
Mean Fiddler		Mid-Sized	15-year lease that expires December 31, 2008	1,000
Jazz Café		Small-Sized	25-year lease that expires November 3, 2022	300
G-A-Y		Small-Sized	25-year lease that expires October 19, 2024	310
G-A-Y Late		Small-Sized	25-year lease that expires November 27, 2028	300
Borderline		Small-Sized	25-year lease that expires November 27, 2028	300
Media		Small-Sized	Currently not in operation	1,380
Old Fiddler		Small-Sized	Currently not in operation	500
Garage		Small-Sized	Currently not in operation	500
Universe		Small-Sized	Currently not in operation	200
Upstairs at the Garage		Small-Sized	Currently not in operation	150
MANCHESTER, ENGLAND	N/A
Manchester Apollo		Mid-Sized	Owned	3,500
READING, ENGLAND	N/A
Little John’s Farm		Festival Site	Owned	30,000
SHEFFIELD, ENGLAND	N/A
Hallam FM Arena Sheffield		Arena	18-year management agreement that expires March 31, 2008	11,250
SOUTHAMPTON, ENGLAND	N/A
Southampton Guildhall		Mid-Sized	25-year management agreement that expires February 10, 2028	1,750
CARDIFF, WALES	N/A
Cardiff International Arena		Arena	137-year lease that expires December 31, 2131	6,700
DUBLIN, IRELAND	N/A
The Point		Arena	Owned	8,500
STOCKHOLM, SWEDEN	N/A

Market and Venue	DMA® Region Rank (1)	Type of Venue	Live Nation’s Interest	Estimated Seating Capacity
Cirkus		Mid-Sized	10-year lease that expires March 31, 2009	3,000

(1)	DMA® region refers to a United States designated market area as of January 1, 2007. At that date, there were 210 DMA®s. DMA® is a registered trademark of Nielsen Media Research, Inc.

(2)	This venue was sold in January 2007.

At December 31, 2006, we owned, operated, and/or had an equity interest in the following domestic and international venues primarily used for theatrical events:

Market and Venue	DMA® Region Rank (1)	Type of Venue	Live Nation’s Interest	Estimated Seating Capacity
NEW YORK, NY	1
Hilton Theatre		Theatrical Theater	40-year lease that expires December 31, 2038	1,800
CHICAGO, IL	3
Ford Center Theater for the Performing Arts Oriental Theater		Theatrical Theater	Owned	1,815
The Cadillac Palace Theater		Theatrical Theater	50% equity interest	2,340
LaSalle Bank Theatre		Theatrical Theater	50% equity interest	2,000
PHILADELPHIA, PA	4
Merriam Theater		Theatrical Theater	10-year management agreement that expires August 31, 2010	1,850
Chestnut Theatre		Theatrical Theater	Currently not in operation	2,350
BOSTON, MA	7
The Opera House		Theatrical Theater	Owned	2,700
Colonial Theatre		Theatrical Theater	10-year lease that expires August 31, 2011	1,725
Charles Playhouse		Theatrical Theater	Owned	550
WASHINGTON, DC	8
Warner Theatre		Theatrical Theater	5-year lease that expires September 30, 2007	1,850
MINNEAPOLIS, MN	15
Historic Orpheum Theatre		Theatrical Theater	30-year management agreement that expires December 20, 2035	2,610
State Theater		Theatrical Theater	30-year management agreement that expires December 20, 2035	2,160
Pantages Theatre		Theatrical Theater	30-year management agreement that expires December 20, 2035	1,000
BALTIMORE, MD	24
France-Merrick Performing Arts Center		Theatrical Theater	20-year operating agreement that expires June 18, 2022	1,600
TORONTO, CANADA	N/A
Canon Theatre		Theatrical Theater	Owned	2,300
Panasonic Theatre		Theatrical Theater	Owned	710
ASHTON-UNDER-LYNE, ENGLAND	N/A
Tameside Hippodrome		Theatrical Theater	15-year management agreement that expires September 30, 2007	1,260
BIRMINGHAM, ENGLAND	N/A

Market and Venue	DMA® Region Rank (1)	Type of Venue	Live Nation’s Interest	Estimated Seating Capacity
Alexandra Theatre		Theatrical Theater	20-year lease that expires February 20, 2014	1,350
BRISTOL, ENGLAND	N/A
The Bristol Hippodrome		Theatrical Theater	Owned	1,980
FOLKSTONE, ENGLAND	N/A
Leas Cliff Hall		Theatrical Theater	20-year management agreement that expires August 20, 2023	1,510
GRIMSBY, ENGLAND	N/A
Grimsby Auditorium		Theatrical Theater	10-year management agreement that expires March 31, 2011	1,700
HASTINGS, ENGLAND	N/A
White Rock Theatre		Theatrical Theater	11-year management agreement that expires March 31, 2013	1,450
HAYES, ENGLAND	N/A
The Beck Theatre		Theatrical Theater	15-year management agreement that expires March 31, 2007	600
LIVERPOOL, ENGLAND	N/A
Liverpool Empire Theatre		Theatrical Theater	125-year lease that expires June 8, 2127	2,365
LONDON, ENGLAND	N/A
Lyceum Theatre		Theatrical Theater	150-year lease that expires November 21, 2138	2,095
Apollo Victoria Theatre		Theatrical Theater	Owned	2,600
The Dominion Theatre		Theatrical Theater	33% equity interest	2,100
MANCHESTER, ENGLAND	N/A
Palace Theatre Manchester		Theatrical Theater	Owned	1,995
Opera House Manchester		Theatrical Theater	Owned	1,915
OXFORD, ENGLAND	N/A
New Oxford Theatre		Theatrical Theater	75-year lease that expires December 24, 2007	1,780
O.F.S. Studio		Theatrical Theater	20-year lease that expires February 22, 2021	170
SOUTHPORT, ENGLAND	N/A
Southport Theatre		Theatrical Theater	12-year lease that expires March 31, 2008	1,600
SUNDERLAND, ENGLAND	N/A
Sunderland Empire		Theatrical Theater	25-year management agreement that expires December 31, 2029	2,025
TORBAY, ENGLAND	N/A
Princess Theatre		Theatrical Theater	60-year management agreement that expires November 30, 2058	1,490
YORK, ENGLAND	N/A
Grand Opera House York		Theatrical Theater	Owned	970
EDINBURGH, SCOTLAND	N/A
The Edinburgh Playhouse		Theatrical Theater	Owned	3,055
MADRID, SPAIN	N/A

Market and Venue	DMA® Region Rank (1)	Type of Venue	Live Nation’s Interest	Estimated Seating Capacity
Teatro Rialto		Theatrical Theater	10-year lease that expires February 28, 2014	1,100

(1)	DMA® region refers to a United States designated market area as of January 1, 2007. At that date, there were 210 DMA®s. DMA® is a registered trademark of Nielsen Media Research, Inc.

The following table summarizes the number of venues by type that we owned, operated, had booking rights for and/or had an equity interest in as of December 31, 2006.

Venue Type	Capacity	Owned	Leased	Operated	Booking Rights	Equity Interest	Total
Music Venues:
Festival Site	10,000 – 120,000	2	—	—	—	—	2
Amphitheater	5,000 – 30,000	11	28	5	7	2	53
Arena	5,000 – 20,000	1	2	2	4	—	9
Mid-Sized Music Venue	1,000 – 5,000	6	15	2	7	1	31
Small-Sized Music Venue	Less than 1,000	2	11	1	7	3	24
House of Blues	1,000 – 2,000	—	10	—	—	—	10

Sub-total		22	66	10	25	6	129
Theatrical Theater	Less than 5,000	11	9	13	—	3	36

Total		33	75	23	25	9	165

Venues currently not in operation		2	5	—	—	—	7

Competition

Competition in the live entertainment industry is intense. We believe that we compete primarily on the basis of our ability to deliver quality entertainment products and enhanced fan experiences from music concerts, touring theatrical performances and specialized motor sports events, including:

•	the quality of service delivered to our clients;

•	our track record in promoting and producing live entertainment events and tours both in the United States and internationally;

•	the scope and effectiveness of our expertise of marketing and sponsorship programs; and

•	our financial stability.

Although we believe that our entertainment products and services currently compete favorably with respect to such factors, we cannot provide any assurance that we can maintain our competitive position against current and potential competitors, especially those with significantly greater brand recognition, financial, marketing, service, support, technical and other resources.

North American Music, International Music and Global Artists. In the markets in which we promote musical concerts, we face competition from promoters, as well as from certain artists that promote their own concerts. We believe that barriers to entry into the promotion services business are low and that certain local promoters are increasingly expanding the geographic scope of their operations.

Our main competitors in the live music industry include Anschutz Entertainment Group, Jam Productions and Palace Sports & Entertainment, in addition to numerous smaller regional companies and various casinos in North America and Europe. Anschutz Entertainment Group operates under a number of different names including AEG Live, Concerts West and The Messina Group. Some of our competitors in the live music industry have a stronger presence in certain markets, and have access to other sports and entertainment assets, as well as greater financial resources and brand recognition, which may enable them to gain a greater competitive advantage in relation to us.

In markets where we own and/or operate a venue, we compete with other venues to serve artists likely to perform in that general region. In markets where we do not own or operate venues, we compete with other venues and promoters for popular tours. Consequently, touring artists have significant alternatives to our venues in scheduling tours. Our main competitors in venue management include SMG and Anschutz Entertainment Group, in addition to numerous smaller regional companies and various casinos in North America and Europe. Some of our competitors in venue management have a greater number of venues in certain markets as well as greater financial resources and brand recognition in those markets.

Our main competitors at the local market level for sponsorship consists of local sports teams with their new state of the art venues and strong local media packages. Additionally, our competitors locally can include festivals, theme parks and other local events. On the national level, our competitors include the major sports leagues that all sell sponsorships combined with significant national media packages.

Global Digital. In the online environment, we compete with other website companies to provide event information, sell tickets and provide other online services such as fan clubs and artist websites. Our main competitors for online event sites include Ticketmaster, Tickets.com and other secondary ticketing companies.

Global Theater. In the markets in which we present theatrical performances, we compete with other presenters to obtain presentation arrangements with venues and performing arts organizations, including markets with more than one venue suitable for presenting a touring or other theatrical show. We compete with other New York- and London-based production companies for the rights to produce particular shows. As a producer of Broadway and West End shows, we compete with producers of other theatrical performances for box office sales, talent and theater space. As the producer of a touring show, we compete with producers of other touring or other theatrical performances to book the production in desirable presentation markets.

Our main competitors in the global theatrical industry include Nederlander Producing Company of America, Mirvish Productions, The Shubert Organization, The Walt Disney Company and Jujamcyn Theaters in North America. In Europe, our competitors include Cameron Mackintosh, Really Useful Theater Group and Ambassadors Theatre Group, as well as smaller regional players. Some of our competitors in the theatrical industry have more Broadway show interests than we do in New York City, from which most North American theatrical touring productions originate. In addition, these competitors may have significantly greater brand recognition and greater financial and other resources, which could enable them to strengthen their competitive positions against us.

Other. Our main competitors in the specialized motor sports industry are primarily smaller regional promoters. On a broader level, we compete against other outdoor motor sports such as NASCAR and IRL, in the United States. Some of our competitors in the specialized motor sports industry, such as NASCAR, enjoy stronger brand recognition and larger revenues in the motor sports industry than we do and may have greater financial and other resources enabling them to gain a greater competitive advantage in relation to us.

Our Relationship with Clear Channel

In connection with our separation from Clear Channel, we entered into certain agreements with Clear Channel. The key terms of the principal agreements that continue to be operative are discussed in Note J to the consolidated and combined financial statements, under Item 8. Financial Statements and Supplementary Data and are summarized below:

Transition Services Agreement. In December 2005, we entered into a transition services agreement with an affiliate of Clear Channel, pursuant to which that affiliate has provided services to us including, but not limited to treasury, human resources, legal, and information systems. The charges for the transition services are intended to allow Clear Channel to fully recover the allocated direct costs of providing the services, plus all out-of-pocket costs and expenses, generally without profit. The allocation of costs is based on various measures depending on the service provided, including relative revenue, employee headcount or number of users of a service. As of December 31, 2006, the only significant services that Clear Channel continues to provide are information systems related services.

Tax Matters Agreement. In December 2005, we entered into a tax matters agreement with Clear Channel to govern the respective rights, responsibilities and obligations of Clear Channel and us with respect to tax liabilities and benefits, tax attributes, tax contests and other matters regarding income taxes, non-income taxes and preparing and filing tax returns, as well as with respect to any additional taxes incurred by us attributable to actions, events or transactions relating to our stock, assets or business following the spin-off, including taxes imposed if the spin-off fails to qualify for tax-free treatment under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”), or if Clear Channel is not able to recognize certain losses.

Government Regulations

We are subject to federal, state and local laws both domestically and internationally governing matters such as construction, renovation and operation of our venues, as well as:

•	licensing and permitting;

•	human health, safety and sanitation requirements;

•	the service of food and alcoholic beverages;

•	working conditions, labor, minimum wage and hour, citizenship, and employment laws;

•	compliance with The Americans with Disabilities Act of 1990 and the United Kingdom’s Disability Discrimination Act 1995;

•	sales and other taxes and withholding of taxes;

•	historic landmark rules; and

•	environmental protection.

We believe that our venues are in material compliance with these laws. The regulations relating to our food and support service in our venues are many and complex. A variety of regulations at various governmental levels relating to the handling, preparation and serving of food (including in some cases requirements relating to the temperature of food), the cleanliness of food production facilities, and the hygiene of food-handling personnel are enforced primarily at the local public health department level.

We also must comply with applicable licensing laws, as well as state and local service laws, commonly called dram shop statutes. Dram shop statutes generally prohibit serving alcoholic beverages to certain persons such as an individual who is intoxicated or a minor. If we violate dram shop laws, we may be liable to third parties for the acts of the patron. Although we generally hire outside vendors to provide these services at our larger operated venues and regularly sponsor training programs designed to minimize the likelihood of such a situation, we cannot guarantee that intoxicated or minor patrons will not be served or that liability for their acts will not be imposed on us.

We are also required to comply with The Americans with Disabilities Act of 1990, or the ADA, the United Kingdom’s Disability Discrimination Act 1995, or the DDA, and certain state statutes and local ordinances that, among other things, require that places of public accommodation, including both existing and newly constructed venues, be accessible to customers with disabilities. The ADA and DDA require that venues be constructed to permit persons with disabilities full use of a live entertainment venue. The ADA and DDA may also require that certain modifications be made to existing venues in order to make them accessible to patrons and employees who are disabled. In order to comply with the ADA, DDA and other similar ordinances, we may face substantial capital expenditures in the future.

From time to time, state and federal governmental bodies have proposed legislation that could have an effect on our business. For example, some legislatures have proposed laws in the past that would impose potential liability on us and other promoters and producers of live entertainment events for entertainment taxes and for other incidents that occur at our events, particularly relating to drugs and alcohol.

In addition, we and our venues are subject to extensive environmental laws and regulations relating to the use, storage, disposal, emission and release of hazardous and non-hazardous substances, as well as zoning and noise level restrictions which may affect, among other things, the hours of operations of our venues.

Employees

At December 31, 2006, we had approximately 4,400 full-time employees, including 3,200 domestic and 1,200 international employees, of which approximately 4,300 were employed in our operations departments and approximately 100 were employed in our corporate area.

Our staffing needs vary significantly throughout the year. Therefore, we also, from time to time, employ part-time or seasonal employees. At December 31, 2006, we employed approximately 5,400 seasonal part-time employees and during peak seasonal periods, particularly in the summer months, we have employed as many as 15,300 seasonal part-time employees. The stagehands at some of our venues, and the actors, musicians and others involved in some of our business operations are subject to collective bargaining agreements. Our union agreements typically have a term of three years and thus regularly expire and require negotiation in the course of our business. We believe that we enjoy good relations with our employees and other unionized labor involved in our events, and there have been no significant work stoppages in the past three years. Upon the expiration of any of our collective bargaining agreements, however, we may be unable to negotiate new collective bargaining agreements on terms favorable to us, and our business operations at one or more of our facilities may be interrupted as a result of labor disputes or difficulties and delays in the process of renegotiating our collective bargaining agreements. A work stoppage at one or more of our owned and/or operated venues or at our produced and/or presented events could have a material adverse effect on our business, results of operations and financial condition. We cannot predict the effect that new collective bargaining agreements will have on our expenses.

Executive Officers

Set forth below are the names and ages and current positions of our executive officers and other significant employees as of February 23, 2007.

Name	Age	Position
Michael Rapino	41	President and Chief Executive Officer and Director
Alan Ridgeway	40	Chief Financial Officer
Kathy Willard	40	Chief Accounting Officer
Michael Rowles	41	General Counsel
Bruce Eskowitz	48	Chief Executive Officer — North American Music
Arthur Fogel	53	Chairman — Global Music
Thomas O. Johansson	58	Chairman — International Music
David I. Lane	46	Chairman — Global Theatre and Chief Executive Officer — European Theatre
Bryan Perez	39	President — Global Digital
Carl B. Pernow	45	President — International Music
Steve K. Winton	45	Chief Executive Officer — North American Theater

Michael Rapino is our Chief Executive Officer and has served in this capacity since August 2005. He has also been on our board of directors since December 2005. From August 2004 to August 2005, Mr. Rapino was Chief Executive Officer and President of our Global Music division. From July 2003 to July 2004, Mr. Rapino served as Chief Executive Officer and President of our International Music division. From July 2001 to 2003, Mr. Rapino served as Chief Executive Officer of our European Music division. Prior to July 2001, Mr. Rapino was an executive in our marketing services group.

Alan Ridgeway is our Chief Financial Officer and has served in this capacity since September 2005. Prior to that, Mr. Ridgeway served as President of our European Music division. From October 2003 to 2004, Mr. Ridgeway was Chief Operating Officer of the European Music division. Mr. Ridgeway served as Chief Financial Officer for the European Music division from January 2002 to October 2003. Previously, he was Finance Director for Hertz Rent-A-Car’s French operation.

Kathy Willard is our Chief Accounting Officer and has served in this capacity since September 2005. Prior to that, Ms. Willard served as Chief Financial Officer of Clear Channel Entertainment from December 2004 to September 2005. From January 2001 to December 2004 she served as Senior Vice President and Chief Accounting Officer of Clear Channel Entertainment.

Michael Rowles is our General Counsel and has served in this capacity since March 2006. Previously, Mr. Rowles served as Senior Vice President, General Counsel and Secretary of Entravision Communications Corporation since September 2000.

Bruce Eskowitz is the Chief Executive Officer of our North American Music division and has served in this capacity since January 2007. From October 2005 to December 2006, Mr. Eskowitz was President and Chief Executive Officer of our Global Venues and Alliances division. Prior to that, he served as President and Chief Executive Officer of our Properties division from 2004 to October 2005. Prior to 2004, Mr. Eskowitz was President of our National Sales and Marketing division.

Arthur Fogel is the Chairman of our Global Music division and has served in this capacity since 2005. Previously, Mr. Fogel served as President of our Music Touring division since 1999.

Thomas O. Johansson is the Chairman of our International Music division and has served in this capacity since September 2004. Previously, Mr. Johansson served as the Chief Executive Officer of our subsidiary EMA Telstar Group, a company he founded in April 1969 and which we acquired in 1999.

David I. Lane is the Chairman of our Global Theatre division and Chief Executive Officer of our European Theatre division and has served in these capacities since 2005 and 2001, respectively.

Bryan Perez is the President of our Global Digital group and has served in this capacity since September 2005. Prior to that, Mr. Perez served as our Executive Vice President of Strategy and Business Development. From October 2002 through 2004, Mr. Perez was Executive Vice President of Marketing and Communications for the Dallas Stars Hockey Club. Previously, he was Executive Vice President of Business Development for Southwest Sports Group, LLC.

Carl B. Pernow is the President of our International Music division and has served in this capacity since September 2005. From 2004 to September 2005 he served as the Chief Financial Officer for our European Music division. From 1995 to 2004, he served as the Chief Financial Officer for our EMA Telstar Group, which the Company acquired in 1999.

Steven K. Winton is the Chief Executive Officer of our North American Theater division and has served in this capacity since May 2005. From January through March, 2005, Mr. Winton was President and Chief Operating Officer of the Naples Philharmonic Center in Naples Florida. In 2004, Mr. Winton served as the President of our North American Theater division. From 2002 to 2003, Mr. Winton was the Chief Operating Officer of our European Theater division. Previously, Mr. Winton was an Executive Vice President of our European Theatre division.

Available Information

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any materials we have filed with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

You can find more information about us at our internet website located at www.livenation.com. Our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and any amendments to those reports are available free of charge on our internet website as soon as reasonably practicable after we electronically file such material with the SEC.

Item 6.	Selected Financial Data

(In thousands, except per share data)

	Year Ended December 31, (1) (3)
	2002	2003	2004	2005	2006
Results of Operations Data:
Revenue	$2,473,319	$2,707,902	$2,806,128	$2,936,845	$3,711,715
Operating Expenses:
Direct operating expenses	1,853,096	2,039,499	2,185,127	2,310,925	2,997,863
Selling, general and administrative expenses	449,611	467,136	460,166	518,907	530,340
Depreciation and amortization	64,836	63,436	64,095	64,622	128,167
Loss (gain) on sale of operating assets	(15,241)	(978)	6,371	4,859	(11,640)
Corporate expenses	26,101	30,820	31,386	50,715	33,863

Operating income (loss)	94,916	107,989	58,983	(13,183)	33,122
Interest expense	3,998	2,788	3,119	6,059	37,218
Interest expense with Clear Channel Communications	58,608	41,415	42,355	46,437	—
Interest income	(2,102)	(6,870)	(3,221)	(2,506)	(12,446)
Equity in losses (earnings) of nonconsolidated affiliates	212	(1,357)	(2,906)	276	(8,407)
Minority interest expense	3,794	3,280	3,300	5,236	12,209
Other expense (income) — net	(2,024)	366	1,611	446	(1,220)

Income (loss) before income taxes and cumulative effect of a change in accounting principle	32,430	68,367	14,725	(69,131)	5,768
Income tax expense (benefit):
Current	40,102	(68,272)	(55,946)	(53,025)	26,876
Deferred	(11,103)	79,607	54,411	114,513	10,334

Income (loss) before cumulative effect of a change in accounting principle	3,431	57,032	16,260	(130,619)	(31,442)
Cumulative effect of a change in accounting principle, net of tax of $198,640(2)	3,932,007	—	—	—	—

Net income (loss)	$(3,928,576)	$57,032	$16,260	$(130,619)	$(31,442)

Basic and diluted net loss before cumulative effect of a change in accounting principle per common share				$(1.96)	$(0.48)

Cash dividends per share				$—	$—

	As of December 31, (1) (3)
(in thousands)	2002	2003	2004	2005	2006
Balance Sheet Data:
Total assets	$1,518,644	$1,495,715	$1,478,706	$1,776,584	$2,225,002
Long-term debt, including current maturities	$622,831	$617,838	$650,675	$366,841	$639,146
Redeemable preferred stock	$—	$—	$—	$40,000	$40,000
Business/Shareholders’ equity	$230,914	$188,283	$156,976	$636,700	$638,662

(1)	Acquisitions and dispositions significantly impact the comparability of the historical consolidated financial data reflected in this schedule of Selected Financial Data.

(2)	Cumulative effect of a change in accounting principle for the year ended December 31, 2002, related to impairment of goodwill recognized in accordance with the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

(3)	Prior to the Separation, the combined financial statements include amounts that are comprised of businesses included in the consolidated financial statements and accounting records of Clear Channel, using the historical bases of assets and liabilities of the entertainment business. As a result of the Separation, we recognized the par value and additional paid-in capital in connection with the issuance of our common stock in exchange for the net assets contributed at that time.

The Selected Financial Data should be read in conjunction with Management’s Discussion and Analysis.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion of our financial condition and results of operations together with the audited consolidated and combined financial statements and notes to the financial statements included elsewhere in this Annual Report. This discussion contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry, business and future financial results. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed under Item 1A. Risk Factors and other sections in this Annual Report.

Executive Overview

Beginning in 2006, we adjusted our reportable segments due to a reorganization of our business and a change in the way in which management views and manages our business. These segments were originally reported in 2006 as Events, Venues and Sponsorship and Digital Distribution. We also have operations in the sports representation and other businesses, which were included under “other”. In 2007, we again adjusted our reportable segments due to a reorganization of our business and a change in the way in which management views and manages our business. Our new segments are now North American Music, International Music, Global Artists, Global Digital and Global Theater. In addition, we have operations in the specialized motor sports, sports representation and other businesses, which are included under “other”.

This has been the first year of our transformation of Live Nation from a broad-based live entertainment company to a company focused on bringing live events and related products to music fans worldwide. This transformation has involved exiting some of our non-music businesses and acquiring other businesses involved in live music promotion and production and complementary services.

The highlights for each of our segments for 2006 are:

North American Music

•	For the year ended December 31, 2006, our number of events increased by 1,007 events to 7,857, a 15% increase over the same period of the prior year.

•

Of particular importance, we held 923 events in our owned and/or operated amphitheaters, an increase of 155 events in those venues over the prior year. This increase in events allowed us to increase overall operating income through higher food and beverage sales, sponsorships and increased ticket rebates. In addition, our amphitheater attendance increased by 1.2 million attendees over the same period of the prior year.

•

In addition to benefiting from this increased attendance, food and beverage initiatives that were implemented at the start of the year, including simplified and value pricing as well as improved food and beverage selections, continued to show improved results, with an increase in sales per attendee, as well as an overall increase in operating income.

•

The most significant event for our North American Music segment was the acquisition of HOB which was completed on November 3, 2006. HOB owns and/or operates ten House of Blues® venues, one club and eight amphitheaters. All of HOB’s venues are located in North America. This acquisition increased our small-sized music venue, West coast amphitheater and Canadian presence.

•	In addition to the acquisition of HOB, our venue portfolio was enhanced by adding the Gramercy Theatre in New York to our North American portfolio.

•

As part of our continuing plan to focus our operations in the top markets globally, as well as to appropriately maximize the value of our real estate portfolio, we are in the process of divesting of a small number of venues. Based on this decision, we have recorded an impairment of $22.7 million using an estimated sales price for the best use of the land or appraised value related to certain of these venue sites. We also recorded an additional impairment of $19.8 million related to venues that had an indicator that future operating cash flows may not support their carrying value using a comparison of the carrying value of these venues to their expected future cash flows based on estimated operating results.

International Music

•

For the year ended December 31, 2006, our number of events increased by 993 events to 2,451, a 68% increase over the same period of the prior year. In addition, our attendance increased by 1.8 million attendees over the same period of the prior year. These increases are largely driven by acquisitions.

•	Our venue portfolio was enhanced by obtaining a 15-year management agreement for Wembley Arena in London, England.

•	We ended the year by completing our acquisition of Gamerco SA, the leading live music promoter in Spain, which adds another important music market to our international network of promoters.

Global Artists

•	For the year ended December 31, 2006, our number of events increased by 56 events to 167, a 50% increase over the same period of the prior year.

•	Our acquisition of a controlling interest in CPI in May 2006 brought new global tours with major artists such as the Rolling Stones, Barbra Streisand and The Who.

•

In June 2006, we increased our ability to service fans and artists by acquiring 51% of Trunk. Trunk is a specialty merchandise company that acquires licenses, primarily from music artists, to design, manufacture and sell merchandise through various retail and online distribution channels.

•

In September 2006, we completed our acquisition of a majority interest in Musictoday, a leader in connecting artists directly to their fans through online fan clubs, artist e-commerce and fulfillment and artist fan club ticketing. We believe this is another key step in our ongoing efforts to add complementary product lines to our live music and venue businesses.

Global Digital

•	Our Global Digital segment successfully launched our new website, www.livenation.com, in June 2006. The site is continuing to be refined and new features will be launched during 2007.

•

Our Global Digital team continues its focus on increasing traffic to our website, www.livenation.com. With the integration of Musictoday, Live Nation’s websites collectively are now ranked as the second most popular entertainment/event site according to Nielsen//NetRatings with nearly 2 million unique visitors in the month of December 2006.

Global Theater

•	In April 2006, we sold our interest in a venue project (theaters in Planet Hollywood in Las Vegas) and a percentage of our interest in a production of Phantom of the Opera in Las Vegas.

Other Operations

•

We continued our divestiture of assets that are not part of the core focus of the business by selling the majority of the assets within our sports representation business. Our basketball representation business is now the only significant remaining asset left within our sports business.

Recent Developments

•	In January 2007, we have continued with the expansion of our international music promoter network through the acquisition of 51% of Jackie Lombard Productions, one of the leading promoters in France.

•	In January 2007, we added the 5,500 capacity Dodge Theater in Phoenix to our North American Music venue portfolio.

•	In January 2007, we continued to execute our plan to divest of our non-core businesses with the sale of Donington Park in England.

Our Separation from Clear Channel

We were formed through acquisitions of various entertainment businesses and assets by our predecessors. On August 1, 2000, Clear Channel acquired our entertainment business. On August 2, 2005, we were incorporated in our current form as a Delaware corporation to own substantially all of the entertainment business of Clear Channel. On December 21, 2005, the separation of the business previously conducted by Clear Channel’s live entertainment segment and sports representation business, now comprising our business, and the distribution by Clear Channel of all of our common stock to its shareholders, was completed in a tax free spin-off. Following our separation from Clear Channel, we became a separate publicly traded company on the New York Stock Exchange trading under the symbol “LYV”.

Basis of Presentation

Prior to the Separation, our combined financial statements include amounts that are comprised of businesses included in the consolidated financial statements and accounting records of Clear Channel, using the historical bases of assets and liabilities of the entertainment business. Management believes the assumptions underlying the combined financial statements are reasonable. However, the combined financial statements included herein may not reflect what our results of operations, financial position and cash flows would have been had we operated as a separate, stand-alone entity during the periods presented. As a result of the Separation, we recognized the par value and additional paid-in capital in connection with the issuance of our common stock in exchange for the net assets of Clear Channel’s entertainment business contributed at that time, and we began accumulating retained earnings and currency translation adjustments upon completion of the Separation. Beginning on December 21, 2005, our consolidated financial statements include all accounts of Live Nation and our majority owned subsidiaries and also variable interest entities for which we are the primary beneficiary.

Segment Overview

Following the Separation and the reorganization of our business, we changed our reportable segments, starting in 2006, to North American Music, International Music, Global Artists, Global Digital and Global Theater. In addition, we have operations in the specialized motor sports, sports representation and other businesses which are included under “other”. Previously, we operated in two reportable business segments: Global Music and Global Theater. In addition, previously included under “other” were our operations in the specialized motor sports, sports representation and other businesses. We have reclassified all periods presented to conform to the current period presentation.

North American Music

Our North American Music segment principally involves the promotion of live music events in our owned and/or operated venues and in rented third-party venues. While our North American Music segment operates year-round, we experience higher revenues during the second and third quarters due to the seasonal nature of shows at our outdoor amphitheaters, which primarily occur May through September.

As a promoter, we typically book performers, arrange performances and tours, secure venues, provide for third-party production services, sell tickets and advertise events to attract audiences. We earn revenues primarily from the sale of tickets and pay performers under one of several formulas, including a fixed guaranteed amount and/or a percentage of ticket sales or show profits. For each event, we either use a venue we own and/or operate, or rent a third-party venue. Revenues are generally related to the number of events, volume of ticket sales and ticket prices. Event costs, included in direct operating expenses, such as artist and production service expenses, are typically substantial in relation to the revenues. As a result, significant increases or decreases in promotion revenue do not typically result in comparable changes to operating income.

As a venue operator, we contract with promoters to rent our venues for events and we provide operational services such as concessions, merchandising, parking, security, ushering and ticket-taking. We generate revenues primarily from the sale of food and beverages, parking, premium seating, venue sponsorships and ticket rebates earned on tickets sold through phone, outlet and internet by third-parties under our ticketing agreements for events we promote. In our amphitheaters, the sale of food and beverages is outsourced and we receive a share of the net revenues from the concessionaire which is recorded in revenue with no significant direct operating expenses associated with it. Revenues generated from venue operations typically have a higher margin than promotion revenues and therefore typically have a more direct relationship to operating income.

We actively pursue the sale of national and local sponsorships and placement of advertising, including signage and promotional programs. Many of our venues also have venue naming rights sponsorship programs. We believe national sponsorships allow us to maximize our network of venues and to arrange multi-venue branding opportunities for advertisers. Our national sponsorship programs have included companies such as American Express, Anheuser Busch, Nokia and Verizon. Our local and venue-focused sponsorships include venue signage, promotional programs, on-site activation, hospitality and tickets, and are derived from a variety of companies across various industry categories.

To judge the health of our North American Music segment, management primarily monitors the number of confirmed events in our network of owned and/or operated and third-party venues, talent fees, average paid attendance and advance ticket sales. In addition, at our owned and/or operated venues, management monitors attendance, food and beverage sales per attendee, premium seat sales and corporate sponsorship sales.

International Music

Our International Music segment principally involves the promotion of live music events in our owned and/or operated venues and in rented third-party venues and the production of music festivals. While our International Music segment operates year-round, we experience higher revenues during the second and third quarters due to the seasonal nature of our international festivals, which primarily occur June through August.

As a promoter, we typically book performers, arrange performances and tours, secure venues, provide for third-party production services, sell tickets and advertise events to attract audiences. We earn revenues primarily from the sale of tickets and pay performers under one of several formulas, including a fixed guaranteed amount and/or a percentage of ticket sales or show profits. For each event, we either use a venue we own and/or operate, or rent a third-party venue. Revenues are generally related to the number of events, volume of ticket sales and ticket prices. Event costs, included in direct operating expenses, such as artist and production service expenses, are typically substantial in relation to the revenues. As a result, significant increases or decreases in promotion revenue do not typically result in comparable changes to operating income.

As a venue operator, we contract with promoters to rent our venues for events and we provide operational services such as concessions, merchandising, security, ushering and ticket-taking. We generate revenues primarily from rental income, the sale of food and beverages, venue sponsorships and ticket rebates earned on tickets sold through phone, outlet and internet by third-parties under our ticketing agreements for events we promote. Revenues generated from venue operations typically have a higher margin than promotion revenues and therefore typically have a more direct relationship to operating income.

To judge the health of our International Music segment, management primarily monitors the number of confirmed events in our network of owned and/or operated and third-party venues, talent fees, average paid attendance and advance ticket sales. In addition, at our owned and/or operated venues, management monitors attendance and food and beverage sales per attendee. Because this business is conducted in foreign markets, management looks at the operating results from our foreign operations on a constant dollar basis.

Global Artists

Our Global Artists segment principally involves the production and/or promotion of global music tours as well as providing various services to artists. While our Global Artists segment operates year-round, the timing of tours of top-grossing acts can impact comparability of quarterly results year over year, although annual results may not be impacted.

As a producer, we generally hire artistic talent, develop sets and coordinate the actual performances of the events. We usually produce tours on a global basis. We generate revenues by sharing in a percentage of event or tour profits primarily related to the sale of tickets, merchandise and event and tour sponsorships. These production revenues are generally related to the size and profitability of the music tour. Artist and production costs, included in direct operating expenses, are typically substantial in relation to the revenues. As a result, significant increases or decreases in revenue related to these music tours do not typically result in comparable changes to operating income.

In addition to global touring services, our Global Artist segment includes our newly formed Artist Nation division. Artist Nation was formed to partner with artists to manage their diverse rights, grow their fan bases and provide a direct connection to fans through our global distribution platform and marketing proficiencies. The division is comprised of recorded music and music publishing, merchandise, artist fan sites and ticketing, broadcast/digital media rights, and sponsorship and marketing services. Artist Nation currently generates revenue primarily through the sale of fan club memberships, artist and special event ticketing and merchandise. Direct operating expenses include the artist’s share of profit and cost of goods sold.

To judge the health of our Global Artists segment, management primarily monitors the number of confirmed events, paid attendance and tour contribution margin. In addition, for our Artist Nation services, management monitors the number of artist clients and revenue per artist client.

Global Digital

Our Global Digital segment is creating the new internet and digital platform for Live Nation. This segment is involved in managing our in-house ticketing operations and online and wireless distribution activities, including the development of our website. This segment derives the majority of its revenues from service charges earned on tickets sold through our in-house centralized ticketing operations and sponsorships. The tickets sold by this segment are the tickets that we are allowed to sell directly to customers in North America under our agreements with outside ticketing agencies. For these tickets, Global Digital pays our North American Music and Global Theater segments a ticket rebate equivalent to the amount that they would have received had the ticket been sold by an outside ticketing agency. The remainder of the service charge is retained by Global Digital.

To judge the health of our Global Digital segment, management primarily reviews the number of tickets sold through our in-house centralized ticketing operations and the number of unique visitors to our websites.

Global Theater

Our Global Theater segment principally involves the presentation and production of touring and other theatrical performances, owning and/or operating theatrical venues and selling sponsorships and advertising. While our Global Theater segment operates year-round, we experience higher revenues during the first, second and fourth quarters as the theatrical touring season typically runs from September to April.

As a presenter, we typically book touring theatrical performances of revivals of previous commercial successes and new productions of theatrical performances playing on Broadway in New York or the West End in London. We pre-sell tickets for our touring and other theatrical performances through one of the largest subscription series, Broadway Across America, in the United States and Canada. We occasionally invest in the theatrical shows or productions to obtain touring rights and favorable scheduling to distribute them across our presentation network. Revenues are generally related to the number of events, volume of ticket sales and ticket prices. Event costs, included in direct operating expenses, such as touring company and production service expenses, are typically substantial in relation to the revenues. As a result, significant increases or decreases in presentation revenue do not typically result in comparable changes to operating income.

We derive revenues from our theater venue operations primarily from rental income, sponsorships, concessions, merchandise and ticket rebates earned on tickets sold through phone, outlet and internet by third-parties under our ticketing agreements for events we present. For each theatrical event we host, we typically receive a fixed fee for the use of the venue, as well as fees representing a percentage of total concession sales from the vendors and total merchandise sales from the performer or tour producer. Revenues generated from theater venue operations typically have a higher margin than presentation revenues and therefore typically have a more direct relationship to operating income.

To judge the health of our Global Theater segment, management primarily monitors the number of confirmed events, average show profit, paid attendance and advance ticket sales. In addition, at our owned and/or operated theater venues, management monitors attendance, food and beverage sales per attendee and corporate sponsorship sales. Because a portion of our global theater business is conducted in foreign markets, management looks at the operating results from our foreign operations on a constant dollar basis.

Consolidated and Combined Results of Operations

	Year Ended December 31,			% Change	% Change
(in thousands)	2006	2005	2004	2006 vs. 2005	2005 vs. 2004
Revenue	$3,711,715	$2,936,845	$2,806,128	26%	5%
Operating expenses:
Direct operating expenses	2,997,863	2,310,925	2,185,127	30%	6%
Selling, general and administrative expenses	530,340	518,907	460,166	2%	13%
Depreciation and amortization	128,167	64,622	64,095	98%	1%
Loss (gain) on sale of operating assets	(11,640)	4,859	6,371	* *	* *
Corporate expenses	33,863	50,715	31,386	(33%)	62%

Operating income (loss)	33,122	(13,183)	58,983	* *	* *
Operating margin	1%	(0.5%)	2%
Interest expense	37,218	6,059	3,119
Interest expense with Clear Channel Communications	—	46,437	42,355
Interest income	(12,446)	(2,506)	(3,221)
Equity in losses (earnings) of nonconsolidated affiliates	(8,407)	276	(2,906)
Minority interest expense	12,209	5,236	3,300
Other expense (income) — net	(1,220)	446	1,611

Income before income taxes	5,768	(69,131)	14,725
Income tax expense (benefit):
Current	26,876	(53,025)	(55,946)
Deferred	10,334	114,513	54,411

Net income (loss)	$(31,442)	$(130,619)	$16,260

	Year Ended December 31,
(in thousands)	2006	2005	2004
Cash provided by (used in):
Operating activities	$17,628	$(3,917)	$122,453
Investing activities	$(376,071)	$(106,049)	$(84,076)
Financing activities	$268,294	$363,268	$20,699

Note:	Non-cash compensation expense of $1.6 million and $1.7 million is included in corporate expenses and selling, general and administrative expenses, respectively, for the year ended December 31, 2006. For the years ended December 31, 2005 and 2004, non-cash compensation expense of $1.3 million and $1.1 million, respectively, was included in corporate expenses and was based on an allocation from Clear Channel related to issuance of Clear Channel stock awards above fair value.

**	Percentages are not meaningful.

Key Operating Metrics

	Year Ended December 31,
	2006	2005	2004
Events
North American Music	7,857	6,850	7,557
International Music	2,451	1,458	1,164
Global Artists	167	111	66
Global Theater	5,264	5,478	6,101
Motor sports	560	551	595
Third-party rental events in Live Nation venues	9,286	8,783	7,449
Exhibitions and sports	358	3,544	4,548

Total events	25,943	26,775	27,480

Further detail of North American Music:
Owned and/or operated amphitheaters	923	768	861
All other	6,934	6,082	6,696

Total North American Music events	7,857	6,850	7,557

Attendance (rounded)
North American Music	24,730,000	22,405,000	23,814,000
International Music	8,581,000	6,790,000	7,469,000
Global Artists	3,254,000	3,395,000	852,000
Global Theater	7,747,000	9,074,000	9,820,000
Motor sports	4,641,000	4,643,000	4,626,000
Third-party rental attendance in Live Nation venues	10,791,000	9,484,000	8,534,000
Exhibitions and sports	203,000	2,903,000	5,069,000

Total attendance	59,947,000	58,694,000	60,184,000

Further detail of North American Music:
Owned and/or operated amphitheaters	8,329,000	7,124,000	7,686,000
All other	16,401,000	15,281,000	16,128,000

Total North American Music attendance	24,730,000	22,405,000	23,814,000

Note:	The 2006 International Music data includes 710 events and 221,000 attendees for 2006 for Mean Fiddler Music Group, Plc (“Mean Fiddler”) venues in the United Kingdom. The 2006 third-party rental data includes 526 events and 349,000 attendees for 2006 for Mean Fiddler venues in the United Kingdom. The data for Mean Fiddler for 2005 is not available.

Third-party rental events and attendance includes data for all segments.

Certain reclassifications have been made to the 2005 and 2004 events and attendance information to conform to the 2006 presentation.

Revenue

Our revenue increased $774.9 million, or 26%, during the year ended December 31, 2006 as compared to the same period of the prior year primarily due to increases in revenue from our North American Music, International Music, Global Artists and Global Theater segments of $277.3 million, $164.4 million, $324.5 million and $49.0 million, respectively, partially offset by a decrease in revenue in our other operations of $41.1 million. The total increase in revenues includes the impact of our acquisitions during the year. Included in the increase in revenue for the year ended December 31, 2006 is approximately $39.6 million from increases in foreign exchange rates as compared to the same period of 2005.

Our revenue increased $130.7 million, or 5%, during the year ended December 31, 2005 as compared to the same period of the prior year primarily due to an increase in revenues from our North American Music, International Music and Global Artists segments of $9.5 million, $94.5 million and $22.8 million, respectively. Partially offsetting the increase in revenue for the year ended December 31, 2005 is approximately $7.3 million of decreases in revenue from decreases in foreign exchange rates as compared to the same period of 2004.

More detailed explanations of the years ended 2006 and 2005 changes are included in the applicable segment discussions contained herein.

Direct operating expenses

Our direct operating expenses increased $686.9 million, or 30%, during the year ended December 31, 2006 as compared to the same period of the prior year primarily due to increases in direct operating expenses in our North American Music, International Music, Global Artists and Global Theater segments of $240.9 million, $137.0 million, $280.1 million and $44.5 million, respectively, partially offset by a decrease in our other operations of $14.6 million. We recorded write-downs on certain prepaid production costs related to DVDs and a theatrical production of $4.8 million during 2006 in our Global Theater segment and other operations. Direct operating expenses in 2005 included $13.4 million of write-offs of advances on certain music and theater projects and other reorganization costs. Included in the increase in direct operating expenses for the year ended December 31, 2006 is approximately $32.2 million from increases in foreign exchange rates as compared to the same period of 2005.

Our direct operating expenses increased $125.8 million, or 6%, during the year ended December 31, 2005 as compared to the same period of the prior year primarily due to increases in direct operating expenses in our North American Music, International Music, Global Artists, Global Theater segments and other operations of $19.6 million, $55.1 million, $21.0 million, $18.7 million and $14.5 million, respectively. Partially offsetting the increase in direct operating expenses for the year ended December 31, 2005 is approximately $4.5 million of decreases in direct operating expenses from decreases in foreign exchange rates as compared to the same period of 2004.

Direct operating expenses include artist fees, show related marketing and advertising expenses along with other costs.

More detailed explanations of the years ended 2006 and 2005 changes are included in the applicable segment discussions contained herein.

Selling, general and administrative expenses

Our selling, general and administrative expenses increased $11.4 million, or 2%, during the year ended December 31, 2006 as compared to the same period of the prior year primarily due to increases in selling, general and administrative expenses of our North American Music, International Music and Global Artists segments of $20.9 million, $20.6 million and $18.4 million, respectively, partially offset by decreases in our Global Theater segment and other operations of $10.8 million and $46.4 million, respectively. Partially offsetting the overall increase was a reduction of $7.0 million related to certain pre-acquisition contingencies for legal matters which were resolved during the year. In addition there were reductions due to expenses of approximately $45.0 million related to severance costs and litigation contingencies and expenses that were recorded during the year ended December 31, 2005. Included in the increase in selling, general and administrative expenses for the year ended December 31, 2006 is approximately $2.6 million from increases in foreign exchange rates as compared to the same period of 2005.

Our selling, general and administrative expenses increased $58.7 million, or 13%, during the year ended December 31, 2005 as compared to the same period of the prior year primarily due to increases in selling, general and administrative expenses of our North American Music and International segments of $28.3 million and $26.7 million, respectively. We recorded $45.0 million related to severance costs and litigation contingencies during 2005. Partially offsetting the increase in selling, general and administrative expenses for the year ended December 31, 2005 is approximately $1.5 million of decreases in selling, general and administrative expenses from decreases in foreign exchange rates as compared to the same period of 2004.

More detailed explanations of the years ended 2006 and 2005 changes are included in the applicable segment discussions contained herein.

Depreciation and amortization

Our depreciation and amortization increased $63.5 million, or 98%, during the year ended December 31, 2006 as compared to the same period of the prior year primarily due to increases in depreciation and amortization of our North American Music, International Music, Global Artists and Global Theater segments of $43.8 million, $9.2 million, $5.8 million and $6.6 million, respectively. Driving this increase was an impairment charge of $51.6 million primarily related to several amphitheaters and one theater development project that is no longer being pursued.

More detailed explanations of the year ended 2006 change are included in the applicable segment discussions contained herein.

Loss (gain) on sale of operating assets

Our gain on sale of operating assets increased $16.5 million during the year ended December 31, 2006 as compared to the same period of the prior year primarily due to gains recorded in 2006 on the sale of portions of our sports representation business assets related to basketball, golf, football, tennis, media, baseball, soccer and rugby. These gains were partially offset by a loss recorded in 2006 on the disposal of certain theatrical venue interests in Spain and a loss recorded in 2005 on the sale of certain exhibition assets.

Our loss on sale of operating assets decreased $1.5 million during the year ended December 31, 2005 as compared to the same period of the prior year primarily due to a loss recorded in 2004 on the sale of our international leisure center operations. During 2005, we recorded a smaller loss on the sale of certain exhibition and music publishing assets.

Corporate expenses

Corporate expenses decreased $16.9 million, or 33%, during the year ended December 31, 2006 as compared to the same period of the prior year primarily due to $17.0 million of litigation contingencies and expenses related to a case settled in 2005 and $4.7 million of severance expense recorded in 2005. Partially offsetting these decreases were increases in consultant expense primarily related to corporate functions that were provided by Clear Channel in 2005 and insurance expense primarily due to increased rates in 2006.

Corporate expenses increased $19.3 million, or 62%, during the year ended December 31, 2005 as compared to the same period of the prior year primarily due to $17.0 million of litigation contingencies and expenses related to a case settled in 2005 and $4.7 million of severance expenses recorded in 2005.

Interest expense

Interest expense increased $31.2 million during the year ended December 31, 2006 as compared to the same period of the prior year primarily due to interest expense related to our term loans, revolving credit facility and redeemable preferred stock, which did not exist until late December 2005, and a loan from a minority interest holder, which occurred in the third quarter of 2005. Partially offsetting the increase was interest expense recorded in 2005 related to a contingent purchase price payment for a prior acquisition.

Interest expense increased $2.9 million during the year ended December 31, 2005 as compared to the same period of the prior year primarily due to $1.1 million of interest related to a contingent purchase price payment related to a prior acquisition and $0.7 million of interest expense related to our term loan and redeemable preferred stock.

Our debt balances, including redeemable preferred stock, and weighted average cost of debt were $679.1 million and 8.18%, respectively, at December 31, 2006, and $406.8 million and 7.28%, respectively, at December 31, 2005.

Interest expense with Clear Channel Communications

The increases and decreases in interest expense with Clear Channel Communications are directly related to the respective increase or decrease in average debt outstanding as the rate charged remained relatively consistent throughout the periods. As of December 21, 2005, this debt was repaid to or contributed to our capital by Clear Channel.

Our weighted average cost of debt during all periods was 7.0%. Our debt balance owed to Clear Channel as of December 31, 2004 was $628.9 million.

Interest income

Interest income increased $9.9 million during the year ended December 31, 2006 as compared to the same period of the prior year primarily due to interest income earned on excess cash invested in money market funds and other short-term investments. Excess cash balances in 2005 were used to pay down intercompany debt with Clear Channel and therefore did not generate interest income.

Equity in losses (earnings) of nonconsolidated affiliates

Equity in losses (earnings) of nonconsolidated affiliates increased $8.7 million during the year ended December 31, 2006 as compared to the same period of the prior year primarily due to an increase in earnings from our investments in NBC-Live Nation Ventures, LLC, Dominion Theatre and Marek Lieberberg Konzertagentur, partially offset by losses on other investments. Additionally, in 2005 we recorded a write-down of $4.9 million on an investment with no similar significant write-down in 2006.

Equity in losses (earnings) of nonconsolidated affiliates decreased $3.2 million during the year ended December 31, 2005 as compared to the same period of the prior year primarily as a result of impairments and losses in several of our nonconsolidated affiliates during 2005.

Minority interest expense

Minority interest expense increased $7.0 million during the year ended December 31, 2006 as compared to the same period of the prior year primarily due to our acquisition of controlling interests in the CPI entities during the second quarter of 2006.

Minority interest expense increased $1.9 million during the year ended December 31, 2005 as compared to the same period of the prior year primarily due to our acquisition of a 50.1% interest in Mean Fiddler during the third quarter of 2005.

Income Taxes

Our effective tax rate is 645% for 2006 compared to an effective tax rate of (89)% in 2005. Our effective tax rate for 2006 would be 134% excluding the impact of valuation allowances recorded against increases in deferred tax assets related to impairments recorded during the year or 71% excluding combined effects of tax reserves and these valuation allowances.

The negative effective tax rate in 2005 was due primarily to a valuation allowance recorded against deferred tax assets during the fourth quarter of 2005 and other nondeductible expenses incurred. This effective tax rate represents net tax expense of $37.2 million and $61.5 million for the years ended December 31, 2006 and 2005, respectively. The net decrease in tax expense is primarily attributable to increases in taxable income and a reduction in deferred tax expense due to a smaller valuation allowance adjustment in 2006. Our effective tax rate is higher than the U.S. statutory rate of 35% due primarily to nondeductible expenses, state income taxes, tax reserves and tax rate differences since a significant portion of our full year earnings are subject to tax in countries other than the United States.

Current tax benefit for the year ended December 31, 2005 decreased $2.9 million as compared to the same period of the prior year. Deferred tax expense increased $60.1 million for the year ended December 31, 2005 as compared to the same period of the prior year. The increase in deferred tax expense is primarily due to the $77.3 million valuation reserve recorded in the fourth quarter of 2005 and subsequent to our separation from Clear Channel related to our deferred tax asset. As a subsidiary of Clear Channel, taxable losses of our subsidiaries were able to be utilized under a consolidated income tax return with Clear Channel. After the Separation, our deferred tax asset had to be evaluated on a stand-alone basis based on prior historical taxable income. Since we have had a history of taxable losses, we recorded a valuation allowance against this asset.

North American Music Results of Operations

Our North American Music segment operating results were as follows:

	Year Ended December 31,			% Change	% Change
(in thousands)	2006	2005	2004	2006 vs. 2005	2005 vs. 2004
Revenue	$1,629,247	$1,351,942	$1,342,439	21%	1%
Operating expenses:
Direct operating expenses	1,357,414	1,116,467	1,096,823	22%	2%
Selling, general and administrative expenses	238,940	218,029	189,731	10%	15%
Depreciation and amortization	77,775	33,973	31,369	129%	8%
Loss (gain) on sale of operating assets	(63)	109	(1,127)	* *	* *

Operating income (loss)	(44,819)	(16,636)	25,643	169%	* *
Operating margin	(3%)	(1%)	2%

**	Percentages are not meaningful.

Year Ended 2006 Compared to Year Ended 2005

North American Music revenue increased $277.3 million, or 21%, during the year ended December 31, 2006 as compared to the same period of the prior year primarily due to increases in the number of events and related attendance at our owned and/or operated amphitheaters of 155 and 1.2 million, respectively, as we focused on increasing the bookings for these venues. This increase was partially achieved through successful packaging of artists such as Def Leppard and Journey. In addition, the increased attendance at our owned and/or operated amphitheaters and increased attendance from third-party rentals increased service charge rebates, food and beverage and merchandise revenues. Finally, the number of events at our owned and/or operated mid-sized music venues and related attendance increased by 161 and 0.5 million, respectively. Included in the increase was $59.9 million of revenue related to our acquisition of HOB during the year ended December 31, 2006.

North American Music direct operating expenses increased $240.9 million, or 22%, during the year ended December 31, 2006 as compared to the same period of the prior year primarily due to increases in the number of events in our owned and/or operated amphitheaters and mid-sized music venues, all of which resulted in higher talent fees, other event related costs and merchandise direct operating expenses. However, these increases were partially offset by a decline in sponsorship direct operating expenses primarily due to a one-time sponsorship event held in 2005. Also offsetting these increases, was the elimination in 2006 of $5.6 million of write-offs of advances on certain domestic music projects during the fourth quarter of 2005. Included in the increase was $40.7 million of direct operating expenses related to our acquisition during the year ended December 31, 2006.

North American Music selling, general and administrative expenses increased $20.9 million, or 10%, during the year ended December 31, 2006 as compared to the same period of the prior year primarily due to increased compensation related expense due to building the venue management team and incentive plans based on driving increased food and beverage sales at our owned and/or operated venues, increased property insurance expense and increased utility expenses. Partially offsetting these increases was the elimination in 2006 of $11.2 million of severance and other reorganization costs and $6.7 million of litigation contingencies and expenses recorded during 2005. Included in the increase was $17.4 million of selling, general and administrative expenses related to our acquisition during the year ended December 31, 2006.

North American Music depreciation and amortization expense increased $43.8 million, or 129%, during the year ended December 31, 2006 as compared to the same period of the prior year primarily due to an impairment of $42.5 million recorded during the third and fourth quarters of 2006 related primarily to several amphitheaters. In addition, we incurred increased depreciation expense related to capital expenditures to improve the audience experience at our amphitheaters.

Year Ended 2005 Compared to Year Ended 2004

North American Music revenue increased $9.5 million, or 1%, during the year ended December 31, 2005 as compared to the same period of the prior year due primarily to stronger arena results in 2005 as compared to 2004. Partially offsetting this increase was a decline in the number of events and attendance at our domestic amphitheaters and ticketing initiatives implemented during 2005 to reduce certain ancillary charges included in the ticket price.

North American Music direct operating expenses increased $19.6 million, or 2%, during the year ended December 31, 2005 as compared to the same period of the prior year primarily due to the stronger arena results noted above and a one-time sponsorship event held in 2005. In addition, during 2005 we recorded $5.6 million of write-offs of advances on certain domestic music projects.

North American Music selling, general and administrative expenses increased $28.3 million, or 15%, during the year ended December 31, 2005 as compared to the same period of the prior year primarily due to $6.7 million of increased litigation contingencies and expenses and $11.2 million of costs related to severance and reorganization of the business during 2005. In addition, we experienced increased compensation related expenses primarily driven by contractual agreements for our sponsorship sales team and increased maintenance expense for our venues.

North American Music depreciation and amortization expense increased $2.6 million, or 8%, during the year ended December 31, 2005 as compared to the same period of the prior year due to accelerating depreciation on assets for which we have determined the useful life to be shorter than originally expected.

International Music Results of Operations

Our International Music segment operating results were as follows:

	Year Ended December 31,			% Change	% Change
(in thousands)	2006	2005	2004	2006 vs. 2005	2005 vs. 2004
Revenue	$867,423	$703,060	$608,519	23%	16%
Operating expenses:
Direct operating expenses	679,732	542,753	487,615	25%	11%
Selling, general and administrative expenses	119,276	98,714	71,990	21%	37%
Depreciation and amortization	15,006	5,815	5,371	158%	8%
Loss (gain) on sale of operating assets	1,041	(914)	(2,311)	* *	* *

Operating income	52,368	56,692	45,854	(8%)	24%
Operating margin	6%	8%	8%

**	Percentages are not meaningful.

Year Ended 2006 Compared to Year Ended 2005

International Music revenue increased $164.4 million, or 23%, during the year ended December 31, 2006 as compared to the same period of the prior year primarily due to improved attendance at several music festivals in the United Kingdom such as Download and the newly created Hyde Park Calling, as well as stronger promotion activity for international tours by artists such as the Red Hot Chili Peppers. Partially offsetting these increases was a decline in revenues resulting from our divestiture of an artist agency business in the United Kingdom during the fourth quarter of 2005 and reduced revenues from an arena due to weaker content in 2006. Included in the increase was $36.4 million of revenue related to our acquisitions during the year ended December 31, 2006 and full year revenues of our acquisitions during 2005.

International Music direct operating expenses increased $137.0 million, or 25%, during the year ended December 31, 2006 as compared to the same period of the prior year primarily due to improved attendance at several international music festivals and other events, all of which resulted in higher talent fees and other event related costs. Partially offsetting these increases was a decline in direct operating expenses resulting from our divestiture of an artist agency business in the United Kingdom during the fourth quarter of 2005. Included in the increase was $17.9 million of direct operating expenses related to our acquisitions during the year ended December 31, 2006 and a full of year direct operating expenses for our acquisitions completed during 2005.

International Music selling, general and administrative expenses increased $20.6 million, or 21%, during the year ended December 31, 2006 as compared to the same period of the prior year primarily due to $15.3 million of selling, general and administrative expenses related to our acquisitions during the year ended December 31, 2006 and a full year of selling, general and administrative expenses for our acquisitions completed during 2005, offset by the elimination in 2006 of $1.6 million of costs related to severance and reorganization of the business incurred during 2005.

International Music depreciation and amortization expense increased $9.2 million, or 158%, during the year ended December 31, 2006 as compared to the same period of the prior year primarily due to asset retirement obligations and intangible assets resulting from our acquisition of Mean Fiddler in the third quarter of 2005 due to the finalization of the purchase price allocations between goodwill and intangibles.

International Music loss on sale of operating assets increased $2.0 million during the year ended December 31, 2006 as compared to the same period of the prior year primarily due to a loss recorded on the disposal of our interest in two venues in Spain.

Year Ended 2005 Compared to Year Ended 2004

International Music revenue increased $94.5 million, or 16%, during the year ended December 31, 2005 as compared to the same period of the prior year primarily due to our acquisitions of Mean Fiddler and four theaters in Spain during 2005, the acquisition of international promotion companies during the second half of 2004, an increase in promotion revenue related to shows with higher ticket prices and an increase in the attendance at our festivals.

International Music direct operating expenses increased $55.1 million, or 11%, during the year ended December 31, 2005 as compared to the same period of the prior year primarily due to an increase in the number of events in our United Kingdom venues and our acquisitions of Mean Fiddler and four theaters in Spain during 2005, the acquisition of international promotion companies during the second half of 2004, and an increase in both international and United Kingdom promotion activity.

International Music selling, general and administrative expenses increased $26.7 million, or 37%, during the year ended December 31, 2005 as compared to the same period of the prior year primarily due to the acquisition of international promotion companies during the second half of 2004 and the acquisition of Mean Fiddler in 2005. In addition, in 2005 we had $1.6 million of costs related to severance and other reorganization costs.

International Music gain on sale of operating assets decreased $1.4 million during the year ended December 31, 2005 as compared to the same period of the prior year primarily due to a gain recorded on the sale of a ticketing operation in Sweden in 2004.

Global Artists Results of Operations

Our Global Artists segment operating results were as follows:

	Year Ended December 31,			% Change	% Change
(in thousands)	2006	2005	2004	2006 vs. 2005	2005 vs. 2004
Revenue	$623,147	$298,622	$275,839	109%	8%
Operating expenses:
Direct operating expenses	561,046	280,984	260,010	100%	8%
Selling, general and administrative expenses	26,704	8,262	7,712	223%	7%
Depreciation and amortization	6,121	336	657	* *	(49%)
Gain on sale of operating assets	—	(1)	—	* *	* *

Operating income (loss)	29,276	9,041	7,460	224%	21%
Operating margin	5%	3%	3%

**	Percentages are not meaningful.

Year Ended 2006 Compared to Year Ended 2005

Global Artists revenue increased $324.5 million, or 109%, during the year ended December 31, 2006 as compared to the same period of the prior year primarily due to $212.7 million of revenue related to our acquisitions during the year ended December 31, 2006. In addition, we experienced an increase of events primarily due to the number of artists on tour during the respective years. We had an extraordinary year in 2006 with the Rolling Stones, U2, Madonna, Barbra Streisand and The Who all touring. In 2005, U2 and Sting were the only significant tours.

Global Artists direct operating expenses increased $280.1 million, or 100%, during the year ended December 31, 2006 as compared to the same period of the prior year primarily due to $180.9 million of direct operating expenses related to our acquisitions during the year ended December 31, 2006. In addition, direct operating expenses increased due to the increase in the number of events due to the number of artists on tour during the year which resulted in higher talent fees and other event related costs.

Global Artists selling, general and administrative expenses increased $18.4 million, or 223%, during the year ended December 31, 2006 as compared to the same period of the prior year primarily due to $14.2 million of selling, general and administrative expenses related to our acquisitions during the year ended December 31, 2006.

Global Artists depreciation and amortization expense increased $5.8 million during the year ended December 31, 2006 as compared to the same period of the prior year primarily due to amortization of the intangible assets resulting from our acquisition of CPI during the second quarter of 2006 due to the finalization of the purchase price allocations between goodwill and intangibles.

Year Ended 2005 Compared to Year Ended 2004

Global Artists revenue increased $22.8 million, or 8%, during the year ended December 31, 2005 as compared to the same period of the prior year due primarily to increases in the number of events and attendance driven by the mix of artists on tour during the respective years.

Global Artists direct operating expenses increased $21.0 million, or 8%, during the year ended December 31, 2005 as compared to the same period of the prior year primarily due to the increases in the number of events and attendance noted above.

Global Digital Results of Operations

Our Global Digital segment operating results were as follows:

	Year Ended December 31,			% Change	% Change
(in thousands)	2006	2005	2004	2006 vs. 2005	2005 vs. 2004
Revenue	$8,893	$7,654	$9,807	16%	(22%)
Operating expenses:
Direct operating expenses	2,665	3,058	3,431	(13%)	(11%)
Selling, general and administrative expenses	11,829	3,153	3,410	275%	(8%)
Depreciation and amortization	501	278	320	80%	(13%)

Operating income (loss)	(6,102)	1,165	2,646	* *	(56%)
Operating margin	(69%)	15%	27%

**	Percentages are not meaningful.

Year Ended 2006 Compared to Year Ended 2005

Global Digital revenue increased $1.2 million, or 16%, during the year ended December 31, 2006 as compared to the same period of the prior year primarily due to an increase in ticket service charge rebates from our in-house ticketing operations resulting from the increase in the number of events and attendance in our North American Music segment.

Global Digital direct operating expenses remained relatively flat during the year ended December 31, 2006 as compared to the same period of the prior year due to the minimal amount of direct operating expenses that are required for our internal ticketing operations.

Global Digital selling, general and administrative expenses increased $8.7 million during the year ended December 31, 2006 as compared to the same period of the prior year primarily due to increases in salary for new staff and consultant expenses related to our website and internet management primarily due to the launch of our consolidated website www.livenation.com.

Year Ended 2005 Compared to Year Ended 2004

Global Digital revenue decreased $2.2 million, or 22%, during the year ended December 31, 2005 as compared to the same period of the prior year primarily due to a settlement of service charge rebates due to us from prior years received in 2004.

Global Digital direct operating and selling, general and administrative expenses remained relatively flat during the year ended December 31, 2005 as compared to the same period of the prior year due to the minimal amount of direct operating and selling, general and administrative expenses that are required for our internal ticketing operations.

Global Theater Results of Operations

Our Global Theater segment operating results were as follows:

	Year Ended December 31,			% Change	% Change
(in thousands)	2006	2005	2004	2006 vs. 2005	2005 vs. 2004
Revenue	$388,391	$339,441	$336,992	14%	1%
Operating expenses:
Direct operating expenses	279,260	234,768	216,116	19%	9%
Selling, general and administrative expenses	86,071	96,825	88,088	(11%)	10%
Depreciation and amortization	22,784	16,139	15,084	41%	7%
Loss (gain) on sale of operating assets	(2,052)	2,996	(74)	**	**

Operating income (loss)	2,328	(11,287)	17,778	**	**
Operating margin	1%	(3%)	5%

**	Percentages are not meaningful.

Year Ended 2006 Compared to Year Ended 2005

Global Theater revenue increased $49.0 million, or 14%, during the year ended December 31, 2006 as compared to the same period of the prior year primarily due to our production of Phantom of the Opera opening in Las Vegas at the end of the second quarter of 2006, an increase in the number of North American theater rental events and stronger results for our touring productions of Chicago, Starlight Express and Cats in the United Kingdom. Included in the increase was $3.2 million of revenue related to our acquisition of Historic Theatre Group (“HTG”) during the year ended December 31, 2006. These increases were partially offset by a decline in revenues from a few of our larger theatrical venues due to weaker content in 2006.

Global Theater direct operating expenses increased $44.5 million, or 19%, during the year ended December 31, 2006 as compared to the same period of the prior year primarily due to the opening and pre-opening costs of our production of Phantom of the Opera in Las Vegas and the increase in the number of North American theater rental events noted above. We also recorded $1.8 million related to a write-down of certain theatrical prepaid production assets. Partially offsetting these increases was the elimination in 2006 of $7.8 million of write-offs of advances on certain theater projects and other reorganization costs during the fourth quarter of 2005. Included in the increase was $0.4 million of direct operating expenses related to our acquisition of HTG during the year ended December 31, 2006.

Global Theater selling, general and administrative expenses decreased $10.8 million, or 11%, during the year ended December 31, 2006 as compared to the same period of the prior year primarily due to $4.6 million of severance and other reorganization costs recorded during 2005. In addition, we experienced reduced salary expense during 2006 as a result of the headcount reductions made in 2005. Partially offsetting these decreases was an increase in selling, general and administrative expenses of $4.7 million related to our acquisition of HTG during the year ended December 31, 2006.

Global Theater depreciation and amortization expense increased $6.6 million, or 41%, during the year ended December 31, 2006 as compared to the same period of the prior year primarily due to an impairment of $9.1 million recorded during the third and fourth quarters of 2006 related primarily to a theater development project that we have decided not to pursue.

Global Theater gain on sale of operating assets increased $5.0 million during the year ended December 31, 2006 as compared to the same period of the prior year due to a gain recorded on the sale of certain theatrical assets in 2006 and a loss recorded on certain exhibition assets in 2005.

Year Ended 2005 Compared to Year Ended 2004

Global Theater revenue increased $2.4 million, or 1%, during the year ended December 31, 2005 as compared to the same period of the prior year due primarily to foreign exchange rate increases.

Global Theater direct operating expenses increased $18.7 million, or 9%, during the year ended December 31, 2005 as compared to the same period of the prior year primarily due to an increase in the number of third-party rental events during 2005. In addition, during 2005 we recorded $7.8 million of write-offs of advances on certain theater projects and other reorganization costs.

Global Theater selling, general and administrative expenses increased $8.7 million, or 10%, during the year ended December 31, 2005 as compared to the same period of the prior year primarily due to $4.6 million of costs recorded in 2005 related to severance and reorganization of the business.

Global Theater depreciation and amortization expense increased $1.1 million, or 7%, during the year ended December 31, 2005 as compared to the same period of the prior year due to accelerating depreciation on assets for which we have determined the useful life to be shorter than originally expected.

Global Theater loss on sale of operating assets increased $3.1 million during the year ended December 31, 2005 as compared to the same period of the prior year primarily due to a loss recorded on the sale of certain exhibition assets in 2005.

Other Results of Operations

Our other operating results were as follows:

	Year Ended December 31,				% Change		% Change
(in thousands)	2006	2005	2004		2006 vs. 2005		2005 vs. 2004
Revenue	$205,288	$246,349	$239,886		(17%	)	3%
Operating expenses:
Direct operating expenses	128,350	142,990	128,447		(10%	)	11%
Selling, general and administrative expenses	47,590	93,999	99,279		(49%	)	(5%	)
Depreciation and amortization	2,963	4,085	6,313		(27%	)	(35%	)
Loss (gain) on sale of operating assets	(10,445)	604	9,887		*	*	(94%	)

Operating income (loss)	36,830	4,671	(4,040)		688%		*	*
Operating margin	18%	2%	(2%	)

**	Percentages are not meaningful.

Year Ended 2006 Compared to Year Ended 2005

Other revenue decreased $41.1 million, or 17%, during the year ended December 31, 2006 as compared to the same period of the prior year primarily as a result of the sale of portions of our sports representation business assets related to basketball, golf, football, tennis, media, baseball, soccer and rugby and the loss of a golf event due to its relocation to another country.

Other direct operating expenses decreased $14.6 million, or 10%, during the year ended December 31, 2006 as compared to the same period of the prior year primarily as a result of the sale of portions of our sports representation business assets and the loss of a golf event. We also recorded $3.0 million related to a write-down of certain DVD prepaid production assets.

Other selling, general and administrative expenses decreased $46.4 million, or 49%, during the year ended December 31, 2006 as compared to the same period of the prior year primarily due to the sale of portions of our sports representation business assets. In addition, we experienced a decline in litigation contingencies and expenses in 2006 as compared to the prior year due to $7.0 million of certain pre-acquisition contingencies for legal matters which were resolved during the year. Finally, 2006 benefited from the elimination of $17.3 million of increased litigation contingencies and expenses and $3.6 million of costs related to severance and reorganization of the business incurred during 2005.

Other depreciation and amortization expense decreased $1.1 million, or 27%, during the year ended December 31, 2006 as compared to the same period of the prior year primarily due to the sale of portions of our sports representation business assets.

Other gain on sale of operating assets increased $11.0 million during the year ended December 31, 2006 as compared to the same period of the prior year primarily due to gains recorded in 2006 on the sale of portions of our sports representation business assets.

Year Ended 2005 Compared to Year Ended 2004

Other revenue increased $6.5 million, or 3%, during the year ended December 31, 2005 as compared to the same period of the prior year primarily due to growth in the revenue from our specialized motor sports events resulting from a slight increase in attendance and ticket prices. In addition, we experienced an increase in our United Kingdom sports representation business resulting from an acquisition of a rugby sports representation business in the second quarter of 2005. Partially offsetting these increases were decreases resulting from the sale of certain non-core businesses during 2005, the sale of the international leisure center business in the United Kingdom during the second quarter of 2004, and a decline in sponsorship and event fees for our domestic sports events business.

Other direct operating expenses increased $14.5 million, or 11%, during the year ended December 31, 2005 as compared to the same period of the prior year primarily due, to the growth in our specialized motor sports business and the acquisition of a rugby sports representation business in the United Kingdom noted above. These increases were partially offset by a decrease in direct operating expenses due to the sale of certain non-core businesses during 2005 and the sale of the international leisure center business noted above.

Other selling, general and administrative expenses decreased $5.3 million, or 5%, during the year ended December 31, 2005 as compared to the same period of the prior year primarily due to a decline in litigation contingencies and expenses and a decrease in selling, general and administrative expenses due to the sale of the international leisure center business in the United Kingdom during the second quarter of 2004. Partially offsetting this decline, was an increase in salary and benefits expense for our domestic sports representation agents based on contractual arrangements.

Other depreciation and amortization expense decreased $2.2 million, or 35%, during the year ended December 31, 2005 as compared to the same period of the prior year primarily due to the sale of the international leisure center business during the second quarter of 2004.

Other loss on sale of operating assets decreased $9.3 million during the year ended December 31, 2005 as compared to the same period of the prior year primarily due to a loss recorded on the sale of our international leisure center operations during the second quarter of 2004.

Reconciliation of Segment Operating Income (Loss)

	Year Ended December 31,
(in thousands)	2006	2005	2004
North American Music	$(44,819)	$(16,636)	$25,643
International Music	52,368	56,692	45,854
Global Artists	29,276	9,041	7,460
Global Digital	(6,102)	1,165	2,646
Global Theater	2,328	(11,287)	17,778
Other	36,830	4,671	(4,040)
Corporate	(36,759)	(56,776)	(36,363)
Eliminations	—	(53)	5

Consolidated and combined operating income (loss)	$33,122	$(13,183)	$58,983

Liquidity and Capital Resources

Our working capital requirements and capital for our general corporate purposes, including acquisitions and capital expenditures, are funded from operations or from borrowings under our senior secured credit facility described below. Our cash is currently managed on a worldwide basis. Repatriation of some of these funds could be subject to delay and could have potential tax consequences, principally with respect to withholding taxes paid in foreign jurisdictions which do not give rise to a tax benefit in the United States due to our current inability to realize foreign tax credits.

Our balance sheet reflects cash and cash equivalents of $313.9 million and current and long-term debt of $639.1 million at December 31, 2006, and cash and cash equivalents of $403.7 million and current and long-term debt of $366.8 million at December 31, 2005. These debt balances do not include our outstanding redeemable preferred stock.

On November 3, 2006, we completed our previously announced acquisition of HOB for $354 million in cash (approximately $360 million including transaction and financing fees and expenses). The sources of funds to finance the acquisition included $83.1 million of cash on hand, $73 million of borrowings under our revolving credit facility and the addition of a new $200 million term loan.

We may need to incur additional debt or issue equity to make other strategic acquisitions or investments. We cannot assure that such financing will be available to us on acceptable terms or that such financing will be available at all. Our ability to issue additional equity may be constrained because the issuance of additional stock may cause the Distribution to be taxable under section 355(e) of the Internal Revenue Code, and, under our tax matters agreement with Clear Channel, we would be required to indemnify Clear Channel against the tax, if any. We may make significant acquisitions in the near term, subject to limitations imposed by our financing documents, market conditions and the tax matters agreement.

We generally receive cash related to ticket revenues in advance of the event, which is recorded in deferred revenue until the event occurs. With the exception of some upfront costs and artist deposits, which are recorded in prepaid expenses until the event occurs, we pay the majority of event related expenses at or after the event. We view our available cash as cash and cash equivalents less event-

related deferred revenue, less accrued expenses due to artists and for cash collected on behalf of others, plus event-related prepaids. This is essentially our cash available to, among other things, repay debt balances, make acquisitions, repurchase stock and finance capital expenditures.

Our intra-year cash fluctuations are impacted by the seasonality of our various businesses. Examples of seasonal effects include our North American Music and International Music segments, which report the majority of their revenues in the second and third quarters, while our Global Theater segment reports the majority of its revenues in the first, second and fourth quarters of the year. Cash inflows and outflows depend on the timing of event-related payments but the majority of the inflows generally occur prior to the event. See “— Seasonality” below. We believe that we have sufficient financial flexibility to fund these fluctuations and to access the global capital markets on satisfactory terms and in adequate amounts, although there can be no assurance that this will be the case. We expect cash flow from operations and borrowings under our senior secured credit facility, along with potential additional financing alternatives, to satisfy working capital, capital expenditure and debt service requirements for at least the succeeding year.

Sources of Cash

Senior Secured Credit Facility

We have a senior secured credit facility consisting of a term loan in the original amount of $325 million and a $285 million revolving credit facility. The revolving credit facility provides for borrowings up to the amount of the facility with sub-limits of up to $235 million to be available for the issuance of letters of credit and up to $100 million to be available for borrowings in foreign currencies. The term loan and revolving credit portions of the credit facility mature in June 2013 and June 2012, respectively. We are required to make minimum quarterly principal repayments under the original term loan of approximately $3.2 million per year through March 2013, with the remaining balance due at maturity. We are required to prepay the outstanding term loan, subject to certain exceptions and conditions, from certain asset sale proceeds and casualty and condemnation proceeds that we do not reinvest within a 365-day period or from certain additional debt issuance proceeds.

In connection with the HOB acquisition in November 2006, we entered into an Incremental Assumption Agreement and Amendment No. 1 to our senior secured credit facility. This amendment increases the amount available under the senior secured credit facility by providing for a new $200 million term loan which matures in December 2013. We are required to make minimum quarterly principal repayments under this additional term loan of approximately $2.0 million per year through September 2013, with the remaining balance due at maturity.

In December 2006, we entered into Amendment No. 2 to our senior secured credit facility. This amendment provides that all term loans under the credit facility bear interest at per annum floating rates equal, at our option, to either (a) the base rate (which is the greater of the prime rate offered by JPMorgan Chase Bank, N.A. or the federal funds rate plus .5%) plus 1.75% or (b) Adjusted LIBOR plus 2.75%.

In December 2006, we entered into an Incremental Assumption Agreement and Amendment No. 3 to our senior secured credit facility. This amendment increases the amount available under the senior secured credit facility by providing for an additional $25 million term loan which matures in December 2013. We are required to make minimum quarterly principal repayments under this additional term loan of approximately $0.3 million per year through September 2013, with the remaining balance due at maturity.

During the year ended December 31, 2006, we made principal payments totaling $3.3 million and $69.0 million on the term loans and revolving credit facility, respectively. The payments on the revolving credit facility were due to short-term borrowings to fund working capital requirements during the year. At December 31, 2006, the outstanding balances on the term loans and revolving credit facility were $546.8 million and $48.0, respectively. Taking into account letters of credit of $44.0 million, $193.0 million was available for future borrowings.

As of February 23, 2007, the outstanding balances on the term loans and revolving credit facility were $546.8 million and $58.0 million, respectively. Taking into account letters of credit of $50.4 million, $176.6 million was available for future borrowings.

Borrowings under the term loan portion of the credit facility bear interest at per annum floating rates equal, at our option, to either (a) the base rate (which is the greater of the prime rate offered by JPMorgan Chase Bank, N.A. or the federal funds rate plus .5%) plus 1.75% or (b) Adjusted LIBOR plus 2.75%. Borrowings under the revolving portion of the credit facility bear interest at per annum floating rates equal, at our option, to either (a) the base rate (which is the prime rate offered by JPMorgan Chase Bank, N.A. ) plus an applicable margin or (b) Adjusted LIBOR plus an applicable margin. Sterling and Euro-denominated borrowings under the revolving portion of the credit facility currently bear interest at per annum floating rates equal to either Adjusted LIBOR or Adjusted EURIBOR, respectively, plus an applicable margin. The revolving credit facility margins are subject to change based upon the amount of leverage for the previous calendar quarter. At December 31, 2006, the applicable margins for base rate, Adjusted LIBOR and EURIBOR borrowings were .75%, 1.75% and 1.75%, respectively. Under the terms of the original term loan, we are required to enter into an interest rate swap for a minimum of 50% of the outstanding debt for a minimum of three years.

The interest rate we pay on borrowings on our senior term loans is 2.75% above LIBOR. The interest rate we pay on our $285 million multi-currency revolving credit facility depends on our total leverage ratio. Based on our current total leverage ratio, our interest rate on revolving credit borrowings is 1.75% above LIBOR. In addition to paying interest on outstanding principal under the credit facility, we are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments. As of December 31, 2006, the commitment fee rate was .25%. We also are required to pay customary letter of credit fees, as necessary. In the event our leverage ratio improves, the interest rate on revolving credit borrowings declines gradually to .75% at a total leverage ratio of less than, or equal to, 1.25 times.

The senior secured credit facility contains a number of covenants that, among other things, restrict our ability to incur additional debt, pay dividends and make distributions, make certain investments and acquisitions, repurchase our stock and prepay certain indebtedness, create liens, enter into agreements with affiliates, modify the nature of our business, enter into sale-leaseback transactions, transfer and sell material assets, and merge or consolidate.

Redeemable Preferred Stock

As part of the Separation, one of our subsidiaries sold 200,000 shares of Series A (voting) mandatorily Redeemable Preferred Stock to third-party investors and issued 200,000 shares of Series B (non-voting) mandatorily Redeemable Preferred Stock to Clear Channel which then sold this Series B Redeemable Preferred Stock to third-party investors. We did not receive any of the proceeds from the sale of the Series B Redeemable Preferred Stock sold by Clear Channel. As of December 31, 2006, we had 200,000 shares of Series A Redeemable Preferred Stock and 200,000 shares of Series B Redeemable Preferred Stock outstanding (collectively, the “Preferred Stock”) with an aggregate liquidation preference of $40 million. The Preferred Stock accrues dividends at 13% per annum and is mandatorily redeemable on December 21, 2011, although we are obligated to make an offer to repurchase the Preferred Stock at 101% of the liquidation preference in the event of a change of control.

The certificate of incorporation governing the Redeemable Preferred Stock contains a number of covenants that, among other things, restrict our ability to incur additional debt, issue certain equity securities, create liens, merge or consolidate, modify the nature of our business, make certain investments and acquisitions, transfer and sell material assets, enter into sale-leaseback transactions, enter into swap agreements, pay dividends and make distributions, and enter into agreements with affiliates. If we default under any of these covenants, we will have to pay additional dividends.

At December 31, 2006, we were in compliance with all Redeemable Preferred Stock covenants. We expect to remain in compliance with all of our Preferred Stock covenants throughout 2007.

Guarantees of Third-Party Obligations

As of December 31, 2006 and 2005, we guaranteed the debt of third parties of approximately $1.9 million for each of the respective periods, primarily related to maximum credit limits on employee and tour related credit cards and, in 2006, this included guarantees of bank lines of credit of a nonconsolidated affiliate and a third-party promoter.

As of December 31, 2006, in connection with the sale of a portion of our sports representation business assets, we guaranteed the performance of a third-party related to an employment contract in the amount of approximately $0.9 million.

Disposal of Assets

During the year ended December 31, 2006, we received $36.3 million of proceeds primarily related to the sale of certain theatrical assets and portions of our sports representation business assets.

Debt Covenants

As of December 31, 2006, the significant covenants on our multi-currency senior secured credit facility relate to total leverage, senior leverage, interest coverage, and capital expenditures contained and defined in the credit agreement. The leverage ratio covenant requires us to maintain a ratio of consolidated total indebtedness minus unrestricted cash and cash equivalents, up to a maximum of $150 million (all as defined by the credit agreement), to consolidated earnings-before-interest-taxes-depreciation-and-amortization (as defined by the credit agreement, “Consolidated EBITDA”) of less than 4.5x through December 31, 2008, and less than 4.0x thereafter, provided that aggregated subordinated indebtedness is less than $25 million. The senior leverage covenant, which is only applicable provided aggregate subordinated indebtedness is greater than $25 million, requires us to maintain a ratio of consolidated senior indebtedness to Consolidated EBITDA of less than 3.0x. The interest coverage covenant requires us to maintain a minimum ratio of Consolidated EBITDA to cash interest expense (as defined by the credit agreement) of 2.5x. The capital expenditure covenant limits annual capital expenditures (as defined by the credit agreement) to $125 million or less through December 31, 2006, and $110 million or less thereafter. In the event that we do not meet these covenants, we are considered to be in default on the credit facilities at which time the credit facilities may become immediately due. This credit facility contains a cross default provision that would be triggered if we were to default on any other indebtedness greater than $10 million.

Our other indebtedness does not contain provisions that would make it a default if we were to default on our credit facilities.

We believe there are no other agreements that contain provisions that trigger an event of default upon a change in long-term debt ratings that would have a material impact on our financial statements.

At December 31, 2006, we were in compliance with all debt covenants. We expect to remain in compliance with all of our debt covenants throughout 2007.

Uses of Cash

Acquisitions

When we make acquisitions, especially of entities where we buy a controlling interest only, the acquired entity may have cash on its balance sheet at the time of acquisition. All amounts discussed in this section are presented net of any cash acquired. During the year ended December 31, 2006, our North American Music segment used $334.9 million in cash for our acquisition of HOB. HOB owns and/or operates ten branded clubs in Los Angeles, Anaheim, San Diego, Las Vegas, New Orleans, Chicago, Cleveland, Orlando, Myrtle Beach and Atlantic City; The Commodore Ballroom, a small-sized music venue in Vancouver; and eight amphitheaters in Seattle, Los Angeles, San Diego, Denver, Dallas, Atlanta, Cleveland and Toronto. In addition, our International Music segment used $21.8 million in cash, primarily for our acquisitions of an interest in Angel Festivals Limited, a dance festival promotion company in the United Kingdom and Gamerco, S.A., a concert promotion company in Spain. Also, our Global Theater segment used $2.0 million in cash for our acquisition of Historic Theatre Group which operates three theaters in the Minneapolis area that primarily host theatrical performances. Finally, our Global Artists segment received $6.8 million in cash, primarily related to our acquisitions of: interests in several Concert Productions International entities, which engage in full service global tours, provide certain artist services and invest in theatrical productions; an interest in Musictoday which provides services to artists for online fan clubs and artist e-commerce and fulfillment; and, an interest in Trunk Ltd., a specialty merchandise company.

Capital Expenditures

Venue operations is a capital intensive business, requiring consistent investment in our existing venues in order to address audience and artist expectations, technological industry advances and various federal and state regulations.

We categorize capital outlays into maintenance capital expenditures and revenue generating capital expenditures. Maintenance capital expenditures are associated with the renewal and improvement of existing venues and, to a lesser extent, capital expenditures related to information systems, web development and administrative offices. Revenue generating capital expenditures relate to either the construction of new venues or major renovations to existing buildings that are being added to our venue network. Capital expenditures typically increase during periods when venues are not in operation.

Our capital expenditures consisted of the following:

(in thousands)	2006	2005	2004
Maintenance capital expenditures	$48,120	$56,325	$31,474
Revenue generating capital expenditures	17,585	36,195	41,961

Total capital expenditures	$65,705	$92,520	$73,435

Maintenance capital expenditures for 2005 include higher expenditures relating to capital spent to improve the audience experience at our owned and/or operated amphitheaters. We expect maintenance capital expenditures for 2007 to be consistent with 2006.

Revenue generating capital expenditures declined during 2006 primarily due to the timing of capital expenditures associated with the development and renovation of five venues, three of which were completed in 2005. In addition, in May 2006, we sold one of these venue projects which would have required us to incur capital expenditures to build-out this venue. This sale relieved us of these future capital expenditure commitments and reimbursed us for capital expenditures already incurred on this venue. Although management has determined not to pursue the development of this remaining venue project, we expect our revenue generating capital expenditures in 2007 to increase related to the renovation or construction of other venues.

Share Repurchase Program

Our board of directors authorized a $150 million share repurchase program in December 2005. That program expired on December 31, 2006. A total of 3.4 million shares were repurchased under this share repurchase program for an aggregate purchase price of $42.7 million, including commissions and fees, with an average purchase price of $12.65 per share. From January 1, 2006 to December 31, 2006, we repurchased 1.9 million shares of our common stock for an aggregate purchase price of $24.7 million, including commissions and fees.

Summary

Our primary short-term liquidity needs are to fund general working capital requirements and capital expenditures while our long-term liquidity needs are primarily acquisition related. Our primary sources of funds for our short-term liquidity needs will be cash flows from operations and borrowings under our credit facility, while our long-term sources of funds will be from cash from operations, long-term bank borrowings and other debt or equity financing.

Contractual Obligations and Commitments

Firm Commitments

In addition to the scheduled maturities on our debt, we have future cash obligations under various types of contracts. We lease office space, certain equipment and the venues used in our entertainment operations under long-term operating leases. Some of our lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for our payment of utilities and maintenance. We also have minimum payments associated with noncancelable contracts related to our operations such as artist guarantee contracts and theatrical production payments. As part of our ongoing capital projects, we will enter into construction related commitments for future capital expenditure work. The scheduled maturities discussed below represent contractual obligations as of December 31, 2006 and thus do not represent all expected expenditures for those periods.

The scheduled maturities of our long-term debt outstanding, future minimum rental commitments under noncancelable lease agreements, minimum payments under other noncancelable contracts and capital expenditures commitments as of December 31, 2006 are as follows:

	Payments Due by Period
(In thousands)	Total	2007	2008 —2009	2010 —2011	2012 and thereafter
Long-term debt obligations, including current maturities
Term loans and revolving credit facility	$594,750	$5,500	$11,000	$11,000	$567,250
Other long-term debt	44,396	26,221	2,848	3,066	12,261
Preferred stock	40,000	—	—	—	40,000
Estimated interest payments(1)	305,470	39,255	86,415	100,179	79,621
Non-cancelable operating lease obligations (4)	1,114,747	71,722	131,159	111,690	800,176
Non-cancelable contracts(2) (4)	399,773	250,593	63,681	19,326	66,173
Capital expenditures	12,127	8,889	738	2,500	—
Other long-term liabilities(3)

Total	$2,511,263	$402,180	$295,841	$247,761	$1,565,481

(1)	Includes dividends on the Series A and Series B redeemable preferred stock. Excludes interest on the outstanding revolver balance. Based on the outstanding revolver balance of $48.0 million at December 31, 2006, annual interest expense through maturity in June 2012 would be approximately $3.4 million assuming a rate of 7.10% and that we maintain this level of indebtedness under the revolver.

(2)	Excluded from the non-cancelable contracts is $74.3 million related to severance obligations for employment contracts calculated as if such employees were terminated on January 1, 2007.

(3)	Other long-term liabilities consist of $22.9 million of tax contingencies, $13.3 million of deferred revenue, $33.7 million of accrued rent and $18.8 million of various other obligations. All of our other long-term liabilities do not have contractual maturities and, therefore, we cannot predict when, or if, they will become due.

(4)	Commitment amounts for non-cancelable operating leases and non-cancelable contracts which stipulate an increase in the commitment amount based on an inflationary index have been estimated using an inflation factor of 3% for North America and 1.75% for the United Kingdom.

During 2006, in connection with our acquisition of the Historic Theatre Group, we guaranteed obligations related to a lease agreement. In the event of default, we could be liable for obligations which have future lease payments (undiscounted) of approximately $45.3 million through the end of 2035 which are not reflected in the table above. The scheduled future minimum rentals for this lease for the years 2007 through 2011 are $1.6 million each year. We believe that the likelihood of material liability being triggered under this lease is remote, and no liability has been accrued for these contingent lease obligations as of December 31, 2006.

Minimum rentals of $116.5 million to be received in years 2007 through 2020 under non-cancelable subleases are excluded from the commitment amounts in the above table.

Cash Flows

	Year Ended December 31,
(in thousands)	2006	2005	2004
Cash provided by (used in):
Operating activities	$17,628	$(3,917)	$122,453
Investing activities	$(376,071)	$(106,049)	$(84,076)
Financing activities	$268,294	$363,268	$20,699

Operating Activities

Year Ended 2006 Compared to Year Ended 2005

Cash provided by operations was $17.6 million for the year ended December 31, 2006, compared to cash used in operations of $3.9 million for the year ended December 31, 2005. The $21.5 million increase in cash provided by operations primarily resulted from an increase in net income, adjusted for non-cash charges and non-operating activities, and changes in the event related operating accounts which are dependent on the number and size of events ongoing at period end. We paid less prepaid event related expenses in 2006 as compared to 2005 resulting in an increase to cash provided by operations. Conversely, we paid more accrued event related expenses and received less deferred revenue in 2006 as compared to 2005 resulting in a decrease to cash provided by operations. In addition, the accounts receivable increase was higher due to the timing and number of events in 2006 as compared to 2005 resulting in a decrease to cash provided by operations. Finally, the other assets increase was higher due primarily to prepaid rent for new lease agreements in 2006 as compared to 2005 resulting in a decrease to cash provided by operations.

Year Ended 2005 Compared to Year Ended 2004

Cash used in operations was $3.9 million for the year ended December 31, 2005 as compared to cash provided by operations of $122.5 million for the year ended December 31, 2004. The $126.4 million decrease in cash provided by operations resulted from a decrease in net income, adjusted for non-cash charges related to deferred income tax expense, and changes in the event related operating accounts which are dependent on the number and size of events ongoing at year end. We had prepaid more expenses in 2005, including artist deposits, and accrued more expenses, based on the size and timing of the upcoming tours.

Investing Activities

Year Ended 2006 Compared to Year Ended 2005

Cash used in investing activities was $376.1 million for the year ended December 31, 2006, as compared to $106.0 million for the year ended December 31, 2005. The $270.1 million increase in cash used in investing activities is primarily due to $351.9 million of cash used primarily for our acquisitions of HOB and Gamerco, S.A. during 2006. This increase is offset by $36.3 million of proceeds received from the sale of certain theatrical assets and portions of our sports representation business assets. In addition, our capital expenditures declined during 2006 as compared to the prior year due to the timing of five venue development and renovation projects, three of which were completed in 2005. Finally, we received more distributions from our nonconsolidated affiliates in 2006 as compared to 2005.

Year Ended 2005 Compared to Year Ended 2004

Cash used in investing activities was $106.0 million for the year ended December 31, 2005, compared to cash used in investing activities of $84.1 million for the year ended December 31, 2004. The $21.9 million increase in cash used in investing activities was primarily due to an increase in capital expenditures of $19.1 million and an increase in advances to nonconsolidated affiliates of $4.3 million. These increases were partially offset by less acquisition related payments in 2005.

Financing Activities

Historically, we had funded our cash needs through an intercompany promissory note with Clear Channel. The intercompany promissory note functioned as part of a sweep account that allowed excess operating cash generated by our domestic operations to be transferred to Clear Channel, generally on a daily basis. As we had cash needs, they were funded from Clear Channel through this account.

Since our separation from Clear Channel, we have funded our cash needs through cash from operations, borrowings under our revolving credit facility and available cash and cash equivalents.

Year Ended 2006 Compared to Year Ended 2005

Cash provided by financing activities was $268.3 million for the year ended December 31, 2006 as compared to $363.3 million for the year ended December 31, 2005. The $95.0 million decrease in cash provided by financing activities was primarily a result of repayments on our senior secured credit facility during 2006, repurchases of our common stock during 2006, proceeds received from the issuance of redeemable preferred stock during 2005 and a slight decline in proceeds received from borrowings under our senior secured credit facility. Partially offsetting these decreases was an increase in contributions from minority interest partners primarily related to a contribution received in advance of certain capital expenditures during 2006 compared to a contribution received from the minority interest partner for the Mean Fiddler acquisition during 2005.

Year Ended 2005 Compared to Year Ended 2004

Cash provided by financing activities was $363.3 million for the year ended December 31, 2005, as compared to $20.7 million for the year ended December 31, 2004. The $342.6 million increase in cash provided by financing activities was a result of proceeds received from our term loan, the issuance of redeemable preferred stock and a contribution received from the minority interest partner for the Mean Fiddler acquisition during 2005, offset by repurchases of our common stock.

Seasonality

Our North American Music and International Music segments typically experience higher operating income in the second and third quarters as our outdoor venues and international festivals are primarily used or occur during May through September. Our Global Theater segment typically experiences its higher operating income during the first, second and fourth quarters of the calendar year as the theatrical touring season typically runs from September through April. In addition, the timing of tours of top-grossing acts in our Global Artists segment can impact comparability of quarterly results year over year, although annual results may not be impacted.

Cash flows from our North American Music, International Music and Global Theater segments typically have a slightly different seasonality as payments are often made for artist performance fees and production costs in advance of the date the related event tickets go on sale. These artist fees and production costs are expensed when the event occurs. Once tickets for an event go on sale, we begin to receive payments from ticket sales, still in advance of when the event occurs. We record these ticket sales as revenue when the event occurs.

We expect these trends to continue in the future. See Item 1A. Risk Factors — Our operations are seasonal and our results of operations vary from quarter to quarter, so our financial performance in certain financial quarters may not be indicative of or comparable to our financial performance in subsequent financial quarters.

Market Risk

We are exposed to market risks arising from changes in market rates and prices, including movements in foreign currency exchange rates and interest rates.

Foreign Currency Risk

We have operations in countries throughout the world. The financial results of our foreign operations are measured in their local currencies. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we have operations. Currently, we do not operate in any hyper-inflationary countries. Our foreign operations reported operating income of $53.6 million for the year ended December 31, 2006. We estimate that a 10% change in the value of the United States dollar relative to foreign currencies would change our operating income for the year ended December 31, 2006 by $5.4 million. As of December 31, 2006, our primary foreign exchange exposure included the Euro, British Pound, Swedish Kroner and Canadian Dollar.

This analysis does not consider the implication such currency fluctuations could have on the overall economic conditions of the United States or other foreign countries in which we operate or on the results of operations of our foreign entities.

Occasionally, we will use forward currency contracts to reduce our exposure to foreign currency risk. The principal objective of such contracts is to minimize the risks and/or costs associated with artist fee commitments. At December 31, 2006, we had $0.9 million outstanding in forward currency contracts.

Interest Rate Risk

Our market risk is also affected by changes in interest rates. We had $639.1 million total debt outstanding as of December 31, 2006. Of the total amount, we have an interest rate hedge with a notional amount of $162.5 million, $43.9 million of fixed rate debt and $432.7 million of variable rate debt.

Based on the amount of our floating-rate debt as of December 31, 2006, each 25 basis point increase or decrease in interest rates would increase or decrease our annual interest expense and cash outlay by approximately $1.1 million. This potential increase or decrease is based on the simplified assumption that the level of floating-rate debt remains constant with an immediate across-the-board increase or decrease as of December 31, 2006 with no subsequent change in rates for the remainder of the period.

We currently use interest rate swaps and other derivative instruments to reduce our exposure to market risk from changes in interest rates. We do not intend to hold or issue interest rate swaps for trading purposes. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship, and further, on the type of hedging relationship. For derivative instruments that are designated and qualify as hedging instruments, we must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation. We formally document all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking various hedge transactions. We formally assess, both at inception and at least quarterly thereafter, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in either the fair value or cash flows of the hedged item. If a derivative ceases to be a highly effective hedge, we discontinue hedge accounting. We account for our derivative instruments that are not designated as hedges at fair value with changes in fair value recorded in current earnings during the period of change.

For derivative instruments that are designated and qualify as a fair value hedge (i.e., hedging the exposure to changes in the fair value of an asset or a liability or an identified portion thereof that is attributable to a particular risk), the gain or loss on the derivative instrument as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in the same line item associated with the hedged item in current earnings during the period of the change in fair values (for example, in interest expense when the hedged item is fixed-rate debt). For derivative instruments that are designated and qualify as a cash flow hedge (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income (loss) and reclassified into earnings in the same line item associated with the forecasted transaction in the same period or periods during which the hedged transaction affects earnings (for example, in interest expense when the hedged transactions are interest cash flows associated with floating-rate debt). The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in other expense (income) — net in current earnings during the period of change. For derivative instruments that are designated and qualify as a hedge of a net investment in a foreign currency, the gain or loss is reported in other comprehensive income (loss) as part of the cumulative translation adjustment to the extent it is effective. Any ineffective portions of net investment hedges are recognized in other expense (income) — net in current earnings during the period of change.

In March 2006, we entered into two separate interest rate swaps for which we purchased a series of interest rate caps and sold a series of interest rate floors with a $162.5 million aggregate notional amount that effectively converts a portion of our floating-rate debt to a fixed-rate basis. These agreements expire in March 2009. The fair value of these agreements at December 31, 2006 was an asset of $0.1 million. These agreements were put in place to eliminate or reduce the variability of a portion of the cash flows from the interest payments related to the senior secured credit facility. The terms of our senior secured credit facility required that an interest rate swap be put in place for at least 50% of the $325 million senior term loan and for at least three years.

Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. FAS 123(R)-4, Contingent Cash Settlement (“FSP FAS 123(R)-4”). FSP FAS 123(R)-4 requires companies to classify employee stock options and similar instruments with contingent cash settlement features as equity awards under FASB Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“Statement 123(R)”), provided that (i) the contingent event that permits or requires cash settlement is not considered probable of occurring and is not within the control of the employee and (ii) the award includes no other features that would require liability classification. We considered FSP FAS 123(R)-4 with our implementation of Statement 123(R), and determined it had no impact on our financial position or results of operations.

In April 2006, the FASB issued FASB Staff Position FIN 46(R)-6, Determining the Variability to be Considered When Applying FASB Interpretation No. 46(R) (“FSP FIN 46(R)-6”). FSP FIN 46(R)-6 addresses the approach to determine the variability to consider when applying FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (“FIN 46(R)”). The variability that is considered in applying FIN 46(R) may affect (i) the determination as to whether the entity is a variable interest entity, (ii) the determination of which interests are variable interests in the entity, (iii) if necessary, the calculation of expected losses and residual returns of the entity, and (iv) the determination of which party is the primary beneficiary of the variable interest entity. We adopted FSP FIN 46(R)-6 on July 1, 2006 and its adoption did not materially impact our financial position or results of operations.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 creates a single model to address uncertainty in tax positions. FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We adopted FIN 48 on January 1, 2007, as required. The cumulative effect of adopting FIN 48, if any, will be recorded in retained earnings and other accounts as applicable. While we continue to assess the effects of adoption of FIN 48, we expect that our adoption of FIN 48 will not have a material impact on our financial position and results of operations. We also expect that application of FIN 48 may result in a greater degree of volatility in the effective tax rate and balance sheet classification of tax liabilities.

In June 2006, the Emerging Issues Task Force (“EITF”) ratified the consensus reached in Issue 06-3 — How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation) (“EITF 06-3”). EITF 06-3 is applicable to all taxes that are externally imposed on a revenue producing transaction between a seller and a customer. EITF 06-3 concludes that a company may adopt a policy of presenting taxes either gross within revenue or net. If taxes subject to EITF 06-3 are significant, a company is required to disclose its accounting policy for presenting taxes and the amounts of such taxes that are recognized on a gross basis. EITF 06-3 is effective for the first interim reporting period beginning after December 15, 2006, with early application of this guidance permitted. We early adopted EITF 06-3 on June 30, 2006, and have added the required disclosures to reflect our policy on presenting taxes on a net basis.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“Statement 157”). Statement 157 provides guidance for using fair value to measure assets and liabilities and also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. Statement 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. Statement 157 does not expand the use of fair value in any new circumstances. Statement 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that year, including financial statements for an interim period within that fiscal year. The provisions of Statement 157 are applied prospectively with retrospective application to certain financial instruments. We will adopt Statement 157 on January 1, 2008 and are currently assessing the impact its adoption will have on our financial position and results of operations.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 (SAB Topic 1.N) addresses quantifying the financial statement effects of misstatements, specifically, how the effects of prior year uncorrected errors must be considered in quantifying misstatements in the current year financial statements. SAB 108 does not change the SEC staff’s previous positions in Staff Accounting Bulletin No. 99, Materiality, (SAB Topic 1.M) regarding qualitative considerations in assessing the materiality of misstatements. SAB 108 is effective for fiscal years ending after November 15, 2006. SAB 108 offers special transition provisions only for circumstances where its application would have altered previous materiality conclusions. The SEC staff encourages early application of the guidance in SAB 108 in financial statements filed after the publication of SAB 108 for any interim period of the first fiscal year ending after November 15, 2006. We adopted SAB 108 during the fourth quarter of 2006 and its adoption did not materially impact our financial position or results of operations.

Stock Option Accounting

We adopted Statement 123(R), which is a revision of FASB Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“Statement 123”) effective January 1, 2006. Statement 123(R) supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and amends FASB Statement of Financial Accounting Standards No. 95, Statement of Cash Flows. Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. In accordance with Statement 123(R), we continue to use the Black-Scholes option pricing model to estimate the fair value of our stock options at the date of grant. Pro forma disclosure is no longer an alternative. We chose the modified-prospective application of Statement 123(R)and recorded $2.1 million of non-cash compensation expense during the year ended December 31, 2006. We expect that future periods of 2007 will be impacted by similar amounts until additional stock option grants are approved. The total amount of compensation costs not yet recognized related to nonvested stock options at December 31, 2006 was $6.2 million with a weighted average period over which it is expected to be recognized of five years.

Prior to our adoption of Statement 123(R), we accounted for our stock-based award plans in accordance with APB 25, and related interpretations, under which compensation expense was recorded only to the extent that the current market price of the underlying stock exceeds the exercise price. In addition, we disclosed the pro forma net income (loss) as if the stock-based awards had been accounted for using the provisions of Statement 123. Pro forma earnings (loss) per share amounts are not disclosed as we had no common stock prior to the Separation. There have been no modifications made to or changes in the terms related to any outstanding stock options prior to our adoption of Statement 123(R).

Critical Accounting Policies and Estimates

The preparation of our financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, we evaluate our estimates that are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such difference could be material. Management believes that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. The following narrative describes these critical accounting estimates, the judgments and assumptions and the effect if actual results differ from these assumptions.

Allowance for Doubtful Accounts

We evaluate the collectibility of our accounts receivable based on a combination of factors. Generally, we record specific reserves to reduce the amounts recorded to what we believe will be collected when a customer’s account ages beyond typical collection patterns, or we become aware of a customer’s inability to meet its financial obligations. To a lesser extent, we recognize reserves based on historical experience of bad debts as a percentage of revenues for applicable businesses, adjusted for relative improvements or deteriorations in the agings.

We believe that the credit risk with respect to trade receivables is limited due to the large number and the geographic diversification of our customers.

Long-lived Assets

Long-lived assets, such as property, plant and equipment, are reviewed for impairment when events and circumstances indicate that depreciable and amortizable long-lived assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair value.

We use various assumptions in determining the current fair market value of these assets, including future expected cash flows and discount rates, as well as future salvage values and other fair value measures. Our impairment loss calculations require us to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, we may be exposed to future impairment losses that could be material to our results of operations.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. We review goodwill for any potential impairment at least annually using the income approach to determine the fair value of our reporting units. The fair value of our reporting units is used to apply value to the net assets of each reporting unit. To the extent that the carrying amount of net assets would exceed the fair value, an impairment charge may be required to be recorded.

The income approach we use for valuing goodwill involves estimating future cash flows expected to be generated from the related assets, discounted to their present value using a risk-adjusted discount rate. Terminal values are also estimated and discounted to their present value. Based on our analysis for 2006, no impairment was required.

Revenue Recognition

Revenue from the presentation and production of an event is recognized after the performance occurs upon settlement of the event. Revenue related to larger global tours is recognized after the performance occurs; however, any profits related to these tours, primarily related to music tour production and tour management services, is recognized after minimum revenue thresholds, if any, have been achieved. Revenue collected in advance of the event is recorded as deferred revenue until the event occurs. Revenue collected from sponsorships and other revenue, which is not related to any single event, is classified as deferred revenue and generally amortized over the operating season or the term of the contract.

We account for taxes that are externally imposed on revenue producing transactions on a net basis, as a reduction to revenue.

Barter Transactions

Barter transactions represent the exchange of display space or tickets for advertising, merchandise or services. These transactions are generally recorded at the lower of the fair value of the display space or tickets relinquished or the fair value of the advertising, merchandise or services received. Revenue is recognized on barter transactions when the advertisements are displayed or the event occurs for which the tickets are exchanged. Expenses are recorded when the advertising, merchandise or service is received or when the event occurs.

Litigation Accruals

We are currently involved in certain legal proceedings and, as required, have accrued our estimate of the probable costs for the resolution of these claims. Management’s estimates used have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings.

Income Taxes

We account for income taxes using the liability method in accordance with FASB Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if we believe it is more likely than not that some portion or the entire asset will not be realized. As all earnings from our foreign operations are permanently reinvested and not distributed, our income tax provision does not include additional U.S. taxes on foreign operations. It is not practical to determine the amount of federal income taxes, if any, that might become due in the event that the earnings were distributed.

Our provision for income taxes has been computed on the basis that we file consolidated income tax returns with our subsidiaries. Prior to the Separation, our operations were included in a consolidated federal income tax return filed by Clear Channel. Certain tax liabilities owed by us were remitted to the appropriate taxing authority by Clear Channel and were accounted for as non-cash capital contributions by Clear Channel to us. Tax benefits recognized on employee stock option exercises were retained by Clear Channel. Subsequent to the Separation, we file separate consolidated income tax returns.

Ratio of Earnings to Fixed Charges

The ratio of earnings to fixed charges is as follows:

Year Ended December 31,
2006	2005	2004	2003	2002
0.96	0.07	1.18	2.04	1.40

The ratio of earnings to fixed charges was computed on a total enterprise basis. Earnings represent income from continuing operations before income taxes less equity in undistributed net income (loss) of nonconsolidated affiliates plus fixed charges. Fixed charges represent interest, amortization of debt discount and expense, and the estimated interest portion of rental charges. Rental charges exclude variable rent expense for events in third-party venues. Prior period calculations have been revised to conform to the current period presentation.

Item 8.	Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Live Nation, Inc.

We have audited the accompanying consolidated balance sheets of Live Nation, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated and combined statements of operations, changes in business/shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Live Nation, Inc. and subsidiaries at December 31, 2006 and 2005, and the consolidated and combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in Notes A and M to the consolidated financial statements, in 2006 the Company changed its method of accounting for stock based compensation.

/s/ ERNST & YOUNG LLP

Los Angeles, California

February 28, 2007,

except for the first paragraph of Note B, and Note P,

as to which the date is January 25, 2008

CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
	(in thousands except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$313,880	$403,716
Accounts receivable, less allowance of $13,465 in 2006 and $9,518 in 2005	250,831	190,207
Prepaid expenses	136,938	115,055
Other current assets	38,519	46,295

Total Current Assets	740,168	755,273
PROPERTY, PLANT AND EQUIPMENT Land, buildings and improvements	999,561	910,926
Furniture and other equipment	193,290	166,004
Construction in progress	43,370	39,856

	1,236,221	1,116,786
Less accumulated depreciation	360,049	307,867

	876,172	808,919
INTANGIBLE ASSETS
Intangible assets — net	73,398	12,351
Goodwill	423,169	137,110
OTHER ASSETS Notes receivable, less allowance of $545 in 2006 and $745 in 2005	2,613	4,720
Investments in nonconsolidated affiliates	59,283	30,660
Other assets	50,199	27,551

Total Assets	$2,225,002	$1,776,584

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$40,646	$37,654
Accrued expenses	471,414	382,606
Deferred revenue	230,179	232,754
Current portion of long-term debt	31,721	25,705

Total Current Liabilities	773,960	678,719
Long-term debt	607,425	341,136
Other long-term liabilities	88,790	53,667
Minority interest liability	76,165	26,362
Series A and Series B redeemable preferred stock	40,000	40,000
Commitments and contingent liabilities (Note I) SHAREHOLDERS’ EQUITY
Preferred stock – Series A Junior Participating, $.01 par value; 20,000,000 shares authorized; no shares issued and outstanding	—	—
Preferred stock, $.01 par value; 30,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value; 450,000,000 shares authorized; 67,174,912 shares issued and outstanding	672	672
Additional paid-in capital	757,748	748,011
Retained deficit	(119,005)	(87,563)
Cost of shares held in treasury (1,697,227 shares in 2006 and 1,506,900 shares in 2005)	(21,472)	(18,003)
Accumulated other comprehensive income (loss)	20,719	(6,417)

Total Shareholders’ Equity	638,662	636,700

Total Liabilities and Shareholders’ Equity	$2,225,002	$1,776,584

See Notes to Consolidated and Combined Financial Statements

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2006	2005	2004
	(in thousands except share and per share data)
Revenue	$3,711,715	$2,936,845	$2,806,128
Operating expenses:
Direct operating expenses	2,997,863	2,310,925	2,185,127
Selling, general and administrative expenses	530,340	518,907	460,166
Depreciation and amortization (Note B)	128,167	64,622	64,095
Loss (gain) on sale of operating assets	(11,640)	4,859	6,371
Corporate expenses	33,863	50,715	31,386

Operating income (loss)	33,122	(13,183)	58,983
Interest expense	37,218	6,059	3,119
Interest expense with Clear Channel Communications	—	46,437	42,355
Interest income	(12,446)	(2,506)	(3,221)
Equity in losses (earnings) of nonconsolidated affiliates	(8,407)	276	(2,906)
Minority interest expense	12,209	5,236	3,300
Other expense (income) — net	(1,220)	446	1,611

Income (loss) before income taxes	5,768	(69,131)	14,725
Income tax expense (benefit):
Current	26,876	(53,025)	(55,946)
Deferred	10,334	114,513	54,411

Net income (loss)	(31,442)	(130,619)	16,260
Other comprehensive income (loss), net of tax:
Unrealized holding gain on cash flow derivatives	(104)	—	—
Foreign currency translation adjustments	(27,032)	4,398	18,472

Comprehensive loss	$(4,306)	$(135,017)	$(2,212)

Basic and diluted net loss per common share	$(0.48)	$(1.96)

Basic and diluted weighted average common shares outstanding	64,853,243	66,809,394

See Notes to Consolidated and Combined Financial Statements

CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN BUSINESS/SHAREHOLDERS’ EQUITY

	Common Shares Issued	Common Stock	Additional Paid-in Capital	Retained Deficit	Owner’s Net Investment	Cost of Shares Held in Treasury	Accumulated Other Comprehensive Income (Loss)	Total
	(In thousands except share data)
Balances at December 31, 2003	—	$—	$—	$—	$183,332	$—	$4,951	$188,283
Net income	—	—	—	—	16,260	—	—	16,260
Contributions from Owner	—	—	—	—	34,968	—	—	34,968
Dividends to Owner	—	—	—	—	(64,063)	—	—	(64,063)
Currency translation adjustment	—	—	—	—	—	—	(18,472)	(18,472)

Balances at December 31, 2004	—	—	—	—	170,497	—	(13,521)	156,976
Net loss	—	—	—	(87,563)	(43,056)	—	—	(130,619)
Contributions from Owner	—	—	—	—	81,885	—	—	81,885
Dividends to Owner	—	—	—	—	(76,705)	—	—	(76,705)
Contribution of debt with Clear Channel Communications	—	—	—	—	627,564	—	—	627,564
Distribution of common stock at spin-off	67,174,912	672	748,011	—	(760,185)	—	11,502	—
Purchase of common shares	—	—	—	—	—	(18,003)	—	(18,003)
Currency translation adjustment	—	—	—	—	—	—	(4,398)	(4,398)

Balances at December 31, 2005	67,174,912	$672	$748,011	$(87,563)	$—	$(18,003)	$(6,417)	$636,700

Net loss	—	—	—	(31,442)	—	—	—	(31,442)
Non-cash compensation	—	—	3,307	—	—	—	—	3,307
Common shares issued for business acquisitions	—	—	16,395	—	—	21,246	—	37,641
Spin-off adjustment	—	—	(9,965)	—	—	—	—	(9,965)
Purchase of common shares	—	—	—	—	—	(24,715)	—	(24,715)
Unrealized holding gain on cash flow derivatives	—	—	—	—	—	—	104	104
Currency translation adjustment	—	—	—	—	—	—	27,032	27,032

Balances at December 31, 2006	67,174,912	$672	$757,748	$(119,005)	$—	$(21,472)	$20,719	$638,662

See Notes to Consolidated and Combined Financial Statements

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2006	2005	2004
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(31,442)	$(130,619)	$16,260
Reconciling items:
Depreciation	118,343	62,279	60,918
Amortization of intangibles	9,824	2,343	3,177
Deferred income tax expense	10,334	114,513	54,411
Amortization of debt issuance costs	736	9	—
Current tax benefit dividends to Clear Channel Communications	—	(76,705)	(64,063)
Non-cash compensation expense	3,432	1,256	1,084
Loss (gain) on sale of operating assets	(11,640)	4,859	6,371
Loss on sale of other investments	1,659	—	—
Equity in losses (earnings) of nonconsolidated affiliates	(8,407)	276	(2,906)
Minority interest expense	12,209	5,236	3,300
Decrease in other — net	—	(119)	(462)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Decrease (increase) in accounts receivable	(55,504)	(15,911)	11,100
Decrease (increase) in prepaid expenses	(11,837)	(41,759)	5,527
Decrease (increase) in other assets	(1,762)	4,592	1,178
Increase in accounts payable, accrued expenses and other liabilities	3,902	41,946	10,511
Increase (decrease) in deferred revenue	(22,219)	24,132	16,047
Decrease in other — net	—	(245)	—

Net cash provided by (used in) operating activities	17,628	(3,917)	122,453
CASH FLOWS FROM INVESTING ACTIVITIES
Collection of notes receivable	4,427	2,517	2,076
Advances to notes receivable	(2,420)	(2,341)	(133)
Distributions from nonconsolidated affiliates	15,922	5,456	5,060
Investments made to nonconsolidated affiliates	(14,657)	(11,203)	(6,473)
Proceeds from disposal of other investments	1,743	—	—
Purchases of property, plant and equipment	(65,705)	(92,520)	(73,435)
Proceeds from disposal of operating assets	36,292	580	3,581
Acquisition of operating assets, net of cash acquired	(351,858)	(8,467)	(13,727)
Decrease (increase) in other — net	185	(71)	(1,025)

Net cash used in investing activities	(376,071)	(106,049)	(84,076)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt with Clear Channel Communications	—	220,981	24,079
Payment on debt with Clear Channel Communications at spin-off	—	(220,000)	—
Proceeds from long-term debt, net of debt issuance costs	339,491	344,129	6,725
Payments on long-term debt	(78,253)	(1,169)	(7,550)
Contributions from minority interest partners	33,188	20,543	—
Distributions to minority interest partners	(1,415)	(2,713)	(2,555)
Proceeds from issuance of redeemable preferred stock, net of debt issuance costs	—	19,500	—
Payments for purchases of common stock	(24,717)	(18,003)	—

Net cash provided by financing activities	268,294	363,268	20,699
Effect of exchange rate changes on cash	313	(28,723)	3,701
Net increase in cash and cash equivalents	(89,836)	224,579	62,777
Cash and cash equivalents at beginning of period	403,716	179,137	116,360

Cash and cash equivalents at end of period	$313,880	$403,716	$179,137

SUPPLEMENTAL DISCLOSURE
Cash paid during the year for:
Interest	$35,406	$4,549	$3,048
Income taxes	$20,508	$17,253	$9,685

See Notes to Consolidated and Combined Financial Statements

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Live Nation, Inc. (the “Company” or “Live Nation”) was incorporated in Delaware on August 2, 2005 in preparation for the contribution and transfer by Clear Channel Communications, Inc. (“Clear Channel”) of substantially all of its entertainment assets and liabilities to the Company (the “Separation”). The Company completed the Separation on December 21, 2005 and became a publicly traded company on the New York Stock Exchange trading under the symbol “LYV”.

Prior to the Separation, Live Nation was a wholly owned subsidiary of Clear Channel. As part of the Separation, holders of Clear Channel’s common stock received one share of Live Nation common stock for every eight shares of Clear Channel common stock.

Following the Separation, the Company reorganized its business units and the way in which these businesses are assessed and therefore changed its reportable segments, starting in 2006, to Events, Venues and Sponsorship and Digital Distribution. In 2007, the Company again reorganized its business units and the way in which these businesses are assessed and therefore changed its reportable segments to North American Music, International Music, Global Artists, Global Digital and Global Theater. The North American Music segment principally involves the promotion of live music events in the Company’s owned and/or operated venues and in rented third-party venues and the operation and management of music venues principally in the United States and Canada. The International Music segment principally involves the promotion of live music events in the Company’s owned and/or operated venues and in rented third-party venues, the production of music festivals and the operation and management of music venues outside of North America. The Global Artists segment principally involves the promotion and/or production of global music tours as well as providing various services to artists including recorded music and music publishing, merchandise, artist fan sites and ticketing, broadcast/digital media rights, and sponsorship and marketing services. The Global Digital segment principally involves the management of the Company’s in-house centralized ticketing operations and online and wireless distribution activities, including the development of the Company’s website. The Global Theater segment principally involves the presentation and production of touring and other theatrical performances and the operation and management of theatrical venues. In addition, the Company has operations in the specialized motor sports, sports representation and other businesses, which are included under “other”.

Seasonality

Due to the seasonal nature of shows in outdoor amphitheaters and festivals, which primarily occur May through September, the Company experiences higher revenues during the second and third quarters. This seasonality also results in higher balances in cash and cash equivalents, accounts receivable, prepaid expenses, accrued expenses and deferred revenue during these quarters.

Basis of Presentation and Principles of Consolidation and Combination

Prior to the Separation

Prior to the Separation, the combined financial statements include amounts that are comprised of businesses included in the consolidated financial statements and accounting records of Clear Channel, using the historical bases of assets and liabilities of the entertainment business. Management believes the assumptions underlying the combined financials statements are reasonable. However, the combined financial statements included herein may not reflect what the Company’s results of operations, financial position and cash flows would have been had it operated as a separate, stand-alone entity during the periods presented or what its results of operations, financial position and cash flows will be in the future. Clear Channel’s net investment in the Company is shown as Business equity in lieu of Shareholders’ equity in the combined financial statements prior to the Separation.

Subsequent to the Separation

As a result of the Separation, the Company recognized the par value and additional paid-in-capital in connection with the issuance of its common stock in exchange for the net assets contributed at that time, and the Company began accumulating retained deficits and currency translation adjustments upon completion of the Separation. Beginning on December 21, 2005, the Company’s consolidated financial statements include all accounts of the Company, its majority owned subsidiaries and variable interest entities for which the Company is the primary beneficiary.

Significant intercompany accounts among the consolidated and combined businesses have been eliminated in consolidation. Minority interest expense is recorded for consolidated affiliates in which the Company owns more than 50%, but not all, of the voting common stock and also variable interest entities for which the Company is the primary beneficiary. Investments in nonconsolidated affiliates in which the Company owns 20% to 50% of the voting common stock or otherwise exercises significant influence over operating and financial policies of the nonconsolidated affiliate are accounted for using the equity method of accounting. Investments in nonconsolidated affiliates in which the Company owns less than 20% of the voting common stock are accounted for using the cost method of accounting.

During 2006, the Company recorded an adjustment to additional paid-in capital of $10.0 million to adjust the carrying value of assets distributed at the date of spin-off.

Reclassifications

Certain reclassifications have been made to the 2005 and 2004 consolidated and combined financial statements to conform to the 2006 presentation. The reclassifications primarily relate to a change on the consolidated and combined statements of cash flows to reflect contributions from and distributions to minority interest partners as cash flows provided by (used in) financing activities. These cash flows had been reflected previously as cash flows provided by (used in) operating activities. The increase to cash flows provided by (used in) financing activities and the offsetting decrease to cash flows provided by (used in) operating activities was $17.8 million for the year ended December 31, 2005. The decrease to cash flows provided by (used in) financing activities and the offsetting increase to cash flows provided by (used in) operating activities was $2.6 million for the year ended December 31, 2004. In addition, as of the year ended December 31, 2005, $22.9 million of long-term accrued rent was reclassified from accrued expenses to other long-term liabilities. Finally, as of the year ended December 31, 2005, $0.4 million of debt issuance costs was reclassified from other current assets to other assets. None of the these reclassifications are considered significant to the Company’s results of operations or financial position.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

Allowance for Doubtful Accounts

The Company evaluates the collectibility of its accounts receivable based on a combination of factors. Generally, it records specific reserves to reduce the amounts recorded to what it believes will be collected when a customer’s account ages beyond typical collection patterns, or the Company becomes aware of a customer’s inability to meet its financial obligations. To a lesser extent, the Company recognizes reserves based on historical experience of bad debts as a percentage of revenues for applicable businesses, adjusted for relative improvements or deteriorations in the agings. When accounts receivable are determined to be uncollectible, the amount of the receivable is written off against the allowance for doubtful accounts.

The Company believes that the credit risk with respect to trade receivables is limited due to the large number and the geographic diversification of its customers.

Prepaid Expenses

The majority of the Company’s prepaid expenses relate to event expenses including show advances and deposits and other costs directly related to future entertainment events. Such costs are charged to operations upon completion of the related events.

Purchase Accounting

The Company accounts for its business acquisitions under the purchase method of accounting. The total cost of acquisitions is allocated to the underlying identifiable net assets based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the assets acquired is recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. In addition, reserves have been established on the Company’s balance sheet related to acquired liabilities and qualifying restructuring costs and contingencies based on assumptions made at the time of acquisition. The Company evaluates these reserves on a regular basis to determine the adequacies of the amounts.

Property, Plant and Equipment

Property, plant and equipment are stated at cost or fair value at date of acquisition. Depreciation, which is recorded for both owned assets and assets under capital leases, is computed using the straight-line method at rates that, in the opinion of management, are adequate to allocate the cost of such assets over their estimated useful lives, which are as follows:

Buildings and improvements — 10 to 50 years

Furniture and other equipment — 3 to 10 years

Leasehold improvements are depreciated over the shorter of the economic life or associated lease term assuming renewal periods, if appropriate. Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and improvements are capitalized.

The Company tests for possible impairment of property, plant, and equipment whenever events or circumstances change, such as a reduction in operating cash flow or a change in the manner that the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable. If indicators exist, the Company compares the estimated undiscounted future cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the estimated undiscounted future cash flow amount, an impairment charge is recorded based on the difference between the fair value and the carrying value. Any such impairment charge is recorded in depreciation and amortization expense in the statement of operations. The impairment loss calculations require management to apply judgment in estimating future cash flows and the discount rates that reflect the risk inherent in future cash flows.

Intangible Assets

The Company classifies intangible assets as definite-lived, indefinite-lived or goodwill. Definite-lived intangibles primarily include non-compete agreements, intellectual property and building or naming rights, all of which are amortized over the respective lives of the agreements, typically four to twenty years. The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived assets. These assets are stated at cost or fair value. Indefinite-lived intangibles include primarily intangible value related to trade names. The excess cost over fair value of net assets acquired is classified as goodwill. The goodwill and indefinite-lived intangibles are not subject to amortization, but are tested for impairment at least annually.

The Company tests for possible impairment of definite-lived intangible assets whenever events or circumstances change, such as a reduction in operating cash flow or a change in the manner that the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable. If indicators exist, the Company compares the estimated undiscounted future cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the estimated undiscounted future cash flow amount, an impairment charge is recorded based on the difference between the fair value and the carrying value. Any such impairment charge is recorded in depreciation and amortization expense in the statement of operations. The impairment loss calculations require management to apply judgment in estimating future cash flows and the discount rates that reflect the risk inherent in future cash flows.

At least annually, the Company performs its impairment test for each reporting unit’s goodwill and indefinite-lived intangibles using a two-step approach. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill and indefinite-lived intangibles. The second step, used to measure the amount of any potential impairment, uses a discounted cash flow model to determine if the carrying value of the reporting unit, including goodwill and indefinite-lived intangibles, is less than the fair value of the reporting unit. Certain assumptions are used in determining the fair value, including assumptions about cash flow rates, discount rates, and terminal values. If the fair value of the Company’s reporting unit is less than the carrying value of the reporting unit, the Company reduces the carrying amount of goodwill and indefinite-lived intangibles. Impairment charges are recorded in depreciation and amortization expense in the statement of operations.

Nonconsolidated Affiliates

In general, investments in which the Company owns 20 percent to 50 percent of the common stock or otherwise exercises significant influence over the company are accounted for under the equity method. The Company does not recognize gains or losses upon the issuance of securities by any of its equity method investees. The Company reviews the value of equity method investments and records impairment charges in the statement of operations for any decline in value that is determined to be other-than-temporary.

Operational Assets

As part of the Company’s operations, it will invest in certain assets or rights to use assets, generally in theatrical productions. The Company reviews the value of these assets and records impairment charges in direct operating expenses in the statement of operations for any decline in value that is determined to be other-than-temporary.

Financial Instruments

Due to their short maturity, the carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximated their fair values at December 31, 2006 and 2005. As none of the Company’s debt is publicly-traded and the majority of the interest on this debt accrues at a variable rate, the carrying amounts of long-term debt approximated their fair value at December 31, 2006 and 2005.

The Company has fixed rate debt with a minority interest partner of $24.6 million at December 31, 2006. The Company is unable to determine the fair value.

Income Taxes

The Company accounts for income taxes using the liability method in accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not that some portion of or the entire asset will not be realized. As all earnings from the Company’s foreign operations are permanently reinvested and not distributed, the Company’s income tax provision does not include additional United States (“U.S.”) taxes on foreign operations. It is not practical to determine the amount of federal income taxes, if any, that might become due in the event that the earnings were distributed.

The Company’s provision for income taxes has been computed on the basis that the Company files consolidated income tax returns with its subsidiaries. Prior to the Separation, the operations of the Company were included in a consolidated federal income tax return filed by Clear Channel. Certain tax liabilities owed by the Company were remitted to the appropriate taxing authority by Clear Channel and were accounted for as non-cash capital contributions by Clear Channel to the Company. Tax benefits recognized on employee stock option exercises prior to the Separation were retained by Clear Channel. Subsequent to the Separation, the Company files separate consolidated income tax returns.

The Company has established a policy of including interest related to tax loss contingencies in income tax expense (benefit).

The Company’s provision for income taxes is further disclosed in Note K.

Revenue Recognition

Revenue from the presentation and production of an event is recognized after the performance occurs upon settlement of the event. Revenue related to larger global tours is recognized after the performance occurs; however, any profits related to these tours, primarily related to music tour production and tour management services, is recognized after minimum revenue thresholds, if any, have been achieved. Revenue collected in advance of the event is recorded as deferred revenue until the event occurs. Revenue collected from sponsorships and other revenue, which is not related to any single event, is classified as deferred revenue and generally amortized over the operating season or the term of the contract. Membership revenue is recognized on a straight-line basis over the term of the membership.

The Company accounts for taxes that are externally imposed on revenue producing transactions on a net basis, as a reduction to revenue.

Barter Transactions

Barter transactions represent the exchange of display space or tickets for advertising, merchandise or services. These transactions are generally recorded at the lower of the fair value of the display space or tickets relinquished or the fair value of the advertising, merchandise or services received. Revenue is recognized on barter transactions when the advertisements are displayed or the event occurs for which the tickets are exchanged. Expenses are recorded when the advertising, merchandise or service is received or when the event occurs. Barter revenues for the years ended December 31, 2006, 2005 and 2004, were approximately $45.0 million, $34.9 million and $45.1 million, respectively, and are included in total revenues. Barter expense for the years ended December 31, 2006, 2005 and 2004, were approximately $44.7 million, $34.8 million and $44.5 million, respectively, and are included in direct operating expenses and selling, general and administrative expenses.

Foreign Currency

Results of operations for foreign subsidiaries and foreign equity investees are translated into U.S. dollars using the average exchange rates during the year. The assets and liabilities of those subsidiaries and investees are translated into U.S. dollars using the exchange rates at the balance sheet date. The Company does not currently have operations in highly inflationary countries. The related translation adjustments are recorded in a separate component of business/shareholders’ equity in accumulated other comprehensive loss. Foreign currency transaction gains and losses are included in operations.

Advertising Expense

The Company records advertising expense as it is incurred on an annual basis. Advertising expenses of $209.3 million, $179.7 million and $194.2 million were recorded during the years ended December 31, 2006, 2005 and 2004, respectively.

Direct Operating Expenses

Direct operating expenses include artist fees, show related marketing and advertising expenses, salaries and wages related to seasonal employees at our venues along with other costs.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include salaries and wages related to full-time employees, fixed rent along with other costs.

Depreciation and Amortization

The Company’s depreciation and amortization expense is presented as a separate line item in the consolidated and combined statements of operations. There is no depreciation or amortization expense included in direct operating expenses or selling, general and administrative expenses.

Non-Cash Compensation Expense

Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“Statement 123(R)”), which is a revision of FASB Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“Statement 123”). Under the fair value recognition provisions of Statement 123, stock-based compensation cost is measured at the grant date based on the fair value of the award and is amortized to selling, general and administrative expenses and corporate expenses on a straight-line basis over the options’ vesting period.

Prior to the Separation, non-cash compensation expense, which was based on an allocation from Clear Channel and was related to issuance of Clear Channel’s stock awards, is included in corporate expenses in the Company’s consolidated and combined statements of operations.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates, judgments, and assumptions that affect the amounts reported in the financial statements and accompanying notes including, but not limited to, legal, tax and insurance accruals. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

New Accounting Pronouncements

In February 2006, the FASB issued FASB Staff Position No. FAS 123(R)-4, Contingent Cash Settlement (“FSP FAS 123(R)-4”). FSP FAS 123(R)-4 requires companies to classify employee stock options and similar instruments with contingent cash settlement features as equity awards under Statement 123(R), provided that (i) the contingent event that permits or requires cash settlement is not considered probable of occurring and is not within the control of the employee and (ii) the award includes no other features that would require liability classification. The Company considered FSP FAS 123(R)-4 with its implementation of Statement 123(R), and determined it had no impact on the Company’s financial position or results of operations.

In April 2006, the FASB issued FASB Staff Position FIN 46(R)-6, Determining the Variability to be Considered When Applying FASB Interpretation No. 46(R) (“FSP FIN 46(R)-6”). FSP FIN 46(R)-6 addresses the approach to determine the variability to consider when applying FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (“FIN 46(R)”). The variability that is considered in applying FIN 46(R) may affect (i) the determination as to whether the entity is a variable interest entity, (ii) the determination of which interests are variable interests in the entity, (iii) if necessary, the calculation of expected losses and residual returns of the entity, and (iv) the determination of which party is the primary beneficiary of the variable interest entity. The Company adopted FSP FIN 46(R)-6 on July 1, 2006 and its adoption did not materially impact the Company’s financial position or results of operations.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 creates a single model to address uncertainty in tax positions. FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted FIN 48 on January 1, 2007, as required. The cumulative effect of the Company’s adoption of FIN 48, if any, will be recorded in retained earnings and other accounts as applicable. While the Company continues to assess the effects of its adoption of FIN 48, the Company expects that the adoption of FIN 48 will not have a significant impact on the Company’s financial position and results of operations. The Company also expects that its adoption of FIN 48 may result in a greater degree of volatility in the effective tax rate and balance sheet classification of tax liabilities.

In June 2006, the Emerging Issues Task Force (“EITF”) ratified the consensus reached in Issue 06-3 — How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation) (“EITF 06-3”). EITF 06-3 is applicable to all taxes that are externally imposed on a revenue producing transaction between a seller and a customer. EITF 06-3 concludes that a company may adopt a policy of presenting taxes either gross within revenue or net. If taxes subject to EITF 06-3 are significant, a company is required to disclose its accounting policy for presenting taxes and the amount of such taxes that are recognized on a gross basis. EITF 06-3 is effective for the first interim reporting period beginning after December 15, 2006, with early application of this guidance permitted. The Company early adopted EITF 06-3 on June 30, 2006, and has added the required disclosures. The Company accounts for taxes that are externally imposed on revenue producing transactions on a net basis, as a reduction to revenue.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“Statement 157”). Statement 157 provides guidance for using fair value to measure assets and liabilities and also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. Statement 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. Statement 157 does not expand the use of fair value in any new circumstances. Statement 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that year, including financial statements for an interim period within that fiscal year. The provisions of Statement 157 are applied prospectively with retrospective application to certain financial instruments. The Company will adopt Statement 157 on January 1, 2008 and is currently assessing the impact its adoption will have on its financial position and results of operations.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 (SAB Topic 1.N) addresses quantifying the financial statement effects of misstatements, specifically, how the effects of prior year uncorrected errors must be considered in quantifying misstatements in the current year financial statements. SAB 108 does not change the SEC staff’s previous positions in Staff Accounting Bulletin No. 99, Materiality, (SAB Topic 1.M) regarding qualitative considerations in assessing the materiality of misstatements. SAB 108 is effective for fiscal years ending after November 15, 2006.

SAB 108 offers special transition provisions only for circumstances where its application would have altered previous materiality conclusions. The SEC staff encourages early application of the guidance in SAB 108 in financial statements filed after the publication of SAB 108 for any interim period of the first fiscal year ending after November 15, 2006. The Company adopted SAB 108 during the fourth quarter of 2006 and its adoption did not materially impact its financial position or results of operations.

NOTE B — LONG-LIVED ASSETS

Goodwill

The Company tests goodwill for impairment at least annually using a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. The second step, used to measure the amount of any potential impairment, compares the implied fair value of the reporting unit with the carrying amount of goodwill. As the Company has realigned its segments, beginning in 2006 and again in 2007 as discussed in Note A, in accordance with the change in the management of the business units, goodwill has been reallocated to the new reporting business units that make up these segments utilizing a fair value approach. For each reportable operating segment, the reporting units were determined to be either the operating segment or the components thereof in accordance with FASB Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. The following table presents the changes in the carrying amount of goodwill in each of the Company’s business segments for the years ended December 31, 2006 and 2005:

	North American Music	International Music	Global Artists	Global Digital	Global Theater	Total
	(in thousands)
Balance as of December 31, 2004	$17,182	$17,414	$3,948	$—	$6,269	$44,813
Acquisitions	8,631	96,822	658	—	1,045	107,156
Foreign currency	(680)	(689)	(156)	—	(248)	(1,773)
Adjustments	(5,017)	(5,085)	(1,153)	—	(1,831)	(13,086)

Balance as of December 31, 2005	20,116	108,462	3,297	—	5,235	137,110
Acquisitions	276,174	10,415	11,117	—	2,011	299,717
Foreign currency	2,378	2,411	546	—	868	6,203
Adjustments	(7,615)	(7,718)	(1,749)	—	(2,779)	(19,861)

Balance as of December 31, 2006	$291,053	$113,570	$13,211	$—	$5,335	$423,169

During July 2005, the Company purchased a 50.1% controlling majority interest in Mean Fiddler Music Group, PLC (“Mean Fiddler”) in the United Kingdom for approximately $43.6 million. Total assets were valued at approximately $117.0 million, which includes $93.9 million of goodwill, and total liabilities and minority interest of approximately $73.4 million were recorded. Mean Fiddler is a consolidated subsidiary that is part of the Company’s International Music segment. Mean Fiddler is involved in the promotion and production of live music events, including festivals, and venue operations. The goodwill recorded represents the value of efficiencies that the Company expects Mean Fiddler to make in its promotion business as well as giving the Company control of key festivals in the United Kingdom that it can replicate in other markets as a source of future growth.

Also, during 2005, the Company recorded adjustments of $13.1 million primarily related to deferred tax assets, with an offset to goodwill, due to the availability of future tax deductions as a result of the settlement of certain Internal Revenue Service audits of the Company for certain periods prior to Clear Channel’s acquisition in 2000.

During November 2006, the Company acquired HOB Entertainment, Inc. (“HOB”) headquartered in Los Angeles, California for approximately $360.0 million. Total assets were valued at approximately $452.3 million, which includes $276.1 million of goodwill, and total liabilities and minority interest of approximately $92.1 million were recorded. The Company is in the process of finalizing its valuation of intangible assets and other assets acquired as well as liabilities assumed which may result in a change to the allocation of the purchase price. See further discussion of the HOB acquisition in Note C — Business Acquisitions.

Also, included in the acquisition amounts for 2006 are $2.0 million, $11.1 million and $20.6 million of goodwill related to the Company’s acquisitions of Historic Theater Group in the first quarter of 2006, Musictoday in the third quarter of 2006 and Gamerco, S.A. in the fourth quarter of 2006, respectively. A reduction of goodwill was recorded during 2006 related to the finalization of the purchase accounting for the Company’s acquisition of Mean Fiddler. This Mean Fiddler adjustment included a reduction in goodwill of $14.9 million related to the finalization of the fair value of definite-lived intangibles pertaining to festival rights, partially offset by an increase in goodwill of $4.2 million primarily related to the finalization of the purchase accounting which was partially offset by the recording of asset retirement obligations.

Finally, during 2006, the Company recorded adjustments of $19.9 million primarily related to deferred tax assets, with an offset to goodwill, due to the availability of future tax deductions as a result of the settlement of certain Internal Revenue Service audits of the Company for certain periods prior to Clear Channel’s acquisition in 2000 and related to pre-acquisition reserves.

The Company expects that $73.9 million of goodwill related to the 2006 acquisitions will be deductible for tax purposes.

Definite-lived Intangibles

The Company has definite-lived intangible assets which consist primarily of non-compete agreements, intellectual property rights and building or naming rights, all of which are amortized over the shorter of either the respective lives of the agreements or the period of time the assets are expected to contribute to the Company’s future cash flows. These definite-lived intangibles had a gross carrying amount and accumulated amortization of $85.8 million and $14.0 million, respectively, as of December 31, 2006, and $18.6 million and $6.3 million, respectively, as of December 31, 2005. During 2006, the Company acquired intellectual property rights, non-compete agreements and certain intangible relationships of $69.2 million with an average weighted life of five years.

Total amortization expense from definite-lived intangible assets for the years ended December 31, 2006, 2005 and 2004 was $9.8 million, $2.3 million and $3.2 million, respectively. The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets that exist at December 31, 2006:

(in thousands)
2007	$16,084
2008	15,922
2009	13,580
2010	11,040
2011	5,638

As acquisitions and dispositions occur in the future and the valuation of intangible assets for recent acquisitions is completed, amortization expense may vary.

Indefinite-lived Intangibles

The Company has indefinite-lived intangible assets which consist primarily of the intangible value related to trade names which are reviewed for impairment at least annually. These indefinite-lived intangible assets had a carrying value of $1.6 million and $0.1 million as of December 31, 2006 and 2005, respectively. The increase in indefinite-lived intangible assets during 2006 was due to the intangible value related to trade names resulting from the Company’s acquisition of Musictoday, LLC (“Musictoday”).

Property, Plant and Equipment

The Company tests for possible impairment of property, plant and equipment whenever events or circumstances change, such as a reduction in operating cash flow or a dramatic change in the manner that the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable. If indicators exist, the Company compares the estimated undiscounted future cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the estimated undiscounted future cash flows amount, an impairment charge is recorded based on the difference between the discounted future cash flow estimates and the carrying value. Any such impairment charge is recorded in depreciation and amortization expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value.

During the third and fourth quarters of 2006, the Company reviewed the carrying value of certain property, plant and equipment assets that management determined would, more likely than not, be disposed of before the end of their previously estimated useful lives or had an indicator that future operating cash flows may not support their carrying value. It was determined that several of those assets were impaired since the estimated undiscounted cash flows associated with those assets were less than their carrying value. These cash flows were calculated using estimated sale values of the land for the assets being evaluated for disposal, that were developed based on an approximate value related to the best use of the land or appraised values, in addition to operating cash flows, all of which were used to approximate fair value. As a result, the Company recorded impairment charges of $42.5 million and $9.1 million as a component of depreciation and amortization expense in its North American Music and Global Theater segments, respectively, primarily related to several amphitheaters to be disposed of or determined to be impaired and a theater development project that is no longer being pursued.

During the third quarter of 2006, the Company recorded an asset retirement obligation of $5.5 million through purchase accounting which is reported in other long-term liabilities. This liability relates to dilapidation reserves and obligations for meeting regulatory requirements for certain venues in the United Kingdom obtained in the Mean Fiddler acquisitions. In addition, the Company recorded $2.5 million in additional reserves related to various properties in the United Kingdom. The following table presents the activity related to the Company’s asset retirement obligations:

2006
(in thousands)
Balance as of January 1	$650
Adjustment due to change in estimate of related costs	7,976
Accretion of liability	—
Liabilities settled	(131)
Foreign currency	340

Balance as of December 31	$8,835

Other Operating Assets

The Company makes investments in various operating assets, including investments in assets and rights related to assets for theatrical productions and DVD production and distribution. These assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. For the years ended December 31, 2006, 2005 and 2004, the Company recorded impairment write-downs related to these other operating assets, included in the Company’s Global Theater segment, of $1.8 million, $0.9 million and $1.1 million, respectively. For the year ended December 31, 2006, the Company also recorded an impairment write-down related to these other operating assets, included in the Company’s other operations, of $3.0 million. These write-downs were recorded in direct operating expenses.

NOTE C — BUSINESS ACQUISITIONS

On November 3, 2006, the Company purchased 100% of HOB for approximately $360.0 million. Total assets were preliminarily valued at approximately $452.3 million, which includes $15.5 million of accounts receivable, $100.0 million of property, plant and equipment and $276.1 million of goodwill, and total liabilities and minority interest of approximately $92.1 million were recorded. HOB is a consolidated subsidiary that is part of the Company’s North American Music segment. HOB is involved in venue operations, including the House of Blues® clubs which integrate a live music hall, restaurant, bar and specialty retail store, and the promotion of live music events. The goodwill recorded represents the value of the House of Blues® brand as well as the expansion of the Company’s small-sized venue and amphitheater presence in Canada and key markets in the western United States. The Company is in the process of finalizing its valuation of intangible assets and other assets acquired as well as liabilities assumed which will result in a change to the allocation of the purchase price.

The results of operations for the year ended December 31, 2006 include the operations of HOB from November 3, 2006. Unaudited pro forma consolidated and combined results of operations, assuming the HOB acquisition had occurred on January 1, 2005, would have been as follows:

	Year Ended December 31,
	2006	2005
	(in thousands, except per share data)
Revenue	$4,003,838	$3,295,975
Net loss	$(32,537)	$(146,491)
Net loss per common share	$(0.50)	$(2.19)

Including the HOB acquisition discussed above, the Company made cash payments of $351.9 million, $8.5 million and $13.8 million during the years ended December 31, 2006, 2005 and 2004, respectively. In 2006, these payments related to seven acquisitions including music promoters, venue operators and artist fan club and merchandise service providers, as well as various earn-outs and deferred purchase price consideration paid on prior year acquisitions. In May 2006, the Company also issued 1,679,373 shares of its common stock in connection with the acquisition of Concert Productions International (“CPI”) for a total value of $37.6 million. In addition, Clear Channel made cash payments of $67.9 million and $16.2 million during the years ended December 31, 2005 and 2004, respectively, related to these acquisitions. These payments by Clear Channel were recorded as non-cash capital contributions to the Company.

Acquisition Summary

The following is a summary of the assets and liabilities acquired and the consideration given, net of cash received, for all acquisitions made during 2006 and 2005:

	2006	2005
	(In thousands)
Accounts receivable	$26,514	$7,969
Property, plant and equipment	102,273	6,857
Goodwill	296,702	110,036
Other assets	118,641	10,118

	544,130	134,980
Other liabilities	(154,631)	(59,401)
Common stock issued	(37,641)	—

Cash paid for acquisitions, net	$351,858	$75,579

The Company has entered into certain agreements relating to acquisitions that provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired company. During the years ended December 31, 2006, 2005 and 2004, the cash payments discussed above include payments related to earn-outs and deferred purchase price consideration of $0.5 million, $0.8 million and $12.8 million, respectively, that were recorded to goodwill. The Company will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets are met, will not significantly impact the Company’s financial position or results of operations.

NOTE D — RESTRUCTURING

Acquisition Related

As part of the HOB acquisition in November 2006, the Company accrued $5.3 million in restructuring costs in its North American Music segment primarily related to severance costs which it expects to pay in 2007. These additional costs were recorded as an adjustment to the purchase price. As of December 31, 2006, the accrual balance for the HOB restructuring was $5.3 million. This restructuring will result in the termination of 79 employees.

As part of the Mean Fiddler acquisition in July 2005, the Company accrued $4.7 million for the year ended 2005 and recorded an additional accrual of $2.7 million in 2006 in its International Music segment primarily related to lease terminations, which it expects to pay over the next several years. These additional costs were recorded as adjustments to the purchase price. As of December 31, 2006, the accrual balance for the Mean Fiddler restructuring was $5.9 million. This restructuring has resulted in the termination of 33 employees.

In addition, the Company has a remaining restructuring accrual of $1.9 million as of December 31, 2006, related to its merger with Clear Channel in August 2000.

The Company’s recorded liability related to severance for terminated employees and lease terminations is as follows:

	2006	2005	2004
	(in thousands)
Severance and lease termination costs:
Accrual at January 1	$6,223	$2,579	$2,648
Restructuring accruals recorded	7,995	4,730	—
Payments charged against restructuring accrual	(1,086)	(1,086)	(69)

Remaining accrual at December 31	$13,132	$6,223	$2,579

The remaining severance and lease accrual is comprised of $5.9 million of severance and $7.2 million of lease termination costs. The severance accrual includes amounts that will be paid over the next several years related to deferred payments to former employees, as well as other compensation. The lease termination accrual will be paid over the next 22 years. During 2006, $0.2 million was charged to the restructuring reserve related to severance. The Company is continuing to evaluate its purchase accounting liabilities related to the HOB acquisition which may result in additional restructuring accruals.

Other

During the fourth quarter of 2005, the Company recorded accruals, consisting of severance and lease termination costs, related to the realignment of its business operations. The total expense related to this restructuring was recorded in selling, general and administrative expenses in 2005 as a component of North American Music, International Music, Global Theater and other operations in amounts of $2.9 million, $1.6 million, $3.1 million and $2.4 million, respectively. In addition, $4.7 million of restructuring expense was recorded in corporate expenses in 2005. As of December 31, 2006, the remaining accrual related to this 2005 restructuring is $0.4 million.

Clear Channel made payments related to acquisition contingencies of $5.2 million and $1.1 million for the years ended December 31, 2005 and 2004, respectively, on behalf of the Company. These payments were accounted for as non-cash capital contributions by Clear Channel to the Company.

NOTE E— INVESTMENTS

The Company has investments in various nonconsolidated affiliates. These investments are not consolidated, but are accounted for under the equity method of accounting whereby the Company records its investments in these entities in the balance sheet as investments in nonconsolidated affiliates. The Company’s interests in their operations are recorded in the statement of operations as equity in losses (earnings) of nonconsolidated affiliates. The following is a list of several of the Company’s larger investments in nonconsolidated affiliates.

Broadway in Chicago

The Company owns a 50% interest in Broadway in Chicago, a United States theatrical company involved in promotion, presentation and venue operations for live entertainment events.

Delirium Concert, L.P.

The Company owns a 50% interest in a joint venture with Cirque Du Soleil to develop, produce and promote a new type of live entertainment musical and visual event. This joint venture was formed in 2005 with the tour beginning in 2006.

Dominion Theatre

The Company owns a 33% interest in the Dominion Theatre, a United Kingdom theatrical company involved in venue operations.

House of Blues Concerts Canada

The Company owns a 50% interest in House of Blues Canada which owns and operates two facilities, and promotes and produces live music events in Canada. This interest was acquired with the HOB acquisition in November of 2006.

Marek Lieberberg Konzertagentur

The Company owns a 20% interest in Marek Lieberberg Konzertagentur (“MLK”), a German music company involved in promotion of, and venue operations for, live entertainment events.

Rolling Stones Movie

The Company owns a 50% interest in a joint venture with Shine a Light, LLC to produce and distribute a feature length documentary and concert film about and featuring the Rolling Stones.

Summarized unaudited balance sheet and unaudited income statement information for the Company’s investments that are considered significant for the year ended December 31, 2006 is as follows:

	Dominion	MLK	Broadway in Chicago	Delirium Concert (1)
	(in thousands)
2006
Current assets	$17,843	$58,177	$23,335	$2,440
Noncurrent assets	$2,269	$1,738	$2,357	$2,410
Current liabilities	$7,342	$42,420	$22,410	$1,063
Noncurrent liabilities	$—	$6,547	$—	$—
Revenue	$13,052	$115,556	$59,811	$69,746
Operating income (loss)	$4,508	$12,133	$13,211	$(10,438)
Net income	$3,284	$6,920	$14,154	$(10,438)
2005
Current assets	$14,504	$51,968	$32,839	$—
Noncurrent assets	$1,985	$1,416	$865	$—
Current liabilities	$5,432	$30,673	$25,417	$—
Noncurrent liabilities	$—	$8,653	$—	$—
Revenue	$11,417	$87,725	$49,515	$—
Operating income	$4,349	$8,481	$11,687	$—
Net income	$3,113	$4,660	$11,940	$—
2004
Revenue	$23,599	$96,647	$28,348	$—
Operating income	$9,955	$10,870	$2,834	$—
Net income	$3,812	$5,370	$2,838	$—

(1)	Included in Delirium Concert’s operating income (loss) is amortization of production costs related to the event.

There were no accumulated undistributed earnings included in retained deficit for these investments for the years ended December 31, 2006, 2005 and 2004. Investments for which the Company owns less than a 20% interest are accounted for under the cost method.

These assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. For the years ended December 31, 2006, 2005 and 2004, the Company recorded an impairment write-down related to these investments in nonconsolidated affiliates of $0.5 million, $4.9 million and $0.6 million, respectively. These write-downs were recorded as equity in losses (earnings) of nonconsolidated affiliates.

The Company conducts business with certain of its equity method investees in the ordinary course of business. Transactions relate to venue rentals, management fees, sponsorship revenue, and reimbursement of certain costs. Expenses of $4.9 million, $3.1 million and $2.6 million were incurred in 2006, 2005 and 2004, respectively, and revenues of $2.8 million, $1.9 million and $1.2 million were earned in 2006, 2005 and 2004, respectively, from these equity investees for services rendered or provided in relation to these business ventures.

NOTE F — LONG-TERM DEBT

Long-term debt, which includes capital leases, at December 31, 2006 and 2005, consisted of the following:

	December 31,
	2006	2005
	(in thousands)
Senior Secured Credit Facility:
Term loan	$546,750	$325,000
Revolving credit facility	48,000	—
Other long-term debt	44,396	41,841

	639,146	366,841
Less: current portion	31,721	25,705

Total long-term debt	$607,425	$341,136

Debt with Clear Channel Communications

Prior to the Separation, the Company had a revolving line of credit with Clear Channel Communications that was payable upon demand by Clear Channel or on August 1, 2010, whichever was earlier, allowed for prepayment at any time, and accrued interest at a fixed per annum rate of 7.0%. As part of the Separation in 2005, $220.0 million of the outstanding debt balance was repaid, with Clear Channel contributing the remaining balance to the Company’s capital.

Senior Secured Credit Facility

In December 2005, the Company entered into a senior secured credit facility consisting of a term loan in the original amount of $325 million and a $285 million revolving credit facility. The interest rate is based upon a prime rate or LIBOR, selected at the Company’s discretion, plus an applicable margin. The senior secured credit facility is secured by a first priority lien on substantially all of its domestic assets (other than real property and deposits maintained by the Company in connection with promoting or producing live entertainment events) and a pledge of the capital stock of the Company’s material domestic subsidiaries.

In connection with the HOB acquisition in November 2006, the Company entered into an Incremental Assumption Agreement and Amendment No. 1 (“Credit Facility Amendment No. 1”) to its senior secured credit facility. The Credit Facility Amendment No. 1 increased the amount available under the senior secured credit facility by providing for a new $200 million term loan which matures in December 2013.

In December 2006, the Company entered into Amendment No. 2 to its senior secured credit facility. This amendment provides that all term loans under the credit facility bear interest at per annum floating rates equal, at the Company’s option, to either (a) the base rate (which is the greater of the prime rate offered by JPMorgan Chase Bank, N.A. or the federal funds rate plus .5%) plus 1.75% or (b) Adjusted LIBOR plus 2.75%.

In December 2006, the Company entered into an Incremental Assumption Agreement and Amendment No. 3 (“Credit Facility Amendment No. 3”) to its senior secured credit facility. The Credit Facility Amendment No. 3 increased the amount available under the senior secured credit facility by providing for a new $25 million term loan which matures in December 2013.

The senior secured credit facility contains a number of covenants that, among other things, restrict the Company’s ability to incur additional debt, pay dividends and make distributions, make certain investments and acquisitions, repurchase stock and prepay certain indebtedness, create liens, enter into agreements with affiliates, modify the nature of the business, enter into sale-leaseback transactions, transfer and sell material assets, and merge or consolidate.

At December 31, 2006, the outstanding balance on the term loans and revolving credit facility was $546.8 million and $48.0 million, respectively. Taking into account letters of credit of $44.0 million, $193.0 million was available for future borrowings. The Company is required to make minimum quarterly principal repayments under the original term loan of approximately $3.2 million per year through March 2013, with the balance due at maturity in June 2013 and minimum quarterly principal repayments under the incremental term loans of approximately $2.3 million per year through September 2013, with the balance due at maturity in December 2013. The revolving credit portion of the credit facility matures in June 2012. At December 31, 2006, the weighted average interest rate, including the benefit of the interest rate swap agreements, on term loans and revolver borrowings under this credit facility was 8.03% and 7.10%, respectively.

The interest rate paid on borrowings on the Company’s senior term loans is 2.75% above LIBOR. The interest rate paid on the Company’s $285 million, multi-currency revolving credit facility depends on its total leverage ratio. Based on the Company’s current total leverage ratio, its interest rate on revolving credit borrowings is 1.75% above LIBOR. In addition to paying interest on outstanding principal under the credit facility, the Company is required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments. As of December 31, 2006, the commitment fee rate was .25%. The Company is also required to pay customary letter of credit fees, as necessary. In the event the Company’s leverage ratio improves, the interest rate on revolving credit borrowings declines gradually to .75% at a total leverage ratio of less than, or equal to, 1.25 times.

Other long-term debt

Other long-term debt is comprised of capital leases of $10.0 million and notes payable of $34.4 million, including debt to a minority interest partner of $24.6 million. The notes payable primarily consist of three notes with interest rates ranging from 6.0% to 8.75% and maturities ranging from six to thirteen years.

Future maturities of long-term debt at December 31, 2006 are as follows:

(in thousands)
2007	$31,721
2008	6,895
2009	6,953
2010	7,002
2011	7,064
Thereafter	579,511

Total	$639,146

Debt Covenants

The significant covenants on the Company’s senior secured credit facility relate to total leverage, senior leverage, interest coverage, and capital expenditures contained and defined in the credit agreement. The leverage ratio covenant requires the Company to maintain a ratio of consolidated total indebtedness minus unrestricted cash and cash equivalents (both as defined by the credit agreement) to consolidated earnings-before-interest-taxes-depreciation-and-amortization (as defined by the credit agreement, “Consolidated EBITDA”) of less than 4.5x through December 31, 2008, and less than 4.0x thereafter, provided that aggregated subordinated indebtedness is less than $25 million. The senior leverage covenant, which is only applicable provided aggregate subordinated indebtedness is greater than $25 million, requires the Company to maintain a ratio of consolidated senior indebtedness to Consolidated EBITDA of less than 3.0x. The interest coverage covenant requires the Company to maintain a minimum ratio of Consolidated EBITDA to cash interest expense (as defined by the credit agreement) of 2.5x. The capital expenditure covenant limits annual capital expenditures (as defined by the credit agreement) to $125 million or less through December 31, 2006, and $110 million or less thereafter. In the event that the Company does not meet these covenants, the Company is considered to be in default on the senior secured credit facility at which time the credit facility may become immediately due. This senior secured credit facility contains a cross default provision that would be triggered if the Company were to default on any other indebtedness greater than $10 million.

The Company’s other indebtedness does not contain provisions that would make it a default if the Company were to default on its credit facility.

The Company believes there are no other agreements that contain provisions that trigger an event of default upon a change in long-term debt ratings that would have a material impact on its financial statements.

At December 31, 2006, the Company was in compliance with all debt covenants. The Company expects to remain in compliance throughout 2007.

NOTE G — REDEEMABLE PREFERRED STOCK

As of December 31, 2006, one of the Company’s subsidiaries had 200,000 shares of Series A redeemable preferred stock, par value $.01 per share, and 200,000 shares of Series B redeemable preferred stock, par value $.01 per share, outstanding (collectively, the “Preferred Stock”) with an aggregate liquidation preference of $40.0 million. The Preferred Stock accrues dividends at 13% per annum and is mandatorily redeemable on December 21, 2011. The certificate of incorporation governing the Preferred Stock contains a number of covenants that, among other things, restrict the ability to incur additional debt, issue certain equity securities, create liens, merge or consolidate, modify the nature of the business, make certain investments and acquisitions, transfer and sell material assets, enter into sale-leaseback transactions, enter into swap agreements, pay dividends and make distributions, and enter into agreements with affiliates.

The Series A redeemable preferred stock has voting rights including the right to appoint one of the four members of the issuer’s board of directors. The Series B redeemable preferred stock has no voting rights other than the right to vote as a class with the Series A redeemable preferred stock to elect one additional member to the board of directors of the issuer in the event the issuer breaches certain terms of the designations of the preferred stock.

The issuer will be required to make an offer to purchase the Series A and Series B redeemable preferred stock at 101% of each series’ liquidation preference in the event of a change of control. The Series A and Series B redeemable preferred stock will rank pari passu to each other and will be senior to all other classes or series of capital stock of the issuer with respect to dividends and with respect to liquidation or dissolution of the issuer.

NOTE H — DERIVATIVE INSTRUMENTS

FASB Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“Statement 133”), requires the Company to recognize all of its derivative instruments as either assets or liabilities in the consolidated balance sheets at fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship, and further, on the type of hedging relationship. For derivative instruments that are designated and qualify as hedging instruments, the Company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking various hedge transactions. The Company formally assesses, both at inception and at least quarterly thereafter, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in either the fair value or cash flows of the hedged item. If a derivative ceases to be a highly effective hedge, the Company discontinues hedge accounting. The Company accounts for its derivative instruments that are not designated as hedges at fair value with changes in fair value recorded in earnings. The Company does not enter into derivative instruments for speculation or trading purposes.

For derivative instruments that are designated and qualify as a cash flow hedge (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income (loss) and reclassified into earnings in the same line item associated with the forecasted transaction in the same period or periods during which the hedged transaction affects earnings (for example, in interest expense when the hedged transactions are interest cash flows associated with floating-rate debt). The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in other expense (income) — net in current earnings during the period of change.

In March 2006, the Company entered into two interest rate swap agreements, designated as cash flow hedges, which are combinations of purchased interest rate caps on a notional amount of a total of $162.5 million and sold floors over the same period on a total of $121.9 million of the notional amount to effectively convert a portion of its floating-rate debt to a fixed-rate basis. The principal objective of these contracts is to eliminate or reduce the variability of the cash flows in interest payments associated with the Company’s variable rate debt as required by the Company’s senior secured credit facility, thus reducing the impact of interest rate changes on future interest expense. Approximately 30% of the Company’s outstanding long-term debt had its interest payments designated as the hedged forecasted transactions against the interest rate swap agreements at December 31, 2006. As of December 31, 2006, the interest rate for these hedges was fixed at 5.11% on a variable rate of 5.36% based on a 3-month LIBOR; this variable rate is subject to quarterly adjustments. For the year ended December 31, 2006, these hedges were determined to be highly effective and the Company recorded an unrealized gain of $0.1 million as a component of other comprehensive income (loss). Based on the current interest rate expectations, the Company estimates that approximately $0.2 million of this gain in other comprehensive income will be reclassified into earnings in the next 12 months.

The Company has recorded a gain and related liability (asset) related to these derivative instruments during the year as follows:

2006
(in thousands)
Balance at beginning of year	$—
Unrealized holding gain on cash flow derivatives	(104)

Balance at end of year	$(104)

Occasionally, the Company will use forward currency contracts to reduce its exposure to foreign currency risk. The principal objective of such contracts is to minimize the risks and/or costs associated with artist fee commitments. At December 31, 2006, the Company had $0.9 million outstanding in forward currency contracts. The change in fair value of these instruments from date of purchase through December 31, 2006 was not significant to the Company’s results of operations.

NOTE I — COMMITMENTS AND CONTINGENT LIABILITIES

The Company leases office space and equipment. Some of the lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for the payment of utilities and maintenance by the Company. The Company also has non-cancelable contracts related to minimum performance payments with various artists and other event related costs. In addition, the Company has commitments relating to additions to property, plant, and equipment under certain construction commitments for facilities and venues.

As of December 31, 2006, the Company’s future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year, minimum payments under non-cancelable contracts in excess of one year, and capital expenditure commitments consist of the following:

	Non-Cancelable Operating Leases	Non-Cancelable Contracts	Capital Expenditures
	(in thousands)
2007	$71,722	$250,593	$8,889
2008	68,905	34,308	738
2009	62,254	29,373	—
2010	57,107	10,408	2,500
2011	54,583	8,918	—
Thereafter	800,176	66,173	—

Total	$1,114,747	$399,773	$12,127

Excluded from the non-cancelable contracts is $74.3 million related to severance obligations for employment contracts calculated as if such employees were terminated on January 1, 2007.

Commitment amounts for non-cancelable operating leases and non-cancelable contracts which stipulate an increase in the commitment amount based on an inflationary index have been estimated using an inflation factor of 3% for North America and 1.75% for the United Kingdom.

During 2006, in connection with our acquisition of the Historic Theatre Group, we guaranteed obligations related to a lease agreement. In the event of default, we could be liable for obligations which have future lease payments (undiscounted) of approximately $45.3 million through the end of 2035 which are not reflected in the table above. The scheduled future minimum rentals for this lease for the years 2007 through 2011 are $1.6 million each year. We believe that the likelihood of material liability being triggered under this lease is remote, and no liability has been accrued for these contingent lease obligations as of December 31, 2006.

Minimum rentals of $116.5 million to be received in years 2007 through 2020 under non-cancelable subleases are excluded from the commitment amounts in the above table.

Rent expense charged to operations for 2006, 2005 and 2004 was $71.7 million, $61.7 million and $58.5 million, respectively. In addition to the minimum rental commitments discussed above, the Company has leases that contain contingent payment requirements for which payments vary depending on revenues, tickets sold or other variables. Contingent rent expense charged to operations for 2006, 2005 and 2004 was $11.5 million, $7.0 million and $8.0 million, respectively. The above does not include rent expense for events in third-party venues.

As of December 31, 2006 and 2005, the Company guaranteed the debt of third parties of approximately $1.9 million for each of the respective periods, primarily related to maximum credit limits on employee and tour related credit cards and, in 2006, this included guarantees of bank lines of credit of a nonconsolidated affiliate and a third-party promoter.

In connection with the sale of a portion of its sports representation business assets during 2006, the Company guaranteed the performance of a third-party related to an employment contract in the amount of approximately $0.9 million. This guarantee is effective through December 31, 2008; however, it would only require payment by the Company in the event of the buyer’s insolvency. As of December 31, 2006, the carrying value of this liability recorded by the Company was $0.1 million. There was no similar agreement as of December 31, 2005 or 2004.

Various acquisition agreements include deferred consideration payments including future contingent payments based on the financial performance of the acquired companies, generally over a one to five year period. Contingent payments involving the financial performance of the acquired companies are typically based on the acquired company meeting certain financial performance targets as defined in the agreement. The contingent payment amounts are generally calculated based on predetermined multiples of the achieved financial performance. At December 31, 2006, the Company is unable to estimate the amount of the contingency as it is subject to the future financial performance of the acquired companies. As the contingencies have not been met or resolved as of December 31, 2006, these amounts are not recorded. If future payments are made, amounts will be recorded as additional purchase price.

The Company has various investments in nonconsolidated affiliates that are subject to agreements that contain provisions that may result in future additional investments to be made by the Company. These values are typically contingent upon the investee meeting certain financial performance targets, as defined in the agreements. The contingent payment amounts are generally calculated based on predetermined multiples of the achieved financial performance not to exceed a predetermined maximum amount. At December 31, 2006, the Company is unable to estimate the amount of the contingency as it is subject to the future financial performance of the investee. As the contingencies have not been met or resolved as of December 31, 2006, these amounts are not recorded. If future payments are made, amounts will be recorded as investments in nonconsolidated affiliates.

The Company was a defendant in a lawsuit filed by Melinda Heerwagen on June 13, 2002, in the U.S. District Court for the Southern District of New York. The plaintiff, on behalf of a putative class consisting of certain concert ticket purchasers, alleged that anti-competitive practices for concert promotion services by the Company nationwide caused artificially high ticket prices. On August 11, 2003, the Court ruled in the Company’s favor, denying the plaintiff’s class certification motion. The plaintiff appealed this decision to the U.S. Court of Appeals for the Second Circuit. On January 10, 2006, the U.S. Court of Appeals for the Second Circuit affirmed the ruling in the Company’s favor by the District Court. On January 17, 2006, the plaintiff filed a Notice of Voluntary Dismissal of her action in the Southern District of New York.

The Company is a defendant in twenty-two putative class actions filed by different named plaintiffs in various U.S. District Courts throughout the country. The claims made in these actions are substantially similar to the claims made in the Heerwagen action discussed above, except that the geographic markets alleged are regional, statewide or more local in nature, and the members of the putative classes are limited to individuals who purchased tickets to concerts in the relevant geographic markets alleged. The plaintiffs seek unspecified compensatory, punitive and treble damages, declaratory and injunctive relief and costs of suit, including attorneys’ fees. The Company has filed its answers in some of these actions, and has denied liability. On December 5, 2005, the Company filed a motion before the Judicial Panel on Multidistrict Litigation to transfer these actions and any similar ones commenced in the future to a single federal district court for coordinated pre-trial proceedings. On April 17, 2006, the Panel granted the Company’s motion and ordered the consolidation and transfer of the actions to the U.S. District Court for the Central District of California. The Court has set a hearing on motions for class certification for April 23, 2007, and trial is set for December 11, 2007. The Company intends to vigorously defend all claims in all of the actions.

The Company is also currently involved in certain other legal proceedings and, as required, has accrued its best estimate of the probable settlement or other losses for the resolution of these claims. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings.

During 2006, the Company reversed $7.0 million of certain pre-acquisition contingencies related to legal matters which were resolved during the year. As resolution of the legal matters occurred beyond the one-year purchase price allocation period, this reversal was recorded to selling, general and administrative expenses in other operations.

NOTE J — RELATED-PARTY TRANSACTIONS

Relationship with Clear Channel

Master Separation and Distribution Agreement

The master separation and distribution agreement provides for, among other things, the principal corporate transactions required to effect the transfer of assets and the Company’s assumption of liabilities necessary to separate the transferred businesses from Clear Channel, the distribution of the Company’s common stock to the holders of record of Clear Channel’s common stock on December 14, 2005, and certain other agreements governing the Company’s relationship with Clear Channel after the date of the Separation. The transfers from Clear Channel to the Company occurred prior to the Separation and all of the assets were transferred on an “as is,” “where is” basis, and the Company and its subsidiaries agreed to bear the economic and legal risks that any conveyance was insufficient to vest in the Company good title, free and clear of any security interest, and that any necessary consents or approvals were not obtained or that any requirements of laws or judgments were not complied with. The Company assumed and agreed to perform and fulfill all of the liabilities arising out of ownership or use of the transferred assets or the operation of the transferred businesses. The Company also agreed, among other things, that for the Company’s 2005 fiscal year and for any fiscal year thereafter for so long as Clear Channel is required to consolidate the Company’s results of operations and financial position with its results of operations and financial position, the Company will not select an independent registered public accounting firm different from Clear Channel.

Transition Services Agreement

The transition services agreement governs the provision by Clear Channel to the Company of certain transitional administrative and support services such as treasury, payroll and other financial related services; human resources and employee benefits; legal and related services; information systems, network and related services; investment services; and corporate services. The charges for the transition services are intended to allow Clear Channel to fully recover the allocated direct costs of providing the services, plus all out-of-pocket expenses, generally without profit. The allocation of costs are based on various measures depending on the service provided, including relative revenue, employee headcount or number of users of a service. The services will terminate or were terminated at various times after the completion of the Separation. As of December 31, 2006, only information systems related services are still being provided.

Tax Matters Agreement

The tax matters agreement governs the respective rights, responsibilities and obligations of Clear Channel and the Company with respect to tax liabilities and benefits, tax attributes, tax contests and other matters regarding income taxes, non-income taxes and preparing and filing tax returns, as well as with respect to any additional taxes incurred by the Company attributable to actions, events or transactions relating to the Company’s stock, assets or business following the Separation, including taxes imposed if the Separation fails to qualify for tax-free treatment under Section 355 of the Internal Revenue Code of 1986, as amended, or if Clear Channel is not able to recognize certain losses.

Employee Matters Agreement

The employee matters agreement provides that the Company will be solely responsible for the majority of the liabilities and expenses relating to the Company’s current and former employees and their covered dependents and beneficiaries, regardless of when incurred.

Transactions with Clear Channel Directors

The Company has three non-employee directors on its board of directors that are also directors and executive officers of Clear Channel. These three directors receive directors’ fees, stock options and restricted stock awards as do other non-employee members of the Company’s board of directors.

Transactions with Clear Channel

Prior to the Separation, the Company had a revolving line of credit with Clear Channel. See further disclosure in Note F – Long-Term Debt.

Clear Channel had provided funding for certain of the Company’s acquisitions of net assets. These amounts funded by Clear Channel for these acquisitions were recorded in owner’s net investment as a component of business/shareholders’ equity. Also, certain tax related receivables and payables, which are considered non-cash capital contributions or dividends, were recorded in owner’s net investment. During the fiscal year 2005, Clear Channel made additional non-cash capital contributions of $8.8 million to the Company. During the fourth quarter of 2005, the Company completed the Separation from Clear Channel. As a result, the Company recognized the par value and additional paid-in-capital in connection with the issuance of our common stock in exchange for the net assets contributed by Clear Channel. As of December 31, 2005 there is no longer an owner’s net investment balance recorded.

From time to time, the Company purchases advertising from Clear Channel and its subsidiaries in the ordinary course of business. For the years ended December 31, 2006, 2005 and 2004, the Company recorded $16.4 million, $12.9 million and $16.7 million, respectively, as components of direct operating expenses and selling, general and administrative expenses for these advertisements.

Pursuant to a transition services agreement, subsequent to the Separation, Clear Channel provided or provides to the Company certain limited administrative and support services as discussed above. As of December 31, 2006, the only significant services that Clear Channel continues to provide are information systems related services. For the year ended December 31, 2006, the Company recorded an aggregate of $4.9 million for these services as components of selling, general and administrative expenses and corporate expenses.

Prior to the Separation, Clear Channel provided management services to the Company, which included services similar to the transition services, along with executive oversight. These services were allocated to the Company based on actual direct costs incurred or on the Company’s share of Clear Channel’s estimate of expenses relative to a seasonally adjusted headcount. Management believes this allocation method to be reasonable and the expenses allocated to be materially the same as the amount that would have been incurred on a stand-alone basis. For the years ended December 31, 2005 and 2004, the Company recorded $9.5 million and $9.8 million, respectively, as a component of corporate expenses for these services.

Clear Channel owns the trademark and trade names used by the Company prior to the Separation. Clear Channel charged the Company a royalty fee based upon a percentage of annual revenue. Clear Channel used a third-party valuation firm to assist in the determination of the royalty fee. For the years ended December 31, 2005 and 2004, the Company recorded $0.5 million and $3.1 million, respectively, of royalty fees in corporate expenses.

Prior to the Separation, the operations of the Company were included in a consolidated federal income tax return filed by Clear Channel. The Company’s provision for income taxes for 2005 and 2004 was computed on the basis that the Company files separate consolidated income tax returns with its subsidiaries. Tax payments were made to Clear Channel on the basis of the Company’s separate taxable income. Tax benefits recognized on employee stock option exercises prior to the Separation were retained by Clear Channel.

The Company’s North American employees participated in Clear Channel’s employee benefit plans prior to the Separation, including employee medical insurance, an employee stock purchase plan and a 401(k) retirement benefit plan. These costs were recorded primarily as a component of selling, general and administrative expenses and were approximately $9.0 million for each of the years ended December 31, 2005 and 2004. Subsequent to the Separation, the Company provides its own employee benefit plans.

In connection with the Separation, the Company entered into various lease and licensing agreements with Clear Channel primarily for office space occupied by the Company’s employees. For the year ended December 31, 2006, the Company recorded $0.7 million of expense as a component of selling, general and administrative expenses related to these agreements.

As of December 31, 2006, the Company has recorded a liability in accrued expenses to Clear Channel of $1.0 million for the transition services described above and certain other costs paid for by Clear Channel on the Company’s behalf.

Other Relationships

Transactions with Directors

In May 2006, the Company acquired a 50.1% controlling interest in the touring business of a commonly owned group of companies operating under the name of Concert Productions International, or CPI, and a 50% interest in several entities in the non-touring business of CPI (collectively, the “CPI Entities”). Concurrent with the acquisition, Michael Cohl became a member of the Company’s board of directors. Mr. Cohl owns a 72.37% interest in Concert Productions International, Inc. (“CPI, Inc.”) which, together with other sellers, sold the Company its interests in the CPI Entities. Through his ownership in CPI, Inc., Mr. Cohl indirectly received consideration from the sale of $72,370 in cash and 54,519 shares of the Company’s common stock, which shares are subject to a Lockup and Registration Rights Agreement. The CPI Entities have entered into a Services Agreement with KSC Consulting (Barbados) Inc. for the executive services of Mr. Cohl, pursuant to which Mr. Cohl serves as Chief Executive Officer of the CPI Entities for a term of five years. For the year ended December 31, 2006, the Company paid $0.6 million to KSC Consulting related to these services. In addition, the Company entered into a Securityholders Agreement and a Credit Agreement in connection with this transaction. The Securityholders Agreement provides, among other things, for the payment of fees and expenses to CPI, Inc. and CPI Entertainment Rights, Inc., a wholly-owned subsidiary of CPI, Inc., and the Credit Agreement requires the Company to make certain extensions of credit to the CPI Entities.

Other Related Parties

The Company conducts certain transactions in the ordinary course of business with companies that are owned, in part or in total, by various members of management of the Company’s subsidiaries. These transactions primarily relate to venue rentals, equipment rental, ticketing and other services and reimbursement of certain costs. Expenses of $9.3 million, $10.5 million and $7.9 million were incurred for the years ended December 31, 2006, 2005 and 2004, respectively, and revenues of $1.0 million, $0.5 million, and $0.5 million were earned for the years ended December 31, 2006, 2005 and 2004, respectively, from these companies for services rendered or provided in relation to these business ventures. None of these transactions were with directors or executive officers of the Company.

NOTE K — INCOME TAXES

Prior to the Separation, the operations of the Company were included in a consolidated federal income tax return filed by Clear Channel. However, for financial reporting purposes, the Company’s provision for income taxes has been computed on the basis that the Company files separate consolidated income tax returns with its subsidiaries. Any accruals related to domestic and certain foreign tax contingencies for items that arose prior to the Separation were retained by Clear Channel.

Significant components of the provision for income tax expense (benefit) are as follows:

	2006	2005	2004
	(in thousands)
Current — federal	$2,622	$(74,605)	$(68,192)
Current — foreign	23,543	31,170	13,870
Current — state	711	(9,590)	(1,624)

Total current	26,876	(53,025)	(55,946)
Deferred — federal	10,370	111,268	50,162
Deferred — foreign	(36)	(1,127)	(2,201)
Deferred — state	—	4,372	6,450

Total deferred	10,334	114,513	54,411

Income tax expense (benefit)	$37,210	$61,488	$(1,535)

Current income tax expense increased $79.9 million for the year ended December 31, 2006 as compared to the same period of the prior year due primarily to losses in the United States which the Company is not currently able to use. Losses incurred by the Company during 2005 prior to the Separation could be used by Clear Channel to realize a current tax benefit. Deferred tax expense decreased $104.2 million for the year ended December 31, 2006 as compared to the same period of the prior year due primarily to a decrease in the provision for valuation reserves recorded against deferred tax assets.

The increase in deferred tax expense of $60.1 million for the year ended December 31, 2005 as compared to the year ended December 31, 2004 was due primarily to a valuation allowance of $77.3 million recorded against certain deferred tax assets in 2005. Prior to the Separation, as a subsidiary of Clear Channel, taxable losses of the Company’s subsidiaries were able to be utilized under a consolidated income tax return with Clear Channel. After the Separation, the Company’s deferred tax assets had to be evaluated on a stand-alone basis and a valuation allowance was recorded based on the Company’s prior history of taxable losses and due to the uncertainty of the Company’s ability to realize its deferred tax assets.

Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2006 and 2005 are as follows:

	2006	2005
	(in thousands)
Deferred tax liabilities:
Long-term debt	$—	$2,488
Intangible assets	486	—
Prepaid expenses	4,827	—
Foreign	9,073	9,110

Total deferred tax liabilities	14,386	11,598
Deferred tax assets:
Intangible and fixed assets	71,334	48,844
Accrued expenses	6,535	—
Investments in nonconsolidated affiliates	5,309	11,687
Net operating loss carryforwards	106,122	7,378
Bad debt reserves	3,293	3,178
Deferred income	2,941	736
Other	617	7,931

Total gross deferred tax assets	196,151	79,754
Valuation allowance	191,324	77,266

Total deferred tax assets	4,827	2,488

Net deferred tax assets (liabilities)	$(9,559)	$(9,110)

The valuation allowance was recorded due to the uncertainty of the ability to generate sufficient taxable income necessary to realize certain deferred tax assets in future years. If, at a later date, it is determined that due to a change in circumstances, the Company will utilize all or a portion of those deferred tax assets, the Company will reverse the corresponding valuation allowance with the offset to income tax benefit or to goodwill.

The deferred tax asset related to intangibles and fixed assets primarily relates to the difference in book and tax basis of tax deductible goodwill created from the Company’s various stock acquisitions. In accordance with FASB Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, the Company no longer amortizes goodwill. Thus, a deferred tax benefit for the difference between book and tax amortization for the Company’s tax-deductible goodwill is no longer recognized, as these assets are no longer amortized for book purposes. As the Company continues to amortize its tax basis in its tax deductible goodwill, the deferred tax asset will decrease over time. As of December 31, 2006, the Company has U.S. federal, state and non-U.S. net operating loss carryforwards of $266.7 million, $410.9 million and $12.3 million, respectively. Based on current statutory carryforward periods, these losses will expire on various dates between the years 2007 and 2027. For 2007, the amount of net operating loss carryforwards expected to expire is approximately $6.4 million. The Company’s federal net operating loss is subject to statutory limitations on the amount that can be used in any given year.

The reconciliation of income tax computed at the United States federal statutory tax rates to income tax expense (benefit) is:

	2006	2005	2004
	(in thousands)
Income tax expense (benefit) at statutory rates	$2,018	$(24,196)	$5,154
State income taxes, net of federal tax benefit	711	(5,218)	4,825
Differences of foreign taxes from U.S. statutory rates	(5,658)	8,457	(7,084)
Nondeductible items	10,437	1,365	1,105
Tax contingencies	3,641	—	(6,064)
Minority interest	—	—	522
Change in valuation allowance	29,502	77,266	—
Other, net	(3,441)	3,814	7

	$37,210	$61,488	$(1,535)

During 2006, the Company recorded tax expense of approximately $37.2 million on income before tax of $5.8 million. As a result of a determination by the Company during 2006 that it may not be able to realize certain deferred tax assets in the future, the Company recorded a valuation allowance of approximately $29.5 million in 2006. In addition, the Company established $84.6 million of additional valuation allowance in 2006 in connection with its acquisition of HOB.

During 2005, the Company recorded tax expense of approximately $61.5 million on losses before income tax of $69.1 million. Because of uncertainty as to whether the Company may realize certain deferred tax assets in the future, the Company recorded a valuation allowance of approximately $77.3 million in 2005.

During 2004, the Company recorded a tax benefit of approximately $1.5 million on income before income taxes of $14.7 million. Foreign income before income taxes was approximately $53.6 million for 2004. As a result of the favorable resolution of certain tax contingencies, current tax expense (benefit) for the year ended December 31, 2004 was reduced approximately $11.0 million. In 2004, certain of the Company’s Internal Revenue Service audits were settled and certain tax contingencies, which had previously been recorded in purchase accounting with an offset to goodwill, were resolved. Thus, the Company reversed $11.0 million of interest associated with these items that had been accrued as tax expense in prior years as a benefit to current tax expense. The $11.0 million was partially offset by approximately $4.9 million of additional current tax expense related to interest expense on other tax contingencies associated with various tax planning items.

Prior to the Separation, certain tax liabilities owed by the Company were remitted to the appropriate taxing authority by Clear Channel and were accounted for as non-cash capital contributions by Clear Channel to the Company. To the extent tax benefits of the Company were utilized by Clear Channel, they were accounted for as non-cash dividends from the Company to Clear Channel. For the years ended December 31, 2005 and 2004, Clear Channel utilized $76.7 million and $64.1 million, respectively, of the Company’s tax benefit.

The Company regularly assesses the likelihood of additional assessments in each taxing jurisdiction resulting from current and subsequent years’ examinations. Liabilities for income taxes have been established for future income tax assessments when it is probable there will be future assessments and the amount thereof can be reasonably estimated. Once established, liabilities for uncertain tax positions are adjusted only when there is more information available or when an event occurs necessitating a change to the liabilities. The Company believes that the resolution of income tax matters for open years will not have a material effect on its consolidated and combined financial statements although the resolution of income tax matters could impact the Company’s effective tax rate for a particular future period. As of the December 31, 2006 and 2005, the Company had an accrual for tax contingencies of $22.9 million and $16.7 million, respectively.

NOTE L — BUSINESS/SHAREHOLDERS’ EQUITY

Dividends

The Company presently intends to retain future earnings, if any, to finance the expansion of its business. Therefore, it does not expect to pay any cash dividends in the foreseeable future. Moreover, the terms of the Company’s senior secured credit facility and the designations of its preferred stock limit the amount of funds which the Company will have available to declare and distribute as dividends on its common stock. Payment of future cash dividends, if any, will be at the discretion of the Company’s board of directors in accordance with applicable law after taking into account various factors, including the financial condition, operating results, current and anticipated cash needs, plans for expansion and contractual restrictions with respect to the payment of dividends.

Common Stock Reserved for Future Issuance

Common stock of approximately 9.0 million shares is reserved for future issuances under the stock incentive plan (including 2.2 million options and 0.4 million restricted stock awards currently granted).

Share Repurchase Program

On December 22, 2005, the Company’s board of directors authorized a $150.0 million share repurchase program effective as of that date. The repurchase program was authorized through December 31, 2006. As of the expiration of the program on December 31, 2006, 3.4 million shares had been repurchased for an aggregate cost of $42.7 million, including commissions and fees.

Earnings per Share

The Company computes net income (loss) per common share in accordance with FASB Statement of Financial Accounting Standards No. 128, Earnings per Share (“Statement 128”). Under the provisions of Statement 128, basic net income per common share is computed by dividing the net income applicable to common shares by the weighted average of common shares outstanding during the period. Diluted net income per common share adjusts basic net income per common share for the effects of stock options, restricted stock and other potentially dilutive financial instruments only in the periods in which such effect is dilutive.

The following table sets forth the computation of basic and diluted net income (loss) per common share:

	2006	2005
	(in thousands, except per share data)
Numerator:
Net loss	$(31,442)	$(130,619)
Effect of dilutive securities — none	—	—

Numerator for net loss per common share — basic and diluted	$(31,442)	$(130,619)
Denominator:
Weighted average common shares	64,853	66,809
Effect of dilutive securities:
Stock options and restricted stock	—	—

Denominator for net loss per common share — basic and diluted	64,853	66,809
Net loss per common share: Basic and diluted	$(0.48)	$(1.96)

The Company has excluded all potentially dilutive securities such as unvested restricted stock and outstanding options to purchase common stock from the calculation of diluted net loss per common share because such securities are anti-dilutive. For the years ended December 31, 2006 and 2005, the diluted weighted average common shares outstanding excludes the dilutive effect of 829,128 and 539,938 total shares of stock options and restricted stock, respectively, because these securities were anti-dilutive. In addition, for the year ended December 31, 2006, the dilutive weighted average common shares outstanding excludes the dilutive effect of 80,000 stock option shares since such options have an exercise price in excess of the average market value of the Company’s common stock during the respective period. No information is shown for the year ended December 31, 2004 as the Company had no outstanding shares prior to the Separation.

NOTE M — STOCK BASED COMPENSATION

In December 2005, the Company adopted its 2005 Stock Incentive Plan. The plan authorizes the Company to grant stock option awards, director shares, stock appreciation rights, restricted stock and deferred stock awards, other equity-based awards and performance awards. In connection with the Separation, options to purchase approximately 2.1 million shares of the Company’s common stock and approximately 0.3 million shares of restricted stock were granted to employees and directors. The options granted in December 2005 have an exercise price of $10.60 per share.

The Company has granted options to purchase its common stock to employees and directors of the Company and its affiliates under the stock incentive plan at no less than the fair market value of the underlying stock on the date of grant. These options are granted for a term not exceeding ten years and the nonvested options are forfeited in the event the employee or director terminates his or her employment or relationship with the Company or one of its affiliates. Any options that have vested at the time of termination are forfeited to the extent they are not exercised within the applicable post-employment exercise period provided in their option agreements. These options generally vest over three to five years. The stock incentive plan contains anti-dilutive provisions that require the adjustment of the number of shares of the Company’s common stock represented by, and the exercise price of, each option for any stock splits or stock dividends.

Prior to the Separation, Clear Channel granted options to purchase Clear Channel’s common stock to employees of the Company and its affiliates under various stock option plans at no less than the fair market value of the underlying stock on the date of grant. Compensation expense relating to Clear Channel stock options and restricted stock awards held by the Company’s employees was allocated by Clear Channel to the Company on a specific employee basis. At the Separation, all nonvested options outstanding under Clear Channel’s stock-based compensation plans that were held by the Company’s employees were forfeited and any outstanding vested options will be forfeited to the extent they are not exercised within the applicable post-employment exercise period provided in their option agreements. All Clear Channel restricted stock awards held by the Company’s employees at the date of Separation were forfeited due to the termination of their employment with the Clear Channel group of companies.

Stock Options

Effective January 1, 2006, the Company has adopted the fair value recognition provisions of Statement 123(R), which is a revision of FASB Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“Statement 123”). Statement 123(R) supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and related interpretations, and amends FASB Statement of Financial Accounting Standards No. 95, Statement of Cash Flows. The Company chose the modified-prospective transition application of Statement 123(R). The fair value of the options is amortized to expense on a straight-line basis over the options’ vesting period.

Prior to January 1, 2006, the Company accounted for its stock-based award plans using the provisions of Statement 123. As permitted under this standard, compensation expense was recognized using the intrinsic value method described in APB 25 under which compensation expense is recorded to the extent that the current market price of the underlying stock exceeds the exercise price. Prior periods were not restated to reflect the impact of adoption of the new standard.

As a result of the adoption of Statement 123(R), stock-based compensation expense recognized during the year ended December 31, 2006 includes compensation expense for all share-based payments granted on or prior to, but not yet vested at the end of the period based on the grant date fair value estimated in accordance with the provisions of Statement 123(R).

Due to the adoption of Statement 123(R), the Company’s operating income, income before income taxes and net income (loss) were $2.1 million lower for the year ended December 31, 2006 due to the recording of non-cash compensation related to stock options. Prior to the adoption of Statement 123(R) and through December 31, 2006, no tax benefits from the exercise of stock options have been recognized as no options granted by the Company subsequent to the Separation have been exercised. Any future excess tax benefits derived from the exercise of stock options will be recorded prospectively and reported as cash flows from financing activities in accordance with Statement 123(R).

The following table illustrates the effect on operating results and per share information had the Company accounted for share-based compensation in accordance with Statement 123(R) for the periods indicated. Due to the Separation, the Company’s pro forma disclosures for 2005 and 2004 include stock compensation expense for options granted by Clear Channel prior to the Separation, and options granted by the Company after the Separation, when applicable. As the Company had no shares outstanding at December 31, 2004, there is no pro forma loss per common share to disclose. The required pro forma disclosures are as follows:

	2005	2004
	(in thousands, except per share data)
Net income (loss):
Reported	$(130,619)	$16,260
Pro forma stock compensation expense, net of tax:
Live Nation options	(47)	—
Clear Channel options	6,713	(11,368)

Net income (loss) including non-cash compensation expense	$(123,953)	$4,892

Basic and diluted net income (loss) per common share:
Reported	$(1.96)
Pro forma	$(1.86)

The fair value for options in Live Nation stock was estimated on the date of grant using a Black-Scholes option-pricing model. Expected volatilities are based on implied volatilities of traded options and the historical volatility of stocks of similar companies since the Company’s common stock does not have sufficient trading history to reasonably predict its own volatility. The Company has used the simplified method for estimating the expected life within the valuation model which is the period of time that options granted are expected to be outstanding. The risk free rate for periods within the life of the option is based on the U.S. Treasury Note rate. The following assumptions were used to calculate the fair value of the Company’s options on the date of grant:

	2006	2005
Risk-free interest rate	4.57% -4.86%	4.71%
Dividend yield	0.0%	0.0%
Volatility factors	28%	25%
Weighted average expected life (in years)	5 -7.5	5 -7.5

Clear Channel calculated the fair value for the options in Clear Channel stock at the date of grant using a Black-Scholes option-pricing model with the following assumptions for 2005 and 2004:

	2005	2004
Risk-free interest rate	3.76% -4.44%	2.21% -4.51%
Dividend yield	1.46% -2.36%	.90% -1.65%
Volatility factors	25%	42% - 50%
Weighted average expected life (in years)	5 - 7.5	3 - 7.5

The following table presents a summary of the Company’s stock options outstanding at, and stock option activity during, the years ended December 31, 2006 and 2005 (“Price” reflects the weighted average exercise price per share):

	2006		2005
	Options	Price	Options	Price
	(in thousands, except per share data)
Outstanding, January 1	2,078	$10.60	—	$—
Granted	90	21.88	2,078	10.60
Exercised	—	—	—	—
Forfeited or expired	(16)	10.60	—	—

Outstanding, December 31	2,152	$11.07	2,078	$10.60

Exercisable, December 31	32	$10.60	—	—
Weighted average fair value per option granted		$3.81		$3.51

The weighted average fair value of stock options granted is required to be based on a theoretical option pricing model. In actuality, because the Company’s stock options are not traded on an exchange, option holders can receive no value nor derive any benefit from holding stock options under the plan without an increase in the market price of Live Nation stock. Such an increase in stock price would benefit all shareholders commensurately.

There were 6.4 million shares available for future grants under the stock incentive plan at December 31, 2006. Upon share option exercise or vesting of restricted stock, the Company issues new shares to fulfill these grants. Vesting dates on the stock options range from December 2007 to December 2011, and expiration dates range from December 2012 to December 2016 at exercise prices and average contractual lives as follows:

Range of Exercise Prices	Outstanding as of 12/31/06 (in thousands)	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Exercisable as of 12/31/06	Weighted Average Exercise Price
$ 10.60	2,062	7.3	$10.60	32	$10.60
$ 20.00 - $25.00	90	7.7	$21.88	—	$—

The total intrinsic value of options exercisable as of December 31, 2006 was $.1 million.

Restricted Stock Awards

Prior to the Separation, Clear Channel granted restricted stock awards to the Company’s employees. All Clear Channel restricted stock awards held by the Company’s employees at the date of the Separation were forfeited due to the termination of their employment with the Clear Channel group of companies.

Subsequent to the Separation, the Company has granted restricted stock awards to its employees and directors under the stock incentive plan. These common shares carry a legend which restricts their transferability for a term of one to five years and are forfeited in the event the recipient’s employment or relationship with the Company is terminated prior to the lapse of the restriction. Recipients of the restricted stock awards are entitled to all cash dividends as of the date the award was granted. The fair value of the restricted stock is amortized to expense on a straight-line basis over the restricted stock’s vesting period.

The following table presents a summary of the Company’s restricted stock awards outstanding at December 31, 2006 and 2005 (“Price” reflects the weighted average share price at the date of grant):

	2006		2005
	Awards	Price	Awards	Price
	(in thousands, except per share data)
Outstanding, January 1	319	$10.60	—	$—
Granted	65	21.12	319	10.60
Forfeited	(1)	10.60	—	—
Vested	22	10.60	—	—

Outstanding, December 31	361	$12.39	319	$10.60

The Company recorded $3.3 million of non-cash compensation expense during the year ended December 31, 2006 related to nonvested stock-based compensation arrangements for stock options and restricted stock awards with $1.7 million recorded in selling, general and administrative expenses and $1.6 million recorded in corporate expenses. As of December 31, 2006, there was $9.6 million of total unrecognized compensation cost related to nonvested stock-based compensation arrangements for stock options and restricted stock awards. This cost is expected to be recognized over the next 5 years.

NOTE N — EMPLOYEE STOCK AND SAVINGS PLANS

Employee Benefit Plans

Prior to the Separation, the Company’s employees were eligible to participate in various 401(k) savings and other plans provided by Clear Channel for the purpose of providing retirement benefits for substantially all employees. Both the employees and the Company made contributions to the plan. The Company matched a portion of an employee’s contribution. The Company matched 50% of the employee’s first 5% of pay contributed to the plan. Company matched contributions vest to the employees based upon their years of service to the Company.

Subsequent to the Separation, the Company adopted various 401(k) savings and other plans for the purpose of providing retirement benefits for substantially all employees. Both the employees and the Company make contributions to the plan. The Company matches 50% of the employee’s first 5% of pay contributed to the plan. Company matched contributions vest to the employees based upon their years of service to the Company.

Contributions to these plans of $1.6 million, $2.1 million and $2.1 million were charged to expense for the years ended December 31, 2006, 2005 and 2004, respectively.

The Company’s employees were also eligible to participate in a non-qualified employee stock purchase plan provided by Clear Channel. Under the plan, shares of Clear Channel’s common stock could be purchased at 85% of the market value on the day of purchase. Employees could purchase shares having a value not exceeding 10% of their annual gross compensation or $25,000, whichever is lower. During 2005 and 2004, all Clear Channel employees purchased 222,789 and 262,163 shares at weighted average share prices of $28.79 and $32.05, respectively. The Company’s employees represent approximately 6% of the total participation in this plan. Subsequent to the Separation, the Company did not adopt a non-qualified employee stock purchase plan.

Prior to the Separation, certain highly compensated employees of the Company were eligible to participate in a non-qualified deferred compensation plan provided by Clear Channel, which allowed deferrals up to 50% of their annual salary and up to 80% of their bonus before taxes. The Company did not match any deferral amounts. Clear Channel retained ownership of all assets until distributed and recorded the liability under this deferred compensation plan. In connection with the Separation, Clear Channel transferred to the Company the asset and liability related to the deferrals made by the Company’s employees.

Subsequent to the Separation, the Company adopted a non-qualified deferred compensation plan for highly compensated employees and directors. The plan allows employees to defer up to 50% of their annual salary and up to 80% of their bonus before taxes and allows directors to defer up to 100% of their compensation. Matching contributions are made at the sole discretion of the Company’s compensation committee and the Company retains ownership of all assets until distributed. The liability under the deferred compensation plan at December 31, 2006 was approximately $1.9 million which is recorded in other long-term liabilities.

NOTE O — OTHER INFORMATION

Variable Interest Entities

During May 2006, the Company acquired a 50% interest in several entities in the non-touring business of Concert Productions International (“CPI Non-Touring Entities”) for $0.1 million in cash and 75,195 shares of the Company’s common stock. Based on the average of the closing prices of the Company’s common stock two trading days before and two trading days after the day of the transaction of $22.41, the total purchase price was $1.8 million. The CPI Non-Touring Entities primarily invest in theatrical productions. In connection with the acquisition, the Company entered into a Credit Agreement with the CPI Non-Touring Entities agreeing to extend loans to each of the entities for all their working capital and project funding requirements. The loans made under the Credit Agreement are secured by substantially all of the material assets of the CPI Non-Touring Entities, which primarily consists of investments in nonconsolidated affiliates with a carrying value of approximately $9.0 million as of December 31, 2006. As of December 31, 2006, the CPI Non-Touring Entities had no outstanding loans to the Company under the Credit Agreement.

The Company has consolidated the CPI Non-Touring Entities in its December 31, 2006 balance sheet as the CPI Non-Touring Entities were determined to be variable interest entities and the Company their primary beneficiary because the Company has assumed more risk for the CPI Non-Touring Entities through the terms of the Credit Agreement.

Other

Included in loss (gain) on sale of operating assets for the year ended December 31, 2006 is a $10.6 million gain related to the sale of portions of the Company’s sports representation business assets related to basketball, golf, football, media, tennis, baseball, soccer and rugby representation and events which were sold in 2006. Part of these sales were made to a former member of senior management of the Company.

Included in loss (gain) on sale of operating assets for the year ended December 31, 2005 was a $3.0 million loss related to the sale of certain exhibition assets during the fourth quarter of 2005.

Included in other expense (income) — net for the year ended December 31, 2006 is income of $5.9 million related to a fee received on the sale of land in Ireland which was sold in April 2006 to the minority interest holder in this entity. This fee was for payment of services provided by the Company in completing the sale since, under the terms of the original acquisition that included this asset, the Company did not have the rights to the appreciation in the value of this property. The minority interest holder contributed his share of the appreciation in the value of the land to the entity.

	For the Year Ended December 31,
	2006	2005	2004
	(in thousands)
The following details the components of “Other expense (income) — net”:
Loss on sale of investment	$1,659	$—	$—
Currency exchange loss (gain)	3,130	(1,154)	1,355
Other, net	(6,009)	1,600	256

Total other expense (income) — net	$(1,220)	$446	$1,611

	As of December 31,
	2006	2005
	(in thousands)
The following details the components of “Other current assets”:
Investments in theatrical productions	$13,578	$9,955
Inventory	12,369	5,587
Cash held in escrow	10,124	23,273
Other	2,448	7,480

Total other current assets	$38,519	$46,295

The following details the components of “Other assets”:
Prepaid management and booking fees	$12,392	$10,724
Prepaid rent	21,756	6,889
Debt issuance costs	7,714	3,005
Other	8,337	6,933

Total other assets	$50,199	$27,551

The following details the components of “Accrued expenses”:
Accrued event expenses	$107,770	$98,359
Collections on behalf of others	136,643	71,823
Current deferred tax liabilities	2,357	9,110
Accrued expenses — other	224,644	203,314

Total accrued expenses	$471,414	$382,606

The following details the components of “Other long-term liabilities”:
Tax contingencies	$22,935	$16,745
Deferred revenue	13,309	4,973
Accrued rent	33,702	22,901
Other	18,844	9,048

Total other long-term liabilities	$88,790	$53,667

NOTE P — SEGMENT DATA

Following the Separation, the Company reorganized its business units and the way in which these businesses are assessed and therefore changed its reportable operating segments, starting in 2006, to Events, Venues and Sponsorship and Digital Distribution. In 2007, the Company again reorganized its business units and the way in which these businesses are assessed and therefore changed its reportable operating segments to North American Music, International Music, Global Artists, Global Digital and Global Theater. Multiple operating segments are aggregated as the reportable segments for Global Artists. The North American Music segment principally involves the promotion of live music events in the Company’s owned and/or operated venues and in rented third-party venues and the operation and management of music venues primarily in the United States and Canada. The International Music segment principally involves the promotion of live music events in the Company’s owned and/or operated venues and in rented third-party venues, the production of music festivals and the operation and management of music venues outside of North America. The Global Artists segment principally involves the promotion and/or production of global music tours as well as providing various services to artists including recorded music and music publishing, merchandise, artist fan sites and ticketing, broadcast/digital media rights, and sponsorship and marketing services. The Global Digital segment principally involves the management of the Company’s in-house centralized ticketing operations and online and wireless distribution activities, including the development of the Company’s website. The Global Theater segment principally involves the presentation and production of touring and other theatrical performances and the operation and management of theatrical venues. “Other” includes specialized motor sports, sports representation, as well as other business initiatives.

The Company has reclassified all periods presented to conform to the 2007 presentation. Revenue and expenses earned and charged between segments are eliminated in consolidation. Corporate expenses, interest income, interest expense, equity in losses

(earnings) of nonconsolidated affiliates, minority interest expense (income), other expense (income) — net and income tax expense (benefit) are managed on a total company basis.

There are no customers that individually account for more than ten percent of the Company’s consolidated and combined revenues in any year.

(in thousands)	North American Music	International Music	Global Artists	Global Digital	Global Theater	Other	Corporate	Eliminations	Consolidated and Combined
2006
Revenue	$1,629,247	$867,423	$623,147	$8,893	$388,391	$205,288	$—	$(10,674)	$3,711,715
Direct operating expenses	1,357,414	679,732	561,046	2,665	279,260	128,350	—	(10,604)	2,997,863
Selling, general and administrative expenses	238,940	119,276	26,704	11,829	86,071	47,590	—	(70)	530,340
Depreciation and amortization	77,775	15,006	6,121	501	22,784	2,963	3,017	—	128,167
Loss (gain) on sale of operating assets	(63)	1,041	—	—	(2,052)	(10,445)	(121)	—	(11,640)
Corporate expenses	—	—	—	—	—	—	33,863	—	33,863

Operating income (loss)	$(44,819)	$52,368	$29,276	$(6,102)	$2,328	$36,830	$(36,759)	$—	$33,122

Intersegment revenues	$4,356	$881	$3,792	$—	$—	$1,645	$—	$—	$10,674
Identifiable assets	$926,735	$548,979	$173,051	$7,443	$451,809	$68,863	$48,122	$—	$2,225,002
Capital expenditures	$24,401	$6,553	$382	$5,473	$15,044	$6,466	$7,386	$—	$65,705
2005
Revenue	$1,351,942	$703,060	$298,622	$7,654	$339,441	$246,349	$—	$(10,223)	$2,936,845
Direct operating expenses	1,116,467	542,753	280,984	3,058	234,768	142,990	—	(10,095)	2,310,925
Selling, general and administrative expenses	218,029	98,714	8,262	3,153	96,825	93,999	—	(75)	518,907
Depreciation and amortization	33,973	5,815	336	278	16,139	4,085	3,996	—	64,622
Loss (gain) on sale of operating assets	109	(914)	(1)	—	2,996	604	2,065	—	4,859
Corporate expenses	—	—	—	—	—	—	50,715	—	50,715

Operating income (loss)	$(16,636)	$56,692	$9,041	$1,165	$(11,287)	$4,671	$(56,776)	$(53)	$(13,183)

Intersegment revenues	$2,038	$1,170	$2,268	$32	$19	$4,696	$—	$—	$10,223
Identifiable assets	$539,830	$444,931	$91,727	$2,315	$521,863	$75,282	$100,636	$—	$1,776,584
Capital expenditures	$31,698	$10,826	$128	$8	$34,018	$8,953	$6,889	$—	$92,520
2004
Revenue	$1,342,439	$608,519	$275,839	$9,807	$336,992	$239,886	$—	$(7,354)	$2,806,128
Direct operating expenses	1,096,823	487,615	260,010	3,431	216,116	128,447	—	(7,315)	2,185,127
Selling, general and administrative expenses	189,731	71,990	7,712	3,410	88,088	99,279	—	(44)	460,166
Depreciation and amortization	31,369	5,371	657	320	15,084	6,313	4,981	—	64,095

(in thousands)	North American Music	International Music	Global Artists	Global Digital	Global Theater	Other	Corporate	Eliminations	Consolidated and Combined
Loss (gain) on sale of operating assets	(1,127)	(2,311)	—	—	(74)	9,887	(4)	—	6,371
Corporate expenses	—	—	—	—	—	—	31,386	—	31,386

Operating income (loss)	$25,643	$45,854	$7,460	$2,646	$17,778	$(4,040)	$(36,363)	$5	$58,983

Intersegment revenues	$3,361	$1,519	$2,479	$—	$(5)	$—	$—	$—	$7,354
Identifiable assets	$518,707	$259,080	$26,540	$1,986	$446,416	$85,338	$140,639	$—	$1,478,706
Capital expenditures	$30,644	$3,240	$264	$145	$31,992	$4,103	$3,047	$—	$73,435

The following table provides information on the Company’s foreign operations included in the consolidated and combined amounts above:

(in thousands)	United Kingdom Operations	Other Foreign Operations	Total Foreign Operations
2006
Revenue	$533,534	$487,355	$1,020,889
Identifiable assets	$437,989	$308,471	$746,460
2005
Revenue	$427,834	$477,746	$905,580
Identifiable assets	$299,282	$298,367	$597,649
2004
Revenue	$353,696	$422,398	$776,094
Identifiable assets	$174,915	$249,528	$424,443

NOTE Q – QUARTERLY RESULTS OF OPERATIONS (Unaudited)

(in thousands, except per share data)

	March 31,		June 30,		September 30,		December 31,
	2006	2005	2006	2005	2006	2005	2006	2005
Revenue	$516,567	$444,483	$768,230	$741,691	$1,368,221	$998,414	$1,058,697	$752,257
Operating expenses:
Direct operating expenses	377,832	314,634	604,779	583,318	1,132,788	781,280	882,464	631,694
Selling, general and administrative expenses	116,016	123,031	129,187	120,227	139,306	128,141	145,831	147,507
Depreciation and amortization	15,005	15,477	16,306	15,282	62,576	15,633	34,280	18,230
Loss (gain) on sale of operating assets	(7,728)	(357)	(1,682)	(260)	(2,091)	191	(139)	5,285
Corporate expenses	7,379	19,224	7,958	7,866	7,605	11,301	10,921	12,324

Operating income (loss)	8,063	(27,526)	11,682	15,258	28,037	61,868	(14,660)	(62,783)
Interest expense	7,813	619	8,348	875	8,636	1,177	12,421	3,388
Interest expense with Clear Channel Communications	—	11,188	—	10,827	—	13,704	—	10,718
Interest income	(1,480)	(485)	(4,496)	(459)	(2,992)	(584)	(3,478)	(978)
Equity in earnings of nonconsolidated affiliates	(1,824)	(510)	(1,478)	2,129	(1,983)	(1,776)	(3,122)	433
Minority interest expense (income)	(835)	173	151	398	8,274	4,960	4,619	(295)
Other expense (income) — net	2,554	(632)	(5,879)	(129)	872	915	1,233	292

Income (loss) before income taxes	1,835	(37,879)	15,036	1,617	15,230	43,472	(26,333)	(76,341)
Income tax expense (benefit)	718	(15,152)	5,354	647	24,331	17,389	6,807	58,604

Net income (loss)	$1,117	$(22,727)	$9,682	$970	$(9,101)	$26,083	$(33,140)	$(134,945)

Net income (loss) per common share:
Basic	$0.02		$0.15		$(0.14)		$(0.51)	$(2.02)

Diluted	$0.02		$0.15		$(0.14)		$(0.51)	$(2.02)

Dividends declared per share	$—		$—		$—		$—	$—

Stock Price:
High	$19.99		$24.90		$22.66		$24.66	$14.00

Low	$12.77		$18.87		$18.17		$19.60	$10.55